Exhibit 10.1

NEITHER THIS NOTE PURCHASE AGREEMENT NOR THE NOTES ISSUED HEREUNDER HAVE BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE NOTES ISSUED UNDER THIS NOTE PURCHASE AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW. THE NOTES ISSUED HEREUNDER MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. IN ADDITION, THE SALE, ASSIGNMENT OR OTHER TRANSFER OF THE NOTES ISSUED HEREUNDER IS FURTHER RESTRICTED AND SUBJECT TO OTHER CONDITIONS AS PROVIDED IN THIS NOTE PURCHASE AGREEMENT. THE NOTES ISSUED HEREUNDER HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE PRICE, ISSUE DATE, TOTAL AMOUNT OF OID AND YIELD TO MATURITY OF THE NOTE MAY BE OBTAINED BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT BALLY’S CORPORATION, 100 WESTMINSTER STREET, PROVIDENCE, RI 02903. EACH PURCHASER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM ANY NOTE ISSUED HEREUNDER IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

NOTE PURCHASE AGREEMENT

Dated as of February 7, 2025

among

BALLY’S CORPORATION,
as Issuer,

The GUARANTORS party hereto,

The PURCHASERS party hereto,

and

ALTER DOMUS (US) LLC,
as Note Agent and Collateral Agent

i

ANNEXES:

ANNEX A	-	Closing Date Note Commitments

SCHEDULES:

SCHEDULE 1.01(A)	-	Excluded Subsidiary Agreements
SCHEDULE 1.01(B)	-	Guarantors
SCHEDULE 1.01(C)	-	Mortgaged Real Property
SCHEDULE 1.01(D)	-	Agreed Security Principles
SCHEDULE 1.01(F)	-	Queen Master Lease Amendments
SCHEDULE 7.01	-	Jurisdictions of Local Counsel Opinions
SCHEDULE 8.03	-	Litigation
SCHEDULE 8.07	-	ERISA
SCHEDULE 8.10	-	Environmental Matters
SCHEDULE 8.12(a)	-	Subsidiaries
SCHEDULE 8.12(b)	-	Immaterial Subsidiaries
SCHEDULE 8.12(c)	-	Unrestricted Subsidiaries
SCHEDULE 8.23(a)	-	Real Property
SCHEDULE 8.23(b)	-	Real Property Takings, Etc.
SCHEDULE 8.25(a)	-	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	-	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 9.15	-	Post-Closing Matters
SCHEDULE 10.01	-	Existing Indebtedness
SCHEDULE 10.02	-	Certain Existing Liens
SCHEDULE 10.04	-	Investments
SCHEDULE 10.07	-	Transactions with Affiliates

EXHIBITS:

EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Purchase Request
EXHIBIT C	-	Form of Paying Agency Agreement
EXHIBIT D	-	Forms of U.S. Tax Compliance Certificate
EXHIBIT E	-	[Reserved]
EXHIBIT F	-	[Reserved]
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of U.S. Security Agreement
EXHIBIT I	-	Form of U.S. Mortgage
EXHIBIT J	-	Form of Affiliated Purchaser Assignment and Assumption
EXHIBIT K	-	Form of Assignment Agreement
EXHIBIT L	-	[Reserved]
EXHIBIT M	-	Form of Joinder Agreement
EXHIBIT N	-	Form of Perfection Certificate
EXHIBIT O	-	[Reserved]
EXHIBIT P	-	Form of Open Market Assignment and Assumption Agreement
EXHIBIT Q	-	[Reserved]
EXHIBIT R	-	Form of Subordination Agreement
EXHIBIT S	-	Form of Closing Date Pari Passu Intercreditor Agreement
EXHIBIT T	-	Form of Second Lien Intercreditor Agreement
EXHIBIT U	-	Form of Compliance Certificate
EXHIBIT V	-	Form of Hard Rock Collateral Assignment Consent
EXHIBIT W	-	Form of Hard Rock SNDA (Restaurant Lease)
EXHIBIT X	-	Form of Hard Rock SNDA (Retail Store Lease)

v

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of February 7, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among BALLY’S CORPORATION, a Delaware corporation (the “Issuer”); the GUARANTORS from time to time party hereto; the PURCHASERS from time to time party hereto; and ALTER DOMUS (US) LLC, as agent (in such capacity, together with its successors in such capacity, the “Note Agent”), and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, on the Closing Date, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 25, 2024 (as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of August 27, 2024, that certain Amendment No. 2 to Agreement and Plan of Merger, dated as of September 30, 2024, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Issuer, SG Parent LLC, a Delaware limited liability company (“SG Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation (“Queen”), Epsilon Sub I, Inc., a Delaware corporation (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation (“Merger Sub II”) and, solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b), Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI thereof, SG CQ Gaming LLC, a Delaware limited liability company (“SG Gaming”), (i) SG Gaming will contribute the shares of common stock, par value $0.00000198 per share, of Queen held by it to the Issuer (the “Queen Share Contribution”), (ii) as promptly as possible thereafter, Merger Sub I will merge with and into the Issuer (the “Issuer Merger”), with the Issuer being the surviving entity of the Issuer Merger, and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen (the “Queen Merger” and, together with the Issuer Merger, the “Mergers”), with Queen being the surviving entity of the Queen Merger; and

WHEREAS, the Issuer intends to issue and sell to the Purchasers, and the Purchasers intend to purchase, on the Closing Date, senior secured first lien notes denominated in Dollars in an aggregate principal amount equal to $500.0 million, to fund a portion of the cash consideration for the Issuer Merger, payable to certain shareholders of the Issuer upon consummation of the Issuer Merger pursuant to Section 2.7(a)(i) of the Merger Agreement (the “Closing Date Shareholder Payment”), and pay for a portion of the Queen Refinancing and the Transaction Costs.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

Article I

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“2021 Comfort Letter” shall mean that certain letter agreement among DBR, the Division, UTGR and TRT dated October 1, 2021.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger, amalgamation or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Act” has the meaning set forth in Section 13.15.

“Additional Note Party” has the meaning set forth in Section 9.11.

“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by, or otherwise acceptable to, the Agent.

“Affected Classes” has the meaning set forth in Section 13.04(b)(A).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that as to any Note Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Purchasers as of the Closing Date and their respective Affiliates (determined as provided herein without regard to this proviso).

“Affiliated Purchaser” shall mean a Purchaser that is a Bally’s Permitted Assignee other than any Debt Fund Affiliate.

“Affiliated Purchaser Assignment and Assumption” has the meaning set forth in Section 13.05(e).

“Affiliated Purchaser Cap” has the meaning set forth in Section 13.05(e).

“Agent” shall mean any of the Note Agent, the Collateral Agent and the Lead Arranger, as applicable.

“Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, by and between the Issuer, the Note Agent and the Collateral Agent.

“Agent Parties” has the meaning set forth in Section 13.02(e).

“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates and the respective directors, officers, employees, agents, partners and advisors of the foregoing.

“Agreed Security Principles” shall mean the principles set forth in Schedule 1.01(D).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees or otherwise, in each case, incurred or payable by Issuer generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting, amendment or other similar fees (regardless of whether paid or shared in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness; provided, further, that “All-In Yield” shall include any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination. For the purposes of determining the All-In Yield of any floating rate Indebtedness, at Issuer’s option, such Indebtedness may be swapped to a fixed-rate on a customary matched maturity basis.

“Annual Financial Statements” shall have the meaning provided in Section 9.11(b).

“Anti-Corruption Laws” shall mean the FCPA, the UK Bribery Act 2010, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to the Issuer or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Apollo Investors” shall mean, collectively, Apollo Global Securities, LLC, Apollo Capital Management, L.P., and one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by Apollo Capital Management, L.P. or its affiliates.

“Applicable Collateral Agent” shall mean the First Lien Credit Agreement Agent, in its capacity as Applicable Collateral Agent under the Closing Date Pari Passu Intercreditor Agreement, or any other Person appointed or designated as such that replaces the First Lien Credit Agreement Agent in such capacity in accordance with the terms of the Closing Date Pari Passu Credit Agreement.

“Applicable ECF Percentage” shall mean, for any fiscal year, commencing with the fiscal year ending December 31, 2025, (a) 50% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 4.75 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.75 to 1.00 but greater than 4.25 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.25 to 1.00.

“Applicable Percentage” shall mean, as of the date of (a) receipt by the Issuer or any of its Restricted Subsidiaries of the applicable Net Available Proceeds under clause (a) or (b) of the definition thereof or (b) receipt by the Issuer or any of its Subsidiaries of any Interactive Unrestricted Subsidiary Sale Proceeds, (i) if the Consolidated Total Net Leverage Ratio is greater than 4.75 to 1.00, 100%, (ii) if the Consolidated Total Net Leverage Ratio is less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00, 50% and (iii) if the Consolidated Total Net Leverage Ratio is less than or equal to 4.25 to 1.00, 0%.

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction of any Property (including accounts receivable and Equity Interests of any Person owned by the Issuer or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by the Issuer or any of its Restricted Subsidiaries to any Person (other than (i) with respect to any Note Party, to any Note Party, and (ii) with respect to any other Company, to any Company) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to the Issuer or any other Restricted Subsidiary); provided that the following shall not constitute an “Asset Sale”: (v) any conveyance, sale, lease, transfer or other disposition of inventory, in any case in the ordinary course of business, (w) Real Property leases and other leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business and which do not unduly interfere with the business of the Issuer and the Restricted Subsidiaries taken as a whole, (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of the Note Parties (including immaterial Intellectual Property), (y) licenses of Intellectual Property entered into in the ordinary course of business and (z) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K or any other form (including electronic documentation generated by an electronic platform) approved by the Note Agent.

“Attributable Debt” shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”; provided, further, however, that in no event shall any Gaming/Racing Lease constitute any Attributable Debt.

“Available Amount” shall mean, on any date, an amount not less than zero, equal to:

(a) $250.0 million; plus

(b) an amount (which amount shall not be less than zero) equal to the Cumulative Retained Excess Cash Flow Amount at such time; plus

(c) (i) to the extent of a Revocation (including by way of merger, consolidation or amalgamation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer or other conveyance of assets of an Unrestricted Subsidiary to, or liquidation of an Unrestricted Subsidiary into, the Issuer or a Restricted Subsidiary, in each case that has the same effect as a Revocation (a “Deemed Revocation”)) after the Closing Date, the fair market value of the Issuer’s (or a Restricted Subsidiary’s) Investments in such Unrestricted Subsidiary as of the date of such Revocation (or Deemed Revocation, as applicable), and, without duplication, (ii) 100% of any dividends or distributions (including, for the avoidance of doubt, (A) repayments of Indebtedness owing from an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary and (B) payments of management fees from an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary) received in cash and 100% of the fair market value of any property received by the Issuer or a Restricted Subsidiary in any such dividend or distribution after December 31, 2024 from an Unrestricted Subsidiary; plus

(d) an amount equal to the returns or refunds of Investments received by the Issuer and its Restricted Subsidiaries from Persons other than Note Parties to the extent (i) such Investments were made using the Available Amount (and not to exceed the original amount of such Investments) and (ii) such returns or refunds are not included in Consolidated Net Income; plus

(e) the aggregate amount of Equity Issuance Proceeds (but excluding Excluded Contributions) received by the Issuer from Permitted Equity Issuances (other than Permitted Equity Issuances pursuant to Section 11.03) after the Closing Date and on or prior to such date; plus

(f) the aggregate fair market value of assets or Property acquired in exchange for Equity Interests (other than Disqualified Capital Stock) of the Issuer (other than Excluded Contributions and Permitted Equity Issuances pursuant to Section 11.03) after the Closing Date and on or prior to such date; plus

(g) the aggregate principal amount of debt instruments or Disqualified Capital Stock issued after the Closing Date that are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by the Issuer after the Closing Date and on or prior to such date, together with the fair market value of any assets or Property received in such conversion or exchange; plus

(h) to the extent not otherwise applied to prepay Other First Lien Indebtedness in accordance with the terms thereof, the amount of any Declined Amounts; minus

(i) the aggregate amount of any (i) Investments made pursuant to Section 10.04(l), (ii) Restricted Payments made pursuant to Section 10.06(j) and (iii) Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then-outstanding Available Amount) made since the Closing Date and on or prior to such date.

For the avoidance of doubt, any increases or decreases to the Available Amount pursuant to any subclause set forth above (A) shall not also result in a corresponding increase or decrease or other change to any Fixed Amount and (B) shall increase or decrease the Available Amount pursuant to one subclause thereof without duplication.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and, (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bally’s Permitted Assignee” shall mean any Affiliate of any Note Party (other than the Issuer and its Subsidiaries).

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Biloxi Lease” shall mean that certain Lease and Air Rights Agreement, dated as of November 18, 2003, by and between City of Biloxi, Mississippi, as lessor, and Premier Entertainment, as lessee (together with any and all modifications, renewals, extensions, and substitutions of the foregoing) and recorded in Book 413, Page 202 with the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

“BMG” shall mean Bally’s Management Group, LLC, a Delaware limited liability company.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York.

“Calculation Date” shall mean the last day of the most recent Test Period.

“Capital Expenditures” shall mean, for any period, any expenditures by the Issuer or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased simultaneously with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Notes pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than the Issuer or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.

“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that (a) for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2020 and any similar lease entered into after December 31, 2020 may, in the sole discretion of the Issuer, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that (a) for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2020 and any similar lease entered into after December 31, 2020 may, in the sole discretion of the Issuer, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Cash Equivalents” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Purchaser or First Lien Lender or bank holding company owning any Purchaser or First Lien Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Purchaser or First Lien Lender or bank holding company owning any Purchaser or First Lien Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Purchaser, any First Lien Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business; (i) such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business; or (j) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (i) above.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of the Issuer or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of the Issuer or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean any Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Subsidiaries of the Issuer that are CFCs or other CFC Holdcos; provided, that, in no event shall (i) Premier Entertainment Parent, LLC, (ii) Premier Entertainment Sub, LLC, (iii) any other Subsidiary of the Issuer to which Premier Entertainment Parent, LLC transfers any Equity Interests of Premier Entertainment Sub, LLC or to which Premier Entertainment Sub, LLC transfers any Equity Interests of Gamesys, or (iv) any other Subsidiary of the Issuer that directly or indirectly owns any Equity Interests of Gamesys, in each case and as applicable, be deemed a CFC Holdco.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if:

(a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for the Issuer (in a transaction where the Voting Stock of the Issuer outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance)) and (ii) the Permitted Holders)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); or

(b) there shall have occurred any “change of control” (or any comparable term) in any document pertaining to (x) the Senior Unsecured Notes, or (y) any other Indebtedness of the Issuer or any Restricted Subsidiary constituting Material Indebtedness.

“Charges” has the meaning set forth in Section 13.19.

“Chicago Casino” shall mean the casino resort project currently known as Bally’s Chicago and to be constructed in Chicago, Illinois.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” shall mean the first date on which each of the conditions precedent in Section 7.01 are satisfied or waived in accordance with Section 7.01, which date is February 7, 2025.

“Closing Date Material Adverse Effect” has the meaning given to the term “Company Material Adverse Effect” in the Merger Agreement.

“Closing Date Note Commitment” shall mean, for each Purchaser, the obligations of such Purchaser, if any, to purchase Closing Date Notes on the Closing Date in a principal amount not to exceed the amount set forth opposite such Purchaser’s name under the heading “Closing Date Note Commitment” on Annex A, or in the Assignment Agreement pursuant to which such Purchaser assumed its Closing Date Note Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) terminated from time to time pursuant to Section 11.01. The aggregate principal amount of the Closing Date Note Commitments of all Purchasers on the Closing Date is $500.0 million.

“Closing Date Note Maturity Date” shall mean October 2, 2028 (or if such date is not a Business Day, the immediately succeeding Business Day).

“Closing Date Note Purchasers” shall mean (a) on the Closing Date, the Purchasers having Closing Date Note Commitments on Annex A and (b) thereafter, the Purchasers from time to time holding any Closing Date Notes, as the case may be, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Closing Date Notes” shall mean the Notes issued by the Issuer and purchased by the Closing Date Note Purchasers pursuant to Section 2.01.

“Closing Date Pari Passu Intercreditor Agreement” shall mean that certain Closing Date Pari Passu Intercreditor Agreement, in the form of Exhibit S, dated as of the Closing Date, among, inter alios, the Collateral Agent, the First Lien Credit Agreement Agent and Alter Domus (US) LLC, as Initial Other Authorized Representative (as defined therein).

“Closing Date Shareholder Payment” has the meaning set forth in the recitals hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the Pledged Collateral, the Mortgaged Real Property, the Mortgaged Vessels (if any), all Property encumbered pursuant to Sections 9.08, 9.11 and 9.15, and all other Property of a Note Party whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document. “Collateral” shall not include (i) any Excluded Property or (ii) any assets or Property that has been released (in accordance with the Note Documents) from the Lien granted to Collateral Agent pursuant to the Security Documents, unless and until such time as such assets or Property are or are required by the Note Documents to again become subject to a Lien in favor of Collateral Agent.

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Comfort Letters” shall mean, collectively, (i) the letter agreement between the Division and UTGR dated May 10, 2013, (ii) the letter agreement between DBR and UTGR dated May 9, 2013, (iii) the letter agreement dated July 10, 2014, among DBR, the Division and UTGR, (iv) the letter agreement dated July 14, 2015 among DBR, the Division and PE II, (v) the Assignment, Assumption and Amendment of Regulatory Agreement dated as of October 31, 2018 among DBR, the Division, the Issuer, BMG, UTGR, PE II and TRT, (vi) the letter agreement among DBR, the Division, UTGR and TRT dated May 10, 2019 (vii) the 2021 Comfort Letter, (viii) the letter agreement dated on or around the Closing Date, among DBR, the Division, the Issuer, UTGR and TRT and (ix) each other “comfort letter” among DBR, the Division and the Issuer, UTGR, TRT or any other Company.

“Commitment Letter” shall mean that certain Commitment Letter, dated as of July 25, 2024, among SG Parent, the Issuer (as assignee of certain rights and benefits of SG Parent thereunder pursuant to that certain assignment and assumption agreement, dated as of the Closing Date, between SG Parent and the Issuer), the Lead Arranger and the other Commitment Parties (as defined therein) party thereto, as modified by that certain Request for Consent, dated December 16, 2024, by and among SG Parent LLC, Apollo Capital Management, L.P. and Apollo Global Securities, LLC.

“Commitments” shall mean, collectively, (a) the Closing Date Note Commitments and (b) any Other Note Commitments.

“Companies” shall mean the Issuer and its Subsidiaries; and “Company” shall mean any one of them.

“Compensation Period” has the meaning set forth in Section 4.06(a).

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form attached as Exhibit U.

“Consolidated Current Assets” shall mean, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) cash and Cash Equivalents and (y) the current portion of deferred income tax assets.

“Consolidated Current Liabilities” shall mean, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (w) the current portion of any Indebtedness, (x) the current portion of deferred income taxes, (y) current liabilities in respect of compensation charges arising from the grant of any stock, stock options or other equity based awards, and (z) any liability consisting of the obligation to pay the State of Rhode Island monies held by the Note Parties on behalf of, and payable to, the State of Rhode Island for VLT winnings and table game winnings consistent with the requirements of the VLT Contract, the Tiverton VLT Contract, the Regulatory Agreement and Gaming/Racing Laws.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(a) in each case to the extent deducted in calculating such Consolidated Net Income:

(i) provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes and for state taxes payable in lieu of income taxes, of the Issuer and its Restricted Subsidiaries for such Test Period (in each case in this clause (a)(i), other than gaming taxes under Title 29 of the Delaware Code or otherwise in effect in the State of Delaware);

(ii) Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of the Issuer and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(iii) any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers’ acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period);

(v) any Pre-Opening Expenses;

(vi) the amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(vii) any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business) and non-recurring litigation expenses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(viii) any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful;

(ix) any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(x) license fees paid by the Issuer to the State of Delaware as described in Section 4819(d), Title 29 of the Delaware Code;

(xi) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(xii) professional fees paid to consultants to assist the Note Parties to preserve tax refunds resulting from prior net operating losses;

(xiii) to the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for such Test Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period (other than amortization of a prepaid cash item that was paid in a prior period), (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period pursuant to clause (b)(iv) below to such extent); minus

(b) each of the following:

(i) to the extent included in calculating such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such Test Period, other than (A) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(ii) to the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(iii) to the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Test Period; and

(iv) to the extent not deducted in calculating such Consolidated Net Income, cash payments in such Test Period in respect of non-cash charges the Issuer previously elected to add back pursuant to clause (a)(xiii) above; plus

(c) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of the Issuer) during such Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of the Issuer shall be delivered to the Note Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions, other operating improvements and synergies and certifying that such cost savings, operating expense reductions, other operating improvements and synergies are reasonably expected to be realized within eighteen (18) months of the taking of such specified actions (or, in the case of a Specified Transaction, within eighteen (18) months of the closing date of such Specified Transaction) and are reasonably identifiable and factually supportable in the good faith judgment of the Issuer, (ii) such actions are to be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (iii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the closing date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.05(c) shall not (i) exceed 10.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (c) and Section 1.05(c)) or (ii) be duplicative of one another; plus

(d) to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(iii) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(e) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted (without duplication):

(A) to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by the Issuer or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary the designation of which as such is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to the Issuer and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B) to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Issuer or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to the Issuer and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C) in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures (as determined by the Issuer in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D) in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by the Issuer in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter);

(E) in the event of any new operations of the Issuer or any Subsidiary that have been organically developed by the Issuer or any Subsidiary (e.g., not a Permitted Acquisition, but self-developed or self-constructed) that were opened during such Test Period, by multiplying the Consolidated EBITDA attributable to such new organically developed operations (as determined by the Issuer in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such organically developed operations by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such new organically developed operations during the quarter in which such new organically developed operations opened (unless such business opened on the first day of a fiscal quarter);

(F) in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries;

(G) to the extent that a Tax Reduction Event occurs during such Test Period, Consolidated EBITDA for such Test Period shall be calculated on a Pro Forma Basis as if such Tax Reduction Event (and the resultant reduction in gaming taxes payable to the State of Delaware) had occurred on the first day of such Test Period; and

(H) by increasing Consolidated EBITDA by an amount equal to the amount of all expenditures related to video lottery terminals (“VLTs”) incurred by the State of Rhode Island or the State of Delaware as the owner of the VLTs in the Issuer’s properties in such states; provided that such amount will be reduced by the amount of Consolidated Net Income, if any, recognized by the Issuer and its Restricted Subsidiaries from the joint venture entered into with IGT Global Solutions Corporation in respect of the Issuer’s existing Rhode Island properties; provided further that the amount added to Consolidated EBITDA under this clause (H) shall not exceed $25.0 million in the aggregate during such Test Period.

Notwithstanding anything to the contrary contained herein, (a) Consolidated EBITDA for the four fiscal quarters ending September 30, 2024 (x) calculated on a Pro Forma Basis for the Transactions (but not for any other Specified Transactions consummated after September 30, 2024) shall be deemed to be $734.9 million and (y) calculated on a Pro Forma Basis for the Transactions and the sale leaseback transactions consummated on December 17, 2024 (but not for any other Specified Transactions consummated after September 30, 2024) shall be deemed to be $702.7 million and (b) the amount of dividends, distributions or other payments (including management fees) from Unrestricted Subsidiaries included in the calculation of Consolidated Net Income and Consolidated EBITDA shall not exceed $63.0 million in the aggregate in any Test Period.

“Consolidated First Lien Net Indebtedness” shall mean Consolidated Net Indebtedness that is secured by any Lien on property or assets of the Issuer or any Restricted Subsidiary that is pari passu with, or senior to, the Lien securing the Obligations.

“Consolidated First Lien Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date, provided, however that for the purposes of determining whether the maximum permitted Consolidated First Lien Net Leverage Ratio is satisfied pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii), and 10.09(a)(iii), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of “Consolidated Net Indebtedness”.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of the Issuer and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) net payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency and trustee fees paid to the Note Agent and the agent or trustee under any other Indebtedness permitted hereunder and (l) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.

“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of the Issuer and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a) any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries shall be excluded;

(b) any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(c) the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of the Issuer and its Restricted Subsidiaries shall be increased by the net income of such Persons solely to the extent of the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Issuer or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(d) the undistributed earnings of any Restricted Subsidiary of the Issuer that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Note Document) or Requirement of Law applicable to such Restricted Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of the Issuer and its Restricted Subsidiaries shall be increased by the net income of such Restricted Subsidiaries solely to the extent of the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Issuer or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Restricted Subsidiaries (or to the extent converted into cash);

(e) any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(f) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(g) the cumulative effect of a change in accounting principles shall be excluded;

(h) any expenses or reserves for liabilities shall be excluded to the extent that the Issuer or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which the Issuer or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (h));

(i) losses, to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(j) gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(k) the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to the Issuer’s economic ownership interest therein.

Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, (i) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof); provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter and (ii) the amount of dividends, distributions or other payments (including management fees) from Unrestricted Subsidiaries included in the calculation of Consolidated Net Income and Consolidated EBITDA shall not exceed $63.0 million in the aggregate in any Test Period.

“Consolidated Net Indebtedness” shall mean, as at any date of determination, (a) the aggregate amount of all Indebtedness of the Issuer and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below), minus (b) Unrestricted Cash, minus (c) Development Expenses (x) of the type described in clause (a) of the definition thereof and (y) to the extent paid using Unrestricted Cash or the proceeds of Indebtedness that was previously included in clause (a) of the definition thereof, of the type described in clause (b) in such definition thereof (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than the Issuer or any of its Restricted Subsidiaries, (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any Contingent Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from the Issuer or any of its Restricted Subsidiaries, then the amount of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of the Issuer that is not a Guarantor and which Indebtedness is not guaranteed by any Note Party in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof.

“Consolidated Secured Net Indebtedness” shall mean Consolidated Net Indebtedness minus the sum of the portion of Indebtedness of the Issuer or any Restricted Subsidiary included in Consolidated Net Indebtedness that is not secured by any Lien on property or assets of the Issuer or any Restricted Subsidiary.

“Consolidated Total Assets” shall mean, as at any date of determination with respect to any Person, the total amount of all assets of such Person in accordance with GAAP, as shown on the most recent Section 9.04 Financials.

“Consolidated Total Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however, that for purposes of determining whether the maximum permitted Consolidated Total Net Leverage Ratio is satisfied pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of “Consolidated Net Indebtedness.”

“Consolidated Total Secured Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Control” shall mean the possession, directly or indirectly, of the power to (x) vote more than fifty percent (50%) (or, for purposes of Section 10.07, ten percent (10%) of the outstanding voting interests of a Person) of the outstanding voting interests of a Person or (y) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Property” shall mean each of the following, individually: (i) the Twin River Casino, (ii) Tiverton Casino Hotel, (iii) the Dover Downs Hotel & Casino and (iv) the Hard Rock Hotel and Casino Biloxi.

“Covered Taxes” shall mean all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under this Agreement, any Note, any Guarantee or any other Note Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date and prior to such date.

“DBR” shall mean the State of Rhode Island Department of Business Regulation.

“Debt Fund Affiliate” shall mean (i) any affiliate of the Issuer that is a bona fide debt Fund or managed account or financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans, notes and similar extensions of credit in the ordinary course of business or (ii) any affiliate of the Issuer that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes and similar extensions of credit or securities in the ordinary course and whose managers have fiduciary duties to the investors in such fund or other investment vehicle independent of, or in addition to, their duties to the Issuer.

“Debt Issuance” shall mean the incurrence by the Issuer, any Restricted Subsidiary or any Interactive Unrestricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.

“Declined Amounts” shall have the meaning provided in Section 2.10(b)(iv).

“Deemed Revocation” shall have the meaning provided in the definition of “Available Amount”.

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Default Rate” shall mean a per annum rate equal to the Interest Rate plus 2%.

“Defaulting Purchaser” shall mean, subject to Section 2.14, any Purchaser that (i) has failed to purchase all or any portion of its Notes within two (2) Business Days of the date such Notes were required to be purchased hereunder unless such Purchaser has notified the Note Agent and the Issuer in writing that such failure is the result of such Purchaser’s good faith determination that one or more conditions precedent to such purchase has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) has notified the Issuer and the Note Agent in writing, or has stated publicly, that it will not comply with any such purchase obligation hereunder, unless such writing or statement states that such position is based on such Purchaser’s good faith determination that one or more conditions precedent to such purchase cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements, credit agreements, note purchase agreements or other similar agreements, (iii) a Purchaser Insolvency Event has occurred and is continuing with respect to such Purchaser or its Parent Company, (iv) any Purchaser that has, for three (3) or more Business Days after written request of the Note Agent or the Issuer, failed to confirm in writing to the Note Agent and the Issuer that it will comply with its prospective purchase obligations hereunder (provided that such Purchaser will cease to be a Defaulting Purchaser pursuant to this clause (iv) upon the Note Agent’s and the Issuer’s receipt of such written confirmation) or (v) becomes the subject of a Bail-In Action. Any determination of a Defaulting Purchaser under clauses (i) through (v) above will be conclusive and binding absent manifest error.

“Delaware Gaming Authorities” shall mean Delaware State Lottery Office through the powers delegated to the Director thereof, the Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a Responsible Officer of the Issuer, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning set forth in Section 9.12(a).

“Designation Amount” has the meaning set forth in Section 9.12(a)(ii).

“Development Expenses” shall mean, without duplication, the aggregate principal amount, not to exceed $200.0 million at any time, of (a) outstanding Indebtedness, the proceeds of which, at the time of determination, as certified by a Responsible Officer of the Issuer, are pending application and are required or intended to be used to fund and (b) amounts spent (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of the Issuer or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) the Issuer or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming/Racing Licenses or authorizations by any Governmental Authority, so long as, in the case of any such Gaming/Racing Licenses or other governmental authorizations, the Issuer or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming/Racing Licenses or authorizations by any Governmental Authority), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any Joint Ventures or Unrestricted Subsidiaries in which the Issuer or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and, in the case of a Joint Venture, in which the Issuer or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns or Persons that own casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns (including casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns in development or under construction that are not presently open or operating) with respect to which the Issuer or any of its Restricted Subsidiaries will directly manage the development thereof or (directly or indirectly through Subsidiaries) the Issuer or any of its Restricted Subsidiaries has entered into a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and such contract remains in full force and effect at the time of such Investment, though it may be subject to regulatory approvals, in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern, as the case may be, to finance the purchase or other acquisition or construction of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and assets ancillary or related thereto, or the construction and development of a casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application, tavern or assets ancillary or related thereto and including Pre-Opening Expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and other fees and payments to be made to such Joint Venture, Unrestricted Subsidiary or the owners of such casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within ninety-five (95) days after such prepayment or deposit.

“Disqualification” shall mean, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a lender to the Issuer (or a holder of notes issued by the Issuer, as applicable) pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a lender to the Issuer (or a holder of notes issued by the Issuer, as applicable);

(b) the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c) any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a lender to the Issuer (or a holder of notes issued by the Issuer, as applicable), (ii) that such Person shall be “disqualified” as a lender to the Issuer (or a holder of notes issued by the Issuer, as applicable) or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on the Issuer and/or any Restricted Subsidiary.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof, pursuant to a sinking fund or otherwise (other than solely (w) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (x) as a result of a redemption required by Gaming/Racing Law, (y) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement or (z) with respect to Equity Interests issued to any plan for the benefit of, or to, present or former directors, officers, consultants or employees that is required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations as a result of such director’s, officer’s, consultant’s, or employee’s termination, resignation, retirement, death or disability), or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Purchaser” shall mean (a) banks, financial institutions, other institutions or Persons identified in writing to the Lead Arranger by the Issuer on or prior to August 8, 2024 as a disqualified purchaser (a copy of which list has been provided to the Note Agent), (b) any Person that owns or operates a casino, traditional gaming facility or online gaming business or similar gaming establishment or is seeking a gaming license for a casino, traditional gaming facility or online gaming business or similar gaming establishment, (c) any Person identified in writing by the Issuer to the Lead Arranger on or prior to the date of the Commitment Letter, or that is identified in writing by the Issuer to the Lead Arranger (or, after the Closing Date, to the Note Agent) thereafter that, at the time, is a competitor of the Issuer and its Subsidiaries that are or will be in the same or a similar or reasonably related or ancillary lines of business, (d) any Person that is subject to a Disqualification, or (e) any Affiliate of a Person referred to in clauses (a) through (d) above that is (i) reasonably identifiable as such solely on the basis of their name (other than, in the case of clause (c) above, any bona fide (A) debt fund, (B) investment vehicle, (C) regulated bank entity or (D) non-regulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (“Bona Fide Debt Funds”)) or (ii) identified in writing by the Issuer to the Lead Arranger (or, after the Closing Date, to the Note Agent) from time to time after the date of the Commitment Letter (other than, in the case of clause (c) above, any Bona Fide Debt Funds); provided, that any subsequent designation of a Disqualified Purchaser pursuant to the foregoing clauses (c) and (e) after the date of the Commitment Letter shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the Notes or acquired an assignment in the Notes to the extent such party was not a Disqualified Purchaser at the time of the applicable allocation or assignment, as the case may be; provided, further, that “Disqualified Purchasers” shall not include any Person that would be a Disqualified Purchaser pursuant to clauses (a) through (e) of this definition, but has been identified in writing by the Issuer to the Lead Arranger (or, after the Closing Date, to the Note Agent) from time to time as no longer being a Disqualified Purchaser.

“Division” shall mean the Division of Lotteries of the State of Rhode Island Department of Revenue.

“Dollars” and “$” shall mean the lawful money of the United States.

“Domestic Note Party” shall mean the Issuer and each other Note Party that is a Domestic Subsidiary.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized or formed in the United States, any state thereof or the District of Columbia.

“Dover Downs Hotel & Casino” shall mean the Dover Downs Hotel & Casino, located in Dover, Delaware.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other institutional “accredited investor” (as defined in Regulation D), (ii) solely for purposes of Issuer Note Purchases, the Issuer and its Restricted Subsidiaries, (iii) so long as in compliance with Section 13.05(e), Affiliated Purchasers and (iv) so long as in compliance with Section 13.05(h), Debt Fund Affiliates; provided, however, that (w) other than as set forth in clauses (ii), (iii) and (iv) of this definition, neither the Issuer nor any of the Issuer’s Affiliates or Subsidiaries shall be an Eligible Assignee, (x) Eligible Assignee shall not include any Person that is a Disqualified Purchaser as of the applicable Trade Date unless consented to in writing by the Issuer, (y) Eligible Assignee shall not include any Person who is a Defaulting Purchaser or subject to a Disqualification and (z) Eligible Assignee shall not include any natural persons.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Engagement Letter” shall mean the Engagement Letter, dated as of July 25, 2024, between SG Parent and the Lead Arranger.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean (a) any notice, claim, directive, order, litigation, judicial or administrative proceeding, demand or other written or, to the knowledge of any Responsible Officer of the Issuer, oral communication alleging liability or responsibility of the Issuer or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment arising under Environmental Law and (b) any investigation, monitoring, removal or remedial activities undertaken by or on behalf of the Issuer or any of its Restricted Subsidiaries, arising under Environmental Law whether or not such activities are carried out voluntarily.

“Environmental Law” shall mean any and all applicable treaties, Laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Holder Disqualification” shall mean, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a holder of any Equity Interests of the Issuer or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a holder of any Equity Interests of the Issuer or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing;

(b) the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c) any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a holder of any Equity Interests of the Issuer or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, (ii) that such Person shall be “disqualified” as a holder of any Equity Interests of the Issuer or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on the Issuer and/or any Restricted Subsidiary.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by the Issuer of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by the Issuer after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed an issuance of Indebtedness and not an Equity Issuance for purposes of the definition of “Equity Issuance Proceeds”; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith; provided that, with respect to any Equity Interests issued upon exercise of any Equity Rights, the Equity Issuance Proceeds with respect thereto shall be determined without duplication of any Equity Issuance Proceeds received in respect of such Equity Rights.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of the ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) (i) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or (iii) the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Issuer or any of its Restricted Subsidiaries.

“ERISA Group” shall mean the Issuer and its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Issuer or any of its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” has the meaning set forth in Section 12.16(a).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 12.16(d).

“Escrowed Indebtedness” shall mean Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 11.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Issuer, an amount, if positive, equal to (without duplication):

(a) Consolidated Net Income; plus

(b) an amount equal to the amount of all non-cash charges or losses (including write-offs or write-downs, depreciation expense and amortization expense including amortization of goodwill and other intangibles) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period and that did not reduce Excess Cash Flow at the time paid); plus

(c) the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital); minus

(d) all payments with respect to restricted stock units upon the Person to whom such restricted stock units were originally issued ceasing to be a director, officer, employee, consultant or advisor and net income or loss allocated to unvested participating restricted stock of the Issuer; plus

(e) any amounts received from the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(f) the increase, if any, of Working Capital from the beginning of such period to the end of such period; minus

(g) any amounts paid in connection with the early extinguishment of Swap Contracts that are not included in Consolidated Net Income; minus

(h) the amount of Capital Expenditures made in cash during such period (or, at the Issuer’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Issuer or its Restricted Subsidiaries; minus

(i) the amount of principal payments made in cash during such period (or, at the Issuer’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) of the Notes, Other Applicable Indebtedness and Other First Lien Indebtedness of the Issuer and its Restricted Subsidiaries (excluding (i) repayments of revolving indebtedness, except to the extent the commitments in respect of such revolving debt are permanently reduced in connection with such repayments, (ii) prepayments of Notes or other Indebtedness, in each case, that reduce the amount of Excess Cash Flow prepayment required to be made with respect to such fiscal year under Section 2.10(a)(iv)(y) (including as a result of Section 2.10(a)(vii)) and (iii) mandatory prepayments of Notes pursuant to Section 2.10(a)(i), 2.10(a)(ii) or 2.10(a)(iii), except to the extent the Net Available Proceeds from such Casualty Event or Asset Sale, as applicable, used to make such mandatory prepayments were included in the calculation of Consolidated Net Income), in each case, except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Issuer or its Restricted Subsidiaries; minus

(j) the amount of Investments made during such period (or, at the Issuer’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.04 (other than Sections 10.04(a) (to the extent outstanding on the Closing Date), (b), (c), (d), (e), (f) (except to the extent such amount increased Consolidated Net Income), (g) (except to the extent that the receipt of consideration described therein increased Consolidated Net Income), (h) (to the extent taken into account in arriving at Consolidated Net Income), (j), (l) (except to the extent made in reliance on clause (a) of the Available Amount), (o) (to the extent outstanding on the date of the applicable acquisition, merger, amalgamation or consolidation), (q), (r), (u), (v), (w), (bb) (to the extent taken into account in arriving at Consolidated Net Income), (cc) (to the extent taken into account in arriving at Consolidated Net Income), (dd) and (ee)), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Issuer or its Restricted Subsidiaries; minus

(k) the amount of all non-cash gains to the extent included in arriving at such Consolidated Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash loss in any prior period); minus

(l) the amount of all Restricted Payments made during such period (or, at the Issuer’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.06(e), 10.06(f), 10.06(g), 10.06(h), 10.06(i), 10.06(j) (to the extent made in reliance on clause (a) of the Available Amount), 10.06(l) (to the extent not taken into account in arriving at Consolidated Net Income) and 10.06(n), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Issuer or its Restricted Subsidiaries; minus

(m) the amount of all Junior Prepayments made during such period (or, at the Issuer’s election, after such period and prior to the date the applicable Excess Cash Flow prepayment is due (without duplication of amounts deducted from Excess Cash Flow in any other period)) pursuant to Section 10.09(a)(i), 10.09(a)(ii) (to the extent made in reliance on clause (a) of the Available Amount), 10.09(a)(iii), 10.09(a)(viii) or 10.09(a)(xiii), except to the extent financed with the proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds did not increase Consolidated Net Income) of the Issuer or its Restricted Subsidiaries; minus

(n) any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent the Issuer has not received such indemnity or reimbursement payment, in each case, to the extent not taken into account in arriving at Consolidated Net Income; minus

(o) the amount of cash Taxes actually paid by the Issuer and its Restricted Subsidiaries to Governmental Authorities during such period; minus

(p) the amount of income tax benefit included in determining Consolidated Net Income for such fiscal year (if any); minus

(q) to the extent included in Consolidated Net Income, Specified 10.04(k) Investment Returns received during such fiscal year; minus

(r) without duplication of amounts deducted from Excess Cash Flow in any other periods, the aggregate consideration required to be paid in cash by the Issuer and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments permitted under this Agreement or Capital Expenditures in each case to the extent expected to be consummated or made during the period of four consecutive fiscal quarters of the Issuer following the end of such period (except, in each case, to the extent financed (or anticipated to be financed) with proceeds of an Equity Issuance, Indebtedness (other than revolving Indebtedness), Asset Sales or Casualty Events (to the extent such proceeds do not (or are not anticipated to) increase Consolidated Net Income)); provided that to the extent the aggregate amount actually utilized in cash to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus

(s) payments by the Issuer and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn-outs and other contingent obligations and long-term liabilities of the Issuer and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income and except to the extent financed with the proceeds of Indebtedness (other than revolving Indebtedness) of the Issuer or its Restricted Subsidiaries; minus

(t) any other cash expenditure made during such period that does not reduce Consolidated Net Income.

“Excess Cash Flow Net Available Proceeds” shall have the meaning provided in Section 2.10(a)(iv).

“Excess Cash Flow Period” shall mean each fiscal year of the Issuer, commencing with the fiscal year of the Issuer ending on December 31, 2025.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Amendment” shall have the meaning provided in Section 2.13(d).

“Exchange Election” shall have the meaning provided in Section 2.13(c).

“Exchange Request” shall have the meaning provided in Section 2.13(a).

“Exchange Tranche” shall mean all Exchanged Notes of the same tranche that are established pursuant to the same Exchange Amendment (or any subsequent Exchange Amendment to the extent such Exchange Amendment expressly provides that the Exchanged Notes provided for therein are intended to be a part of any previously established Exchange Tranche).

“Exchanged Notes” shall have the meaning provided in Section 2.13(a).

“Exchanging Purchaser” shall have the meaning provided in Section 2.13(c).

“Excluded Amendment Fee” shall mean any increase in the interest rate margin and/or payment of any fee in connection with any Twin River Casino Amendment which, in the aggregate, is equal to or less than 2.00% of the aggregate principal amount of loans, commitments and other extensions of credit outstanding under the First Lien Credit Facilities as of the date the Twin River Casino Amendment becomes effective; provided, that, for the purpose of such determination, any increase in such interest rate margin shall be equated to fees assuming a 4-year life to maturity (with no present value discount; i.e., 0.25% of interest rate margin equating 1.00% of fees).

“Excluded Contribution” shall mean net cash proceeds received by the Issuer from the sale (other than (i) to a Subsidiary of the Issuer or (ii) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Capital Stock or any Permitted Equity Issuances pursuant to Section 11.03) of the Issuer in each case (x) not including any amounts included in the Available Amount and (y) to the extent designated as Excluded Contributions by the Issuer, pursuant to an Officer’s Certificate delivered to the Note Agent, within one hundred and eighty (180) days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Information” shall have the meaning provided in Section 12.07(b).

“Excluded Property” shall mean, with respect to any Note Party or any other grantor of a security interest pursuant to the Security Documents, any property or other assets of such Note Party or such other grantor that would constitute “Excluded Property” pursuant to the definition thereof in the U.S. Security Agreement.

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is a (i) Foreign Subsidiary, (ii) CFC Holdco, (iii) Subsidiary of a Foreign Subsidiary of the Issuer if such Foreign Subsidiary is a CFC or (iv) Subsidiary of a CFC Holdco, (d) any Subsidiary that is not a Wholly Owned Subsidiary, (e) any Subsidiary that is prohibited by applicable law, rule or regulation (including, without limitation, any Gaming/Racing Laws) or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations, and in each case, only for so long as such prohibition exists; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date and listed on Schedule 1.01(A) (or, with respect to a Subsidiary acquired after the Closing Date, as of the date of such acquisition) (or is an amendment thereof that is not materially more restrictive) and (ii) was not entered into in connection with or anticipation of this provision, (f) any Subsidiary for which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming/Racing Authority), unless such consent, approval, license or authorization has been received and is in effect, (g) any Subsidiary that is a special purpose entity, (h) any not-for-profit Subsidiaries, (i) any captive insurance Subsidiaries and (j) any other Subsidiary (other than Gamesys or any other Subsidiary of the Issuer that directly or indirectly owns any Equity Interests of Gamesys) with respect to which, in the reasonable judgment of the Note Agent (acting at the direction of the Required Purchasers) and the Issuer, the cost or other consequences (including any material (as determined by the Issuer in its reasonable discretion) adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Purchasers therefrom; provided, however, that neither Gamesys, any Restricted Subsidiary of Gamesys, nor any Subsidiary of the Issuer that directly or indirectly owns any Equity Interests of Gamesys, shall be considered a Foreign Subsidiary, a CFC, or a Subsidiary of a Foreign Subsidiary or of a CFC Holdco, for purposes of the foregoing except if, solely in the case of a Restricted Subsidiary of Gamesys, the provision of a guarantee by such Restricted Subsidiary would result in material adverse tax consequences as determined by the Issuer in its reasonable discretion.

“Excluded Taxes” shall mean all of the following Taxes imposed on or with respect to any Agent, any Purchaser, or any other recipient of any payment to be made by or on account of any obligation of any Note Party or required to be deducted from a payment to such recipient, in each case, under any Note Document, (a) Taxes imposed on or measured by such recipient’s net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of any Purchaser, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note or Commitment pursuant to a Law in effect on the date on which (i) such Purchaser acquires such interest in the applicable Commitment (or, to the extent a Purchaser acquires an interest in a Note not funded pursuant to a prior Commitment, acquires such interest in such Note) (in each case, other than pursuant to an assignment requested by the Issuer under Section 2.11(a)) or (ii) such Purchaser designates a new applicable lending office, except in each case to the extent that additional amounts with respect to such withholding Tax were payable pursuant to Section 5.06(a) either to such Purchaser’s assignor immediately before such Purchaser acquired the applicable interest in the applicable Note or Commitment or to such Purchaser immediately before it designated the new applicable lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.06(c), and (d) any withholding Tax imposed under FATCA.

“Existing Note Tranche” shall have the meaning provided in Section 2.13(a).

“Expansion Capital Expenditures” shall mean any capital expenditure by the Issuer or any of its Restricted Subsidiaries in respect of the purchase, construction, development or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Issuer’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of the Issuer and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Available Proceeds of an Asset Sale or Casualty Event and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of the Issuer and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by the Issuer, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Fair Share” has the meaning set forth in Section 6.10.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, further, that if the aforesaid rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean the Fee Letter, dated as of July 25, 2024, between SG Parent and the Commitment Parties (as defined therein) party thereto.

“Final Maturity Date” shall mean the latest of the Closing Date Note Maturity Date, the latest final maturity date applicable to any Exchanged Notes and the latest final maturity date applicable to any Other Notes.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Call Date” shall mean February 7, 2026.

“First Lien Credit Agreement” shall mean that certain Credit Agreement, dated as of October 1, 2021, by and among, among others, the Issuer, as borrower, the Subsidiaries of the Issuer party thereto as guarantors, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, as amended by that certain First Amendment to Credit Agreement, dated as of June 23, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified or refinanced (in whole or in part, and whether with the original administrative agent, collateral agent and lenders, or other agents and lenders or otherwise, and whether in the form of loans or commitments or otherwise) from time to time, in each case, to the extent not prohibited by this Agreement.

“First Lien Credit Agreement Agent” shall mean Deutsche Bank AG New York Branch, in its capacities as administrative agent and collateral agent under the First Lien Credit Agreement, together with its successors in such capacities.

“First Lien Credit Agreement Financial Covenant Ratio” shall mean 5.00 to 1.00.

“First Lien Credit Documents” has the meaning given to the term “Credit Documents” in the First Lien Credit Agreement.

“First Lien Credit Facilities” shall mean the First Lien Term Loans and the First Lien Revolving Facility (or, in each case, any Permitted Refinancing thereof (in whole or in part, whether with the original administrative agent, collateral agent and lenders, or other agents and lenders or otherwise, and whether in the form of loans or commitments or otherwise)).

“First Lien Lender” has the meaning given to the term “Lender” in the First Lien Credit Agreement.

“First Lien Revolving Facility” has the meaning given to the term “Revolving Facility” in the First Lien Credit Agreement.

“First Lien Term Loans” has the meaning given to the term “Term B Facility Loans” in the First Lien Credit Agreement.

“Fixed Amounts” has the meaning set forth in Section 1.08(a).

“Fixed Charge Coverage Ratio” shall mean, on any date, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for the Test Period most recently ended as of such date to the Fixed Charges of such Person for the Test Period most recently ended as of such date.

“Fixed Charges” shall mean, on any date, with respect to any specified Person for any Test Period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such Test Period, whether paid or accrued, including, without limitation, amortization of original issue discount or premium, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Swap Contracts in respect of interest rates but excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Transaction Activities associated with undertaking, or proposing to undertake, any Transaction Activity; plus

(b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such Test Period; plus

(c) any interest expense on Indebtedness of another Person during such Test Period that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guaranty or Lien is called upon; plus

(d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Capital Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined, federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case for such Test Period and determined on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Guaranty” shall mean a New York law governed guaranty agreement (including any joinders or supplements thereto) executed by a Foreign Subsidiary, in form and substance reasonably satisfactory to the Issuer and the Note Agent (acting at the direction of the Required Purchasers).

“Foreign Note Party” shall mean each Note Party that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements and any statutory plans) maintained or contributed to by, or entered into with, the Issuer or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Security Document” shall mean each security document executed by a Note Party that is governed by the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, in each case in accordance with terms of this Agreement and the other Note Documents.

“Foreign Subsidiary” shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Note Party” has the meaning set forth in Section 6.10.

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gamesys” shall mean Gamesys Group Limited and its successors.

“Gamesys Acquisition” shall mean the acquisition by the Issuer, directly or indirectly, of 100% of the issued and outstanding Equity Interests of Gamesys.

“Gaming/Racing Authority” shall mean the applicable gaming and/or racing board, commission or other Governmental Authority responsible for the administration, execution and administrative enforcement of, or otherwise having licensing or regulatory authority with respect to, the Gaming/Racing Laws applicable to the Issuer or any of its Restricted Subsidiaries, including, without limitation, the DBR, the Division, the Mississippi Gaming Commission, the Delaware Gaming Authorities and the Delaware Harness Racing Commission.

“Gaming/Racing Facility” shall mean, collectively, (i) each Core Property and (ii) any other casino or other gaming, wagering or racing establishment or operation owned, managed, leased or operated by the Issuer or any of its Restricted Subsidiaries from time to time.

“Gaming/Racing Laws” shall mean (as clarified and supplemented by the Comfort Letters, as applicable, in respect of any Rhode Island Gaming/Racing Laws), (a) all laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to Casino Gaming (as defined in R.I. Gen. Laws § 42-61.2-1(8)), casinos, dog racing, horse racing, simulcasting, VLT and/or any other gaming, gambling or wagering operations or activities (including online gaming, mobile gaming and sports wagering) with respect to the Issuer or any of its Restricted Subsidiaries, as applicable, as in effect from time to time, including the policies, interpretations, orders, decisions, judgments, awards, decrees and administration thereof by any Gaming/Racing Authority, including, without limitation, R.I. Gen. Laws §§ 41-1-1, et seq., 41-2-1, et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17, 42-35-1, et seq., 42-61-1, et seq., 42-61.1-1, et seq., 42-61.2-1, et seq. and 42-61.3-1. et seq., as amended, the DBR’s rules and regulations and the Division’s rules and regulations promulgated by the respective directors of each pursuant to applicable Rhode Island laws, and the provisions of the Mississippi Gaming Control Act, as codified in Chapter 76 of Title 75 of the Mississippi Code of 1972, as amended, and the rules and regulations promulgated by the Mississippi Gaming Commission, as amended, and any consents, rulings, orders, directives or similar issuances of the Mississippi Gaming Commission pursuant thereto, and Title 29, Chapter 48 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Gaming Authorities pursuant thereto and Title 3, Chapter 100 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Harness Racing Commission pursuant thereto and the regulations promulgated pursuant thereto, and all amendments thereto, and (b) all other applicable laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to the lottery, gambling (including, but not limited to, online gaming), gaming, betting (including but not limited to sports betting), wagering (including but not limited to pari-mutuel wagering), racing, fantasy sports or simulcasting operations, as in effect from time to time (including the policies, amendments, rulings, consents, interpretations, orders, decisions, directives, judgments, awards, decrees, administration or similar issuances thereof by any Gaming/Racing Authority), owned, developed, leased, managed, operated, hosted or supplied (directly or indirectly) or proposed to be owned, developed, leased, managed, operated, hosted or supplied by the Issuer or any of its Restricted Subsidiaries.

“Gaming/Racing Lease” shall mean any lease entered into for the purpose of the Issuer or any of its Restricted Subsidiaries to acquire (including pursuant to a sale and leaseback transaction) the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of Gaming/Racing Facilities.

“Gaming/Racing License” shall mean any licenses, permits, franchises, approvals, findings of suitability or other authorizations from, or report or filing with, any Gaming/Racing Authority or any other federal, state, local or foreign Governmental Authority required to own, develop, lease, manage, operate, host or supply (directly or indirectly) any lottery, gambling (including, but not limited to, online gaming), betting (including but not limited to sports betting), gaming, wagering (including but not limited to pari-mutuel wagering), racing, fantasy sports or simulcasting operation owned, developed, leased, managed, operated, hosted or supplied, or proposed to be owned, developed, leased, managed, operated, hosted or supplied by the Issuer or any of its Subsidiaries or required by Gaming/Racing Laws, as clarified and supplemented by the Comfort Letters to the extent applicable.

“GLP” shall mean GLP Capital, L.P., a Pennsylvania limited partnership.

“GLP Debt Guaranty” shall mean that certain guarantee of collection granted by the Issuer for certain unsecured indebtedness of GLP and its Affiliates incurred pursuant to that certain credit agreement, dated as of May 13, 2022 (as amended by that certain Amendment No. 1 to such credit agreement, dated as of September 2, 2022, as further amended by that certain Amendment No. 2 to such credit agreement, dated as of December 2, 2024, and as the same may be further amended, revised, modified, restated or replaced), among GLP, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto in an aggregate principal amount of up to $332,454,835, together with any amendments, restatements, extensions, refinancings or replacements thereof that are no less favorable to the Issuer.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming/Racing Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Guarantee” shall mean the guarantee of each Guarantor (a) in the case of any Domestic Note Party, made pursuant to Article VI, or (b) in the case of any Foreign Note Party, made pursuant to the Foreign Guaranty.

“Guaranteed Obligations” has the meaning set forth in Section 6.01.

“Guarantor Coverage Test” shall mean a test that is satisfied, as of any date of determination, if the Consolidated EBITDA of the Note Parties, taken as a whole, equals or exceeds eighty percent (80%) of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries, taken as a whole; provided, that, for the purposes of calculating the Guarantor Coverage Test only: (a) to the extent any Note Party generates negative Consolidated EBITDA, such Note Party shall be deemed to have zero Consolidated EBITDA, for the purpose of calculating the numerator of the Guarantor Coverage Test; and (b) unless otherwise elected by the Issuer, to the extent that a Restricted Subsidiary (i) is not a Note Party and (ii) is an Excluded Subsidiary based on any of clauses (e) through (i) of such definition, such Restricted Subsidiary shall be deemed to have zero Consolidated EBITDA, for the purpose of calculating the denominator of the Guarantor Coverage Test.

“Guarantors” shall mean each of the Persons listed on Schedule 1.01(B) as of the Closing Date and each Restricted Subsidiary that may hereafter execute the Foreign Guaranty or a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them; provided, however, that notwithstanding the foregoing, Guarantors shall not include any Excluded Subsidiary or any Person that has been released as a Guarantor in accordance with the terms of the Note Documents.

“Hard Rock Collateral Assignment Consent” shall mean that certain Consent to Collateral Assignment of Hard Rock License Agreement, to be executed by Hard Rock Hotel Licensing, Inc. and Hard Rock Café International (STP), Inc. in favor of the Collateral Agent, substantially in the form of Exhibit V or otherwise in a form reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers).

“Hard Rock Documents” shall mean, collectively, (i) the Hard Rock License Agreement, (ii) the Hard Rock Restaurant Lease, (iii) the Hard Rock Memorabilia Lease and (iv) the Hard Rock Retail Store Lease.

“Hard Rock Hotel and Casino Biloxi” shall mean the Hard Rock Hotel and Casino Biloxi, located in Biloxi, Mississippi.

“Hard Rock License Agreement” shall mean that certain License Agreement, dated as of May 15, 2003, by and between Premier Entertainment and Hard Rock Hotel Licensing, Inc., a Florida Corporation, as amended through the Closing Date, and as further amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Memorabilia Lease” shall mean that certain Memorabilia Lease, dated as of July 2, 2007, by and between Hard Rock Cafe and Premier Entertainment, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Restaurant Lease” shall mean that certain Lease Agreement (Café), dated as of December 30, 2003, by and between Premier Entertainment and Hard Rock Café International (STP), Inc., a New York Corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Retail Store Lease” shall mean that certain Lease Agreement (Retail Store), dated as of December 30, 2003, by and between Premier Entertainment and Hard Rock Café International (STP), Inc., a New York Corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock SNDA (Restaurant Lease)” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, to be executed by Hard Rock Café International (STP), Inc. in favor of the Collateral Agent, substantially in the form of Exhibit W or otherwise in a form reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers).

“Hard Rock SNDA (Retail Store Lease)” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, to be executed by Hard Rock Café International (STP), Inc. in favor of the Collateral Agent, substantially in the form of Exhibit X or otherwise in a form reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers).

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum by-product or waste), asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides subject to regulation under Environmental Law or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean (a) as of the Closing Date, those Subsidiaries of the Issuer which are designated as such on Schedule 8.12(b), and (b) each additional Subsidiary of the Issuer which is hereafter designated as such from time to time by written notice to the Note Agent in a manner consistent with the provisions of Section 9.13; provided that no Person shall be so designated (or in the cases of clauses (i), (ii), (iii) and (iv) below, if already designated, remain), if, as of the date of its designation (or if already designated, as of any date following such designation) (i) (x) such Person’s (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 2.5% of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 2.5% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries on a consolidated basis or (y) when such Person is taken together with all other Immaterial Subsidiaries as of such date, all such Immaterial Subsidiaries’ (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 10.0% of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 10.0% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, (ii) it owns, leases or operates any portion (other than de minimis assets) of any Core Property or owns any Equity Interests in any Guarantor, (iii) it owns any material assets which are used in connection with any Gaming/Racing Facility (other than a Gaming/Racing Facility with 200 gaming machines or less), (iv) it owns any Real Property which would be required to be a Mortgaged Real Property hereunder if such Subsidiary were not an Immaterial Subsidiary or (v) any Event of Default has occurred and remains continuing.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Issuer, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.08(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof and such indemnification is not disputed or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (v) Permitted Non-Recourse Guarantees shall not constitute Indebtedness, (w) the pledge of the Equity Interests in any Non-Note Party or Joint Venture to secure Indebtedness or other obligations of any Non-Note Party or Joint Venture and/or any Permitted Non-Recourse Guarantees shall not constitute Indebtedness of the pledgor solely due to the granting of such pledge, (x) casino “chips” and gaming winnings of customers shall not constitute Indebtedness, (y) any obligations of such Person in respect of Cash Management Agreements shall not constitute Indebtedness and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. Operating leases shall not constitute Indebtedness hereunder regardless of whether required to be recharacterized as Capital Leases pursuant to GAAP and Gaming/Racing Leases (and any guarantee or support arrangement in respect thereof) shall not constitute Indebtedness hereunder regardless of the characterization thereof pursuant to GAAP.

“Indemnitee” has the meaning set forth in Section 13.03(b).

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Initial Restricted Payment Base Amount” shall mean, as of any date of determination, an amount equal to the greater of $156.6 million and 25% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (x) the amount of Investments made under Section 10.04(k)(ii) on or prior to such date, (y) the amount of Restricted Payments made under Section 10.06(i) on or prior to such date and (z) the amount of Junior Prepayments made under Section 10.09(a)(i) on or prior to such date.

“Intellectual Property” has the meaning set forth in Section 8.19.

“Interactive Unrestricted Subsidiary” shall mean (a) Bally’s Interactive, LLC, together with each of its Subsidiaries and successors and (b) Fantasy Sports Shark, LLC, together with each of its Subsidiaries and successors.

“Interactive Unrestricted Subsidiary Sale” shall mean the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) (for the avoidance of doubt, other than any such sale, conveyance or transfer that would have been permitted under Section 10.05 (other than under Section 10.05(c) or 10.05(s)) were it made by a Restricted Subsidiary) of (a) any of the property or assets of any Interactive Unrestricted Subsidiary or (b) any of the Equity Interests in the Interactive Unrestricted Subsidiary.

“Interactive Unrestricted Subsidiary Sale Proceeds” shall mean the aggregate cash proceeds received by the Issuer, any Restricted Subsidiary or any Interactive Unrestricted Subsidiary from any Interactive Unrestricted Subsidiary Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration received in any Interactive Unrestricted Subsidiary Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form).

“Interest Payment Date” shall mean the first Business Day of each January, April, July and October, commencing with April 1, 2025.

“Interest Rate” shall have the meaning provided in Section 3.02(a).

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the assets of any Subsidiary of the Issuer (net of any liabilities of such Subsidiary that will not constitute liabilities of any Note Party or Restricted Subsidiary after such Designation) at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Closing Date and set forth on Schedule 8.12(c)); provided, however, that upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (i), (k), (l), (m), (s), (t) or (x) of Section 10.04 at the time of such Revocation.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer” has the meaning set forth in the introductory paragraph hereof.

“Issuer Materials” has the meaning set forth in Section 9.04.

“Issuer Merger” has the meaning set forth in the recitals hereof.

“Issuer Note Purchase” shall mean any purchase of Notes by the Issuer or one of its Subsidiaries pursuant to Section 13.05(d).

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M or such other form as is reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers) and each Joinder Agreement to be entered into pursuant to the U.S. Security Agreement, any Foreign Security Document or the Foreign Guaranty.

“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of the Issuer, in which the Issuer or a Restricted Subsidiary of the Issuer (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Junior Prepayments” shall have the meaning provided in Section 10.09.

“Kansas City Casino” shall mean the casino known as the Bally’s Kansas City, located in Kansas City, Missouri.

“Kansas City Casino Sale” shall mean an Asset Sale of the Kansas City Casino.

“Landlord” shall mean any landlord under any Gaming/Racing Lease.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“LCT Election” shall have the meaning provided in Section 1.07.

“LCT Test Date” shall have the meaning provided in Section 1.07.

“Lead Arranger” shall mean Apollo Global Securities, LLC, in its capacity as lead arranger with respect to the Closing Date Notes.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Leased Property” shall mean any leased Property under any Gaming/Racing Lease.

“License Revocation” shall mean (a) the revocation, failure to renew or suspension of any Gaming/Racing License held by the Issuer or any Restricted Subsidiary thereof, or (b) the appointment of a receiver, supervisor or similar official with respect to any gaming, gambling, wagering or betting business (including online gaming, mobile gaming and sports betting) of the Issuer or any of its Restricted Subsidiaries or to any Gaming/Racing Facility owned, leased, operated, managed or used by the Issuer or any of its Restricted Subsidiaries.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or other similar applicable Law or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof; provided that in no event shall any operating lease or any Gaming/Racing Lease (or any guarantee or support arrangement in respect thereof) be deemed to be a Lien.

“Limited Condition Transaction” shall have the meaning provided in Section 1.07.

“Liquidated Subsidiary” has the meaning set forth in Section 6.08.

“Liquor Authority” shall mean, in any jurisdiction in which the Issuer or any Restricted Subsidiary thereof sells and distributes liquor, the applicable alcoholic beverage board or commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” has the meaning set forth in Section 13.13(a).

“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented out-of-pocket costs or disbursements (including reasonable and documented fees and expenses of one primary counsel for the Secured Parties collectively, and any special gaming and local counsel reasonably required in any applicable material jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform the Issuer in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

“Make-Whole Amount” has the meaning set forth in Section 11.01.

“Make-Whole Event” has the meaning set forth in Section 11.01.

“Make-Whole Premium” shall mean, with respect to any Notes on any applicable Redemption Date, an amount equal to the excess of:

(i) the present value at such Redemption Date of (a) 105.5% of the principal amount of such Notes, plus (b) all required remaining scheduled interest payments due on such Notes through the First Call Date (excluding accrued but unpaid interest to such Redemption Date), calculated using a discount rate equal to the Treasury Rate as of such Redemption Date, plus fifty (50) basis points, over

(ii) (A) 100% of the outstanding aggregate principal amount of such Notes plus (B) all accrued and unpaid interest on such Notes as of such Redemption Date.

“Mandatory Redemption Date” has the meaning set forth in Section 2.10(b)(i).

“Mandatory Redemption Offer Event” shall mean each of the events set forth in Sections 2.10(a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(v) upon the occurrence of which the Issuer shall be required to make to the Purchasers a mandatory offer to redeem the Notes in accordance with the provisions of Section 2.10(b).

“Margin Stock” shall mean margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean (a) on the Closing Date, a Closing Date Material Adverse Effect, and (b) thereafter, (i) a material adverse effect on the business, assets, financial condition or results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions, (ii) a material adverse effect on the ability of the Note Parties to satisfy their material payment Obligations under the Note Documents or (iii) a material adverse effect on the legality, binding effect or enforceability against any material Note Party of any Note Document to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Material Assets” shall mean, collectively, any Intellectual Property, Gaming/Racing Licenses or Gaming/Racing Facilities, in each case, owned by a Note Party or any of its Restricted Subsidiaries that are material to the business of the Issuer and its Restricted Subsidiaries (taken as a whole), as determined by the Issuer in good faith.

“Material Gaming/Racing Agreements” shall mean (i) the VLT Contract, (ii) the Tiverton VLT Contract, (iii) the Regulatory Agreement, (iv) the Hard Rock Documents, (v) the Biloxi Lease, (vi) the Tidelands Lease and (vii) the Agreement dated as of October 1, 2021, by and between Dover Downs, LLC (f/k/a Dover Downs, Inc.) and Delaware Standardbred Owners Association, Inc., in each case, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time as permitted by this Agreement and, in the case of the agreements identified in clauses (i), (ii) and (iii) of this definition, as such are clarified and supplemented by the Comfort Letters.

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $25.0 million.

“Material Real Property” shall mean any Real Property located in the United States with a fair market value in excess of $5.0 million at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Issuer in good faith. For the avoidance of doubt, “Material Real Property” shall include each Real Property described on Schedule 1.01(C).

“Maximum Rate” has the meaning set forth in Section 13.19.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Merger Sub I” has the meaning set forth in the recitals hereof.

“Merger Sub II” has the meaning set forth in the recitals hereof.

“Mergers” has the meaning set forth in the recitals hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Permitted Liens) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property, which (a) in the case of any such Mortgaged Real Property located in the United States shall be in substantially the form of Exhibit I or such other form as is reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers) and (b) in the case of any such Mortgaged Real Property located outside of the United States shall be in a form customary for such jurisdiction and reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers), in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers).

“Mortgaged Real Property” shall mean (a) each Real Property listed on Schedule 1.01(C) as of the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 9.08, 9.11 or 9.15 (in each case, unless and until such Real Property is no longer subject to a Mortgage).

“Mortgaged Vessel” shall mean each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Vessel or Replacement Vessel is no longer subject to a Ship Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making, required to make or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made or been required to make contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i) in the case of any Asset Sale pursuant to Sections 10.05(c) or 10.05(s), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by the Issuer or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of the Issuer or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Note Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuer or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Note Agent; provided, that, no such amounts shall constitute Net Available Proceeds under this clause (i) unless (x) the aggregate value of the Property sold in any single Asset Sale or related series of Asset Sales is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)) or (y) the aggregate value of all Property sold in Asset Sales and Interactive Unrestricted Subsidiary Sales in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)); provided, further, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;

(ii) in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of the Issuer or any Restricted Subsidiary in connection with recovery thereof, (B) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Note Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a result of such Casualty Event, and (C) any Taxes paid or payable by or on behalf of the Issuer or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided, that no such amounts shall constitute Net Available Proceeds under this clause (ii) unless (x) the aggregate proceeds or other compensation in respect of any single Casualty Event is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)) or (y) the aggregate proceeds or other compensation in respect of all Casualty Events in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)); provided that in the case of a Casualty Event with respect to Property that is subject to a Gaming/Racing Lease or any other lease entered into for the purpose of, or with respect to, operating or managing Gaming/Racing Facilities and related assets, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such Property and costs to preserve, stabilize, repair, replace or restore such Property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such Property, or the preservation or stabilization of such Property (in accordance with the provisions of the applicable lease);

(iii) in the case of any Debt Issuance (including, for purposes of Section 2.10(a)(ii), Refinancing Indebtedness) or Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance or Equity Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith; and

(iv) in the case of any Interactive Unrestricted Subsidiary Sale, the aggregate amount of Interactive Unrestricted Subsidiary Sale Proceeds, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of the Issuer or any Subsidiary in connection with such Interactive Unrestricted Subsidiary Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of the Issuer or any Subsidiary as a result of such Interactive Unrestricted Subsidiary Sale (after application of all credits and other offsets that arise from such Interactive Unrestricted Subsidiary Sale); (C) any repayments by or on behalf of the Issuer or any Subsidiary of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Note Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than the Issuer or any Subsidiary) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Interactive Unrestricted Subsidiary Sale and retained by the Issuer or any of its Subsidiaries after such Interactive Unrestricted Subsidiary Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Interactive Unrestricted Subsidiary Sale, all as reflected in an Officer’s Certificate delivered to the Note Agent; provided, that no such amounts shall constitute Net Available Proceeds under this clause (iv) unless (x) the aggregate value of the Property sold in any single Interactive Unrestricted Subsidiary Sale or related series of Interactive Unrestricted Subsidiary Sale is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (iv)) or (y) the aggregate value of all Property sold in Interactive Unrestricted Subsidiary Sale and Asset Sales in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)); provided, further, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (iv) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Interactive Unrestricted Subsidiary Sale, the amount of such reserve.

“Non-Defaulting Purchaser” shall mean each Purchaser other than a Defaulting Purchaser.

“Non-Note Party” and “Non-Note Parties” shall mean any Subsidiary or Subsidiaries of the Issuer that is not a Note Party or are not Note Parties.

“Non-Note Party Cap” shall mean, at any time, an amount equal to (i) the greater of $125.2 million and 20% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period, in the aggregate minus (ii) the then outstanding aggregate principal amount of Indebtedness incurred (or being incurred concurrent with any determination of the Non-Note Party Cap) by Non-Note Parties pursuant to Sections 10.01(q), 10.01(t) and 10.01(v).

“Non-U.S. Purchaser” has the meaning set forth in Section 5.06(c)(ii).

“Note Agent” has the meaning set forth in the introductory paragraph hereof. The Note Agent shall not act as, or be deemed to act as, transfer agent or registrar under Article 8 of the UCC or Section 17A(c) of the Exchange Act hereunder or under any other Note Documents.

“Note Documents” shall mean, collectively, (a) this Agreement, (b) the Notes, (c) the Security Documents, (d) the Closing Date Pari Passu Intercreditor Agreement, (e) any Second Lien Intercreditor Agreement, (f) [reserved], (g) any Exchange Amendment, (h) any Refinancing Amendment, (i) the Foreign Guaranty, (j) any Joinder Agreement, (k) the Agent Fee Letter and (l) each other agreement entered into by any Note Party with the Note Agent, Collateral Agent and/or any Purchaser, in connection herewith or therewith evidencing or governing the Obligations (other than the Commitment Letter, the Engagement Letter and the Fee Letter), all as amended from time to time.

“Note Parties” shall mean the Issuer and the Guarantors.

“Notes” shall mean, collectively, the Closing Date Notes, any Other Notes and any Exchanged Notes.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Note Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Note Document (including in each case interest, fees, premiums (including any Redemption Premium) and expenses accruing or obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“OFAC” has the meaning set forth in the definition of “Sanction(s)”.

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer, its treasurer or controller or its secretary or assistant secretary (in each case, or an equivalent officer) or any other officer reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers), in each case in their official (and not individual) capacities.

“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit P or such other form as is reasonably acceptable to the Note Agent.

“Optional Redemption” has the meaning set forth in Section 2.09(a).

“Optional Redemption Date” has the meaning set forth in Section 2.09(a).

“Optional Redemption Notice” has the meaning set forth in Section 2.09(a).

“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Applicable Indebtedness” shall mean Indebtedness incurred pursuant to Sections 10.01(a)(ii), 10.01(b), 10.01(c), 10.01(h), 10.01(k), 10.01(n), 10.01(q), 10.01(u), 10.01(v) and 10.01(w).

“Other Connection Taxes” shall mean, with respect to any Agent, any Purchaser or any other recipient of any payment to be made by or on account of any obligation of any Note Party under any Note Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Notes or Note Document).

“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted First Priority Refinancing Debt, Indebtedness under the First Lien Credit Agreement or Ratio Debt (or, in each case, any Permitted Refinancing thereof).

“Other Junior Indebtedness” shall mean the Senior Unsecured Notes (and any Permitted Refinancing thereof), Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(q) or Ratio Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Junior Indebtedness Documentation” shall mean the documentation governing any Other Junior Indebtedness.

“Other Note Commitments” shall mean one or more Tranches of note commitments hereunder that result from a Refinancing Amendment.

“Other Notes” shall mean one or more Tranches of Notes that result from a Refinancing Amendment.

“Other Taxes” has the meaning set forth in Section 5.06(b).

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations, the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations, the irrevocable termination of all Note Commitments and the payment in full in cash of all Obligations (except Unasserted Obligations), including principal, interest, fees, expenses, costs (including post-petition interest, fees, expenses, and costs even if such interest, fees, expenses and costs are not an allowed claim enforceable against any Note Party in a bankruptcy case under applicable law) and premium (if any). For purposes of this definition, “Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“Parent Company” shall mean, with respect to a Purchaser, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Purchaser, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Purchaser.

“Paying Agency Agreement” shall mean that certain Paying Agency Agreement to be entered into between the Issuer and U.S. Bank Trust Company, National Association, as registrar, authenticating agent and paying agent (collectively, the “Paying Agent”), in substantially the form attached hereto as Exhibit C, including any amendments or supplements thereto made in accordance with Section 10(a) thereof that are not adverse to the interests of holders of the Notes.

“Paying Agent” has the meaning set forth in the definition of “Paying Agency Agreement”.

“Payment Recipient” has the meaning set forth in Section 12.16(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“PE II” shall mean Premier Entertainment II, LLC, a Delaware limited liability company.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to, or is required to be contributed to, by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by the Issuer on behalf of the Issuer and each of the Guarantors existing on the Closing Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit N or such other form as is reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers)) executed and delivered by the applicable Note Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h)(ii).

“Permits” has the meaning set forth in Section 8.15.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by the Issuer or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or of more than 50% of the Equity Interests in, a Person or any division or line of business of a Person so long as, subject to Section 1.07, (a) no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto, the Issuer shall be in compliance with Section 10.11, (c) in the case of a Permitted Acquisition consisting of a purchase or acquisition of the Equity Interests in any Person that does not become a Guarantor hereunder (except to the extent becoming a Guarantor is prohibited by applicable Gaming/Racing Laws) or of an acquisition by a Person that is not the Issuer or a Guarantor (and does not become a Guarantor) hereunder, the consideration (excluding Equity Interests in the Issuer) paid in all such Permitted Acquisitions shall not exceed an aggregate amount equal to the sum of (i) the greater of $100.0 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended during the term of this Agreement plus (ii) the amounts available for Investments set forth in Section 10.04(k) and (d) with respect to a Permitted Acquisition in excess of $50.0 million, the Issuer has delivered to the Note Agent an Officer’s Certificate to the effect set forth in clauses (a), (b) and (c) above, together with all relevant financial information in the Issuer’s possession or available to the Issuer for the Person or assets to be acquired.

“Permitted Business” shall mean any business of the type in which the Issuer and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto) and reasonable expansions and developments thereof.

“Permitted Business Assets” shall mean (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by the Issuer’s Board of Directors or a Responsible Officer or other management of the Issuer or the Restricted Subsidiary acquiring such assets, in each case, in its good faith judgment.

“Permitted Equity Issuance” shall mean any issuance of Equity Interests (other than Disqualified Capital Stock) by the Issuer.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Issuer (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Issuer or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (d) the holders of such Indebtedness (or their representative) and the Note Agent shall be party to the Closing Date Pari Passu Intercreditor Agreement.

“Permitted Holder” shall mean (a) (i) Standard General, L.P., (ii) its Affiliates and (iii) any funds or accounts managed or controlled by it or its Affiliates (clauses (i) through (iii), collectively, “Standard General Investors”), (b) any Person with whom one or more of the Standard General Investors forms a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (b), the relevant Standard General Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of the Issuer owned by such “group”, and (c) Sinclair Broadcasting Group, Inc. and its Affiliates.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (i) does not have a scheduled maturity date prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (ii) does not have a Weighted Average Life to Maturity that is shorter than that of any outstanding Notes (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions (and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would satisfy the Permitted Junior Debt Conditions) or Equity Issuances), and customary asset sale provisions and excess cash flow prepayment provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Indebtedness) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (v) has terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by the Issuer in good faith) substantially identical to the terms of the Closing Date Notes, as existing on the date of incurrence of such Indebtedness except, to the extent such terms (x) at the option of the Issuer (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Issuer in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to the Issuer (as determined by the Issuer in good faith), when taken as a whole, than the terms of the Closing Date Notes (except for covenants or other provisions applicable only to periods after the Final Maturity Date (it being understood that any such Indebtedness may provide for the ability to participate (i) with respect to any borrowings, purchases, voluntary prepayments or redemptions or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Notes or facility and (ii) with respect to any mandatory prepayments on a less than pro rata basis with the applicable Notes (and on a greater than pro rata basis with respect to prepayments of any such Indebtedness with the proceeds of permitted refinancing Indebtedness))), or (y) are (1) added to the Closing Date Notes or (2) applicable only after the Final Maturity Date (it being understood that to the extent any financial maintenance covenant (together with any related “equity cure” provision) is added for the benefit of any such Indebtedness, no consent shall be required from the Note Agent or any of the Purchasers to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing facility). For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to the Issuer and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Permitted Liens” has the meaning set forth in Section 10.02.

“Permitted Non-Recourse Guarantees” shall mean customary indemnities or guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Issuer or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Issuer or any Restricted Subsidiary of the Issuer except for recourse to the Equity Interests in such Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and/or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).

“Permitted Queen Master Lease Liabilities” shall mean, from the Closing Date until the effectiveness of the Specified Queen Master Lease Amendment, any unsecured, joint and several liabilities (or any unsecured guarantee thereof) under the Queen Master Lease (as in effect on the Closing Date and as such lease may be amended from time to time in accordance with the terms set forth on Schedule 1.01(F)) constituting Investments by the Issuer or any Note Party in any Queen Unrestricted Subsidiary.

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (determined without giving effect to the impact of prepayments on amortization of term Indebtedness being refinanced) (excluding bridge facilities allowing extensions on customary terms to a date no earlier than the stated maturity date of the Indebtedness being refinanced), (ii) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of the Issuer or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be the Issuer or the borrower of the indebtedness being refinanced and (ii) any Note Party shall be permitted to guarantee any such refinancing Indebtedness of any other Note Party.

“Permitted Reorganization Transactions” shall mean any internal reorganization transaction or action by the Issuer or any of its Restricted Subsidiaries in connection with, or reasonably related to, the Gamesys Acquisition, including, without limitation, the repayment of any Indebtedness of Gamesys or its Subsidiaries and the integration of Gamesys and its Subsidiaries into the Issuer’s organizational structure, in each case, so long as, after giving effect thereto, the security interest of the Secured Parties in the Collateral, taken as a whole, and the Guarantees by the Guarantors, taken as a whole, are not materially impaired (as reasonably determined by the Issuer in good faith).

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Issuer (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Issuer or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to a Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) and (d) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Issuer (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Platform” has the meaning set forth in Section 9.04.

“Pledged Collateral” shall mean the “Pledged Collateral” as defined in the U.S. Security Agreement or in any other Security Document, as applicable.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Subsidiaries for such period.

“Premier Entertainment” shall mean Premier Entertainment Biloxi LLC, a Delaware limited liability company.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in Schedule B annexed to the applicable Mortgage as such Schedule B may be amended from time to time to the reasonable satisfaction of the Note Agent.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.05.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Purchaser” has the meaning set forth in Section 9.04.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 270 days after such acquisition of such Property or the incurrence of such costs by such Person.

“Purchase Request” shall mean a written notice of a request to issue Notes, which shall be substantially in the form of Exhibit B, or such other form reasonably acceptable to the Note Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Note Agent, appropriately completed and signed by a Responsible Officer of the Issuer.

“Purchaser” shall mean (a) each Closing Date Note Purchaser and (b) any Person that becomes a “Purchaser” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Purchaser pursuant to an Assignment Agreement.

“Purchaser Insolvency Event” shall mean that (i) a Purchaser or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Purchaser or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Purchaser or its Parent Company, or such Purchaser or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Purchaser Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Purchaser or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser.

“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.

“Qualified Contingent Obligations” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which the Issuer or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of casinos, “racinos”, full-service casino resorts or non-gaming resorts (and properties ancillary or related thereto (or owners of casinos, “racinos”, full-service casino resorts or non-gaming resorts)) with respect to which the Issuer or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management, development or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred.

“Queen” has the meaning set forth in the recitals hereof.

“Queen Credit Agreement” shall mean that certain Credit Agreement, dated as of July 13, 2022, by and among, among others, Queen, as borrower, the lenders party thereto from time to time, and Fortress Credit Corp, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Queen Master Lease” shall mean that certain Third Amended and Restated Master Lease, dated as of November 13, 2023, by and among GLP Capital, L.P., a Pennsylvania limited partnership, as lessor, Casino Queen Inc., an Illinois corporation, Louisiana Casino Cruises, LLC, a Louisiana limited liability company, Casino Queen Marquette, Inc., an Iowa corporation, and Catfish Queen LLC, a Louisiana limited liability company, as lessees.

“Queen Merger” has the meaning set forth in the recitals hereof.

“Queen Refinancing” shall mean the repayment of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under and with respect to the Queen Credit Agreement (other than Unasserted Obligations that by their terms survive the termination of the Queen Credit Agreement), and the termination of all commitments to extend credit thereunder.

“Queen Share Contribution” has the meaning set forth in the recitals hereof.

“Queen Unrestricted Subsidiary” shall mean, at any time of determination, any Unrestricted Subsidiary that is a Subsidiary of Queen.

“Ratio Debt” has the meaning set forth in Section 10.01(t).

“Ratio Debt Amount” shall mean, as of any date of determination, subject to Section 1.07:

(a) the Shared Fixed Incremental Amount; plus

(b) (x) in the case of Indebtedness incurred under Section 10.01(t) that serves to effectively extend the maturity of the Notes, the First Lien Credit Facilities (or any portion thereof), Permitted First Priority Refinancing Debt and/or any Ratio Debt that is secured on a pari passu basis with the Obligations, an amount equal to the reductions in the Notes, the First Lien Credit Facilities (or any portion thereof), Permitted First Priority Refinancing Debt and/or such pari passu Ratio Debt to be replaced with such Indebtedness and (y) in the case of any Indebtedness incurred under Section 10.01(t) that effectively replaces any Notes repaid under Section 2.11, 13.04(b) or 13.05(k), an amount equal to the portion of the relevant terminated commitments under the repaid Notes; plus

(c) the aggregate amount of (i) any voluntary prepayment or repurchase of Notes, term loans under the First Lien Credit Facilities, Permitted First Priority Refinancing Debt or Ratio Debt that is secured on a pari passu basis with the Obligations and (ii) any permanent reduction of revolving commitments constituting Permitted First Priority Refinancing Debt, revolving commitments under the First Lien Credit Facilities and revolving commitments constituting Ratio Debt that are secured on a pari passu basis with the Obligations, in each case to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment of any Indebtedness originally incurred in reliance on clause (d) below (the amounts under clauses (b) and (c) together, the “Ratio Prepayment Amount”); plus

(d) an unlimited amount so long as, in the case of this clause (d), (i) if such Indebtedness is secured, the Consolidated Total Secured Net Leverage Ratio would not exceed 2.50:1.00, and (ii) if such Indebtedness is unsecured, the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for purposes of this clause (d), (1) in the case of any revolving Indebtedness incurred in reliance on this clause (d), such calculation shall be made assuming a full drawing of such revolving Indebtedness and (2) such calculation shall be made without netting the cash proceeds of any such Indebtedness (this clause (d), the “Ratio Incurrence-Based Amount”).

It is understood and agreed that (I) the Issuer may elect to use the Ratio Incurrence-Based Amount prior to the Shared Fixed Incremental Amount or the Ratio Prepayment Amount and regardless of whether there is capacity under the Shared Fixed Incremental Amount or the Ratio Prepayment Amount, and if the Shared Fixed Incremental Amount, the Ratio Prepayment Amount and the Ratio Incurrence-Based Amount are each available and the Issuer does not make an election, the Issuer will be deemed to have elected to use the Ratio Incurrence-Based Amount; and (II) any portion of any Indebtedness incurred in reliance on the Shared Fixed Incremental Amount or the Ratio Prepayment Amount shall be reclassified as incurred under the Ratio Incurrence-Based Amount as the Issuer may elect from time to time if the Issuer meets the applicable Consolidated Total Secured Net Leverage Ratio or Fixed Charge Coverage Ratio, as applicable, under the Ratio Incurrence-Based Amount at such time on a pro forma basis.

“Ratio Incurrence-Based Amount” has the meaning set forth in the definition of “Ratio Debt Amount.”

“Ratio Prepayment Amount” has the meaning set forth in the definition of “Ratio Debt Amount.”

“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds (it being understood that for purposes of Schedule 8.23(a), the Issuer shall not be required to describe such improvements and appurtenant fixtures in such Schedule).

“Record Date” for the interest payable on any applicable Interest Payment Date means December 15, March 15, June 15 and August 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“Redemption Amount” shall mean an amount equal to (a) 100% of the outstanding aggregate principal amount of the Notes to be redeemed on the applicable Redemption Date, plus (b) all accrued and unpaid interest on such Notes as of such Redemption Date, plus (c) the Redemption Premium applicable to such Notes as of such Redemption Date.

“Redemption Date” shall mean an Optional Redemption Date or a Mandatory Redemption Date, as applicable.

“Redemption Premium” shall mean (a) on or prior to the First Call Date, the Make-Whole Premium, and (b) after the First Call Date, a premium equal to the amount computed by multiplying (i) the percentage set forth below opposite to the period set forth below during which the Optional Redemption occurs or other redemption of the Notes is required to be made hereunder by (ii) the aggregate principal amount of the Notes being redeemed pursuant to such Optional Redemption or such other redemption:

Period in which the Optional Redemption occurs or other redemption of the Notes is required to be made hereunder	Redemption Premium
After the First Call Date but on or prior to the first anniversary of the First Call Date	5.50%
After the first anniversary of First Call Date	0.00%

“refinance” shall mean refinance, renew, extend, exchange, convert, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinanced Debt” shall have the meaning set forth in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Note Agent and the Issuer executed by each of (a) the Issuer, (b) the Note Agent, (c) each additional Purchaser and each existing Purchaser that agrees to provide any portion of the Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Notes), in each case, issued, incurred or otherwise obtained (including by means of the extension, conversion, amendment or renewal of existing Indebtedness) in exchange for, or to extend, amend, convert, renew, replace or refinance, in whole or part, then-existing Notes and/or Refinancing Indebtedness (“Refinanced Debt”); provided that (i) other than in the case of customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the following requirements), such Indebtedness has the same or a later maturity and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any arrangement fees, upfront fees and original issue discount), plus, any unutilized commitments thereunder, (iii) such Refinanced Debt shall be repaid, defeased, satisfied and discharged or extended or renewed on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on or promptly following the date such Refinancing Indebtedness is issued, incurred or obtained (or released from escrow, as applicable), (iv) [reserved], (v) the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Indebtedness are (as determined by the Issuer in good faith) substantially identical to the terms of the Refinanced Debt as existing on the date of incurrence of such Refinancing Indebtedness except, to the extent such terms (x) at the option of the Issuer (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Issuer in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any Refinancing Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to the Issuer (as reasonably determined by the Issuer in good faith), when taken as a whole, than the terms of the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Final Maturity Date (it being understood that any Refinancing Indebtedness may provide for the ability to participate (i) with respect to any borrowings, purchases, voluntary prepayments or redemptions or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Notes and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of a Refinancing Indebtedness that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Notes (and on a greater than pro rata basis with respect to prepayments of any such Refinancing Indebtedness with the proceeds of permitted refinancing Indebtedness))), or (y) are (1) added to the Closing Date Notes or (2) applicable only after the Final Maturity Date (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Refinancing Indebtedness, no consent shall be required from the Note Agent or any of the Purchasers to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class), (vi) the Issuer shall be the sole borrower thereunder and no Subsidiary of the Issuer shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) to the extent such Indebtedness is secured, such Indebtedness shall not be secured by any Liens on any assets, except Liens on the Collateral. For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to the Issuer and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Register” has the meaning set forth in Section 2.08(c).

“Regulation D” shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Agreement” shall mean that certain Amended and Restated Regulatory Agreement, signed and effective as of March 1, 2024, by and among DBR, the Division, the Issuer, UTGR, TRT, BMG and Bally’s RI iCasino, LLC, a Delaware limited liability company, as amended, amended and restated, replaced, modified or supplemented, as permitted by this Agreement.

“Related Indemnified Person” has the meaning set forth in Section 13.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Purchaser” has the meaning set forth in Section 2.11(a).

“Replacement Purchaser” has the meaning set forth in Section 2.11(a).

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Required Purchasers” shall mean, as of any date of determination, Non-Defaulting Purchasers the sum of whose outstanding Notes and unutilized Commitments then outstanding represents more than 50% of the aggregate sum (without duplication) of all outstanding Notes and all unutilized Commitments of all Non-Defaulting Purchasers.

“Required Tranche Purchasers” shall mean: (a) with respect to Purchasers holding Closing Date Notes or having Closing Date Note Commitments, Non-Defaulting Purchasers holding more than 50% of the aggregate sum of the outstanding principal amount of Closing Date Notes and unutilized Closing Date Note Commitments of Non-Defaulting Purchasers then outstanding; (b) [reserved]; (c) for each Exchange Tranche, if applicable, with respect to Purchasers holding Exchanged Notes or having commitments in respect of Exchanged Notes, in each case, in respect of such Exchange Tranche, Non-Defaulting Purchasers holding more than 50% of the aggregate sum of such Exchanged Notes and commitments in respect thereof, in each case, in respect of such Exchange Tranche, as applicable, of Non-Defaulting Purchasers then outstanding; and (d) for each Tranche of Other Notes, Non-Defaulting Purchasers holding more than 50% of the aggregate sum of such Other Notes and unutilized Other Notes Commitments in each case, in respect of such Tranche, of Non-Defaulting Purchasers then outstanding.

“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address or remediate any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies, investigations, and monitoring in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean (i) the chief executive officer of the Issuer, the president of the Issuer (if not the chief executive officer), any senior or executive vice president of the Issuer, the chief financial officer, the chief accounting officer or treasurer of the Issuer, the secretary or assistant secretary of the Issuer or, with respect to financial matters, the chief financial officer, the chief accounting officer, senior financial officer or treasurer of the Issuer and (ii) as to any document delivered by a Subsidiary, any Person authorized by all necessary corporate, limited liability company and/or other action of such Subsidiary to act on behalf of such Subsidiary.

“Restricted Amount” has the meaning set forth in Section 2.10(a).

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in the Issuer or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in the Issuer or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock in the Issuer or any of its Restricted Subsidiaries; provided that any Qualified Capital Stock so issued by a Restricted Subsidiary is pledged to Collateral Agent to secure the Secured Obligations in accordance with the Security Documents.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of the Issuer other than the Unrestricted Subsidiaries.

“Retained Percentage” shall mean, with respect to an Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility from trust or other similar arrangement to the Issuer or any of its Restricted Subsidiaries from time to time.

“Revocation” has the meaning set forth in Section 9.12(b).

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“Sanction(s)” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom or (c) other relevant sanctions authority.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and the so-called Donetsk and Luhansk People’s Republics).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit T or such other form as is reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers).

“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of the Issuer delivered, or required to be delivered, pursuant to Section 9.04(c).

“Secured Obligations” shall mean all Obligations and including all obligations (whether or not constituting future advances, obligatory or otherwise) of the Issuer and any and all of the Guarantors from time to time arising under or in respect of this Agreement and the other Note Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement and the other Note Documents), in each case whether (i) direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise and/or (iii) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Note Party or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding); provided, however, that with respect to any Guarantor, if in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the Secured Obligations of such Guarantor would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its Secured Obligations, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

“Secured Parties” shall mean the Agents and the Purchasers.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the U.S. Security Agreement, the Hard Rock SNDA (Restaurant Lease), the Hard Rock SNDA (Retail Store Lease), the Hard Rock Collateral Assignment Consent, the Mortgages, the Ship Mortgages, each Foreign Security Document and each other security document or pledge agreement, instrument or other document executed and delivered by a Note Party to grant, pledge or perfect a security interest in any Property acquired or developed that is of the kind and nature that would be required to constitute Collateral as security for the Obligations.

“Senior Indebtedness” has the meaning set forth in Section 13.04(a)(viii).

“Senior Unsecured Notes” shall mean $1,500.0 million of unsecured Indebtedness of the Issuer, consisting of (i) $750.0 million in aggregate principal amount of 5.625% senior notes due 2029 and (ii) $750.0 million in aggregate principal amount of 5.875% senior notes due 2031.

“SG Gaming” has the meaning set forth in the recitals hereof.

“SG Parent” has the meaning set forth in the recitals hereof.

“Shared Cap” shall mean, on any date, an amount equal to:

(a) $132,859,977.33; plus

(b) an amount (which amount shall not be less than zero) equal to the Cumulative Retained Excess Cash Flow Amount at such time; plus

(c) (i) to the extent of a Revocation or a Deemed Revocation after the Closing Date, the fair market value of the Issuer’s (or a Restricted Subsidiary’s) Investments in such Unrestricted Subsidiary as of the date of such Revocation (or Deemed Revocation, as applicable), and, without duplication, (ii) 100% of any dividends or distributions (including, for the avoidance of doubt, (A) repayments of Indebtedness owing from an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary and (B) payments of management fees from an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary) received in cash and 100% of the fair market value of any property received by the Issuer or a Restricted Subsidiary in any such dividend or distribution after December 31, 2024 from an Unrestricted Subsidiary; plus

(d) an amount equal to the returns or refunds of Investments received by the Issuer and its Restricted Subsidiaries from Persons other than Note Parties to the extent (i) such Investments were made using the Available Amount (and not to exceed the original amount of such Investments) and (ii) such returns or refunds are not included in Consolidated Net Income; plus

(e) the aggregate amount of Equity Issuance Proceeds (but excluding Excluded Contributions) received by the Issuer from Permitted Equity Issuances (other than Permitted Equity Issuances pursuant to Section 11.03) after the Closing Date and on or prior to such date; plus

(f) the aggregate fair market value of assets or Property acquired in exchange for Equity Interests (other than Disqualified Capital Stock) of the Issuer (other than Excluded Contributions and Permitted Equity Issuances pursuant to Section 11.03) after the Closing Date and on or prior to such date; plus

(g) the aggregate principal amount of debt instruments or Disqualified Capital Stock issued after the Closing Date that are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by the Issuer after the Closing Date and on or prior to such date, together with the fair market value of any assets or Property received in such conversion or exchange; plus

(h) to the extent not otherwise applied to prepay, redeem or otherwise retire Other First Lien Indebtedness, the amount of any Declined Amounts;

provided, that, (1) to the extent the Shared Cap is increased by the transfer or contribution (whether as a result of the Designation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 9.12(a) or any other transaction that has the same effect) of publicly traded equity securities otherwise expected to be owned by an Unrestricted Subsidiary (as determined by the Issuer in good faith), the value assigned to such equity securities for the purpose of calculating the Shared Cap shall be equal to 85% of the product of the number of such equity securities times the volume weighted average price per share over the thirty (30) trading days immediately preceding such transfer or contribution and (2) the Shared Cap shall not be increased or decreased solely as a result of the creation or termination of the existence of any Permitted Queen Master Lease Liabilities

For the avoidance of doubt, the Designation of any Unrestricted Subsidiary set forth on Schedule 8.12(c) (which, for the avoidance of doubt, are the “Unrestricted Subsidiaries” existing as of the Closing Date under and as defined in the First Lien Credit Agreement plus Queen Unrestricted Subsidiaries that are included on Schedule 8.12(c)) shall not reduce the Shared Cap.

“Shared Fixed Incremental Amount” shall mean, as of any date of determination, (a) $150.0 million minus (b) the aggregate principal amount of any Indebtedness incurred after the Closing Date pursuant to Section 10.01(a) or Section 10.01(t) in reliance on the Shared Fixed Incremental Amount (that has not been reallocated in accordance with the terms hereof).

“Ship Mortgage” shall mean a Ship Mortgage in form reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers) and the Issuer made by the applicable Note Parties in favor of Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent (acting at the direction of the Required Purchasers) as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel(s) covered thereby, subject only to Permitted Liens.

“Shreveport Casino” shall mean the Shreveport Casino & Hotel, located in Shreveport, Louisiana.

“Shreveport Casino Sale” shall mean an Asset Sale of the Shreveport Casino.

“Solvent” and “Solvency” shall mean, for any Person and its Subsidiaries on a consolidated basis, on a particular date, that on such date (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the Property of such Person and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (d) such Person and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted and are proposed to be conducted, and (e) such Person does not intend to, and such Person does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such Subsidiary. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified 10.04(k) Investment Returns” shall mean the amounts received by the Issuer and its Restricted Subsidiaries with respect to Investments made pursuant to Section 10.04(k) (including with respect to contracts related to such Investments and including principal, dividends, interest, distributions, sale proceeds, payments under contracts relating to such Investments, repayments or other amounts) that are designated by the Issuer as Specified 10.04(k) Investment Returns in the Compliance Certificate delivered to the Note Agent in respect of the fiscal quarter (or fiscal year) in which such amounts were received.

“Specified Gaming/Racing Lease” shall mean any Gaming/Racing Lease designated as a “Specified Gaming/Racing Lease” by the Issuer to the Note Agent in writing from time to time (which notice shall also attach a copy of such Gaming/Racing Lease).

“Specified Merger Agreement Representations” shall mean the representations and warranties made by, or with respect to, Merger Sub I, Merger Sub II, the Issuer and their respective subsidiaries in the Merger Agreement that are material to the interests of the Closing Date Note Purchasers (in their capacities as such), but only to the extent that SG Parent (or its applicable affiliate) has the right (taking into account applicable cure periods) to terminate its obligations under the Merger Agreement or to decline to consummate the Queen Merger and the Queen Share Contribution (in each case, in accordance with the terms thereof) as a result of a breach of any such representations and warranties.

“Specified Queen Master Lease Amendment” shall mean amendments to the Queen Master Lease that, collectively, result in splitting, dividing or otherwise separating the properties subject thereto and/or lessees or tenants party thereto, resulting in there no longer being any joint and several indemnity or other obligations between any Note Parties, on the one hand, and any Unrestricted Subsidiary, on the other, as contemplated by Schedule 9.15.

“Specified Representations” shall mean the representations and warranties of the Note Parties set forth in Section 8.01(a)(i) (solely as it relates to the organizational existence of the Note Parties), Section 8.01(a)(ii)(A) (solely as it relates to the execution, delivery and performance of the Note Documents by the Issuer and the applicable Guarantors), Section 8.04(a)(i)(x) (solely as it relates to the execution, delivery and performance of the applicable Note Documents, the incurrence of Indebtedness hereunder, the granting of Guarantees, and the granting of Liens in the Collateral pursuant to the Note Documents), Section 8.05, Section 8.09, Section 8.11(b) (solely as it relates to compliance of the Transactions with Regulation T, Regulation U or Regulation X), Section 8.14, Section 8.17, and Section 8.27 (solely as it relates to use of proceeds of the Closing Date Notes not violating OFAC, the FCPA or the USA Patriot Act).

“Specified Transaction” shall mean (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale or designation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer or redesignation of an Unrestricted Subsidiary that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary, (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person and (f) any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof).

“Subject Subsidiary” shall mean, at any time of determination, a Subsidiary that (i) is an Immaterial Subsidiary, (ii) its Consolidated EBITDA for the then most recently ended Test Period is not in excess of 2.5% of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries or (iii) its Consolidated Total Assets as of the last day of the then most recently ended Test Period is not in excess of 2.5% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency and, after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power, other than with respect to Premier Entertainment and Premier Entertainment Vicksburg, LLC) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Swap Contract” shall mean any agreement (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement). For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by the Issuer or its Restricted Subsidiaries.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Reduction Event” shall mean the Issuer or its applicable Restricted Subsidiaries having achieved the requirements as outlined in Section 4815(b)(3)a.1., Title 29 of the Delaware Code to qualify for the reduction in video lottery proceeds required to be returned to the State of Delaware as described in such Section of the Delaware Code and such reduction has become effective.

“Tax Returns” has the meaning set forth in Section 8.08.

“Tax Sharing Agreement” shall mean that certain Amended and Restated Tax Sharing Agreement, dated as of May 10, 2019, by and among the Issuer and its Subsidiaries, as amended.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of the Issuer and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to the Note Agent or have been filed with the SEC.

“Tidelands Lease” shall mean that certain Public Trust Tidelands Lease, dated as of October 27, 2003, by and between the State of Mississippi, as lessor, and Premier Entertainment (as successor in interest by merger with Premier Entertainment LLC), as lessee, as amended by that certain Amendment to Public Trust Tidelands Lease, dated as of February 5, 2009, and recorded as Instrument #2009-2344D-J2 (together with any and all modifications, renewals, extensions, and substitutions of the foregoing), and recorded in Book 410, Page 107 with the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi.

“Tiverton Casino Hotel” shall mean the Tiverton Casino Hotel, located in Tiverton, Rhode Island.

“Tiverton VLT Contract” shall mean that certain Master Video Lottery Terminal Contract by and between the Division and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC), dated as of November 23, 2005, as amended through the Closing Date, and as assigned to TRT, and as may be further amended from time to time as permitted by this Agreement.

“Trade Date” shall have the meaning provided in Section 13.05(k)(i).

“Tranche” shall mean (i) when used with respect to the Purchasers, each of the following classes of Purchasers: (a) Purchasers having Closing Date Notes or Closing Date Note Commitments and (b) Purchasers having such other Tranche of Notes or Commitments created pursuant to an Exchange Amendment or Refinancing Amendment, and (ii) when used with respect to Notes or Commitments, each of the following classes of Notes or Commitments: (a) Closing Date Notes or Closing Date Note Commitments and (b) such other Tranche of Notes or Commitments created pursuant to an Exchange Amendment or Refinancing Amendment.

“Transaction Activity” shall mean any of the following (and, in each case, whether or not successful): (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by the Issuer or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the stated maturity thereof or any Equity Interests (including any premium, penalty, commissions or fees), (c) the termination of any Swap Contracts or other derivative instruments or any fees paid to enter into any Swap Contracts or other derivative instruments or (d) any acquisition or disposition of any Person, property or assets permitted pursuant to the terms of this Agreement.

“Transaction Costs” shall mean fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Issuer and/or its Subsidiaries in connection with the Transactions.

“Transactions” shall mean, collectively, (a) the Queen Share Contribution, (b) the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (including the making of the Closing Date Shareholder Payment), (c) the Queen Refinancing, (d) the entering into of this Agreement and the other Note Documents and the issuance and purchase of the Closing Date Notes pursuant to the terms hereof on the Closing Date and (e) the payment of the Transaction Costs.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming/Racing Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming/Racing Facility.

“Transferred Guarantor” has the meaning set forth in Section 6.08.

“Treasury Rate” shall mean, as of the relevant date, the weekly average for the most recently completed week that has ended at least two (2) Business Days prior to the applicable Redemption Date of the yield to maturity of U.S. Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from such Redemption Date to the First Call Date; provided, however, that if the period from such date to the First Call Date is not equal to the constant maturity of a U.S. Treasury security for which a yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest 1/12 of a year) from the yields of U.S. Treasury securities for which such yields are given, except that if the period from such date to the First Call Date is less than one (1) year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility into trust or other similar arrangement required by any Gaming/Racing Authority from time to time.

“TRT” shall mean Twin River-Tiverton, LLC, a Delaware limited liability company.

“Twin River Casino” shall mean the Twin River Casino, located in Lincoln, Rhode Island.

“Twin River Casino Amendment” shall mean any amendment, waiver, consent or other modification to the terms of the First Lien Credit Agreement the primary intent of which is to permit the Twin River Casino Sale pursuant to Section 10.05(c) of the First Lien Credit Agreement and implement any other changes in connection therewith entered into by the Issuer, the First Lien Credit Agreement Agent and any other applicable party whose consent is required pursuant to First Lien Credit Agreement to effect such amendment, waiver, consent or other modification.

“Twin River Casino Sale” shall mean the Asset Sale by the Issuer or any Restricted Subsidiary of (a) any interest (other than de minimis assets and other assets that are not material and do not consist of owned or leased Real Property of the Twin River Casino, Gaming/Racing Licenses that are necessary for the ownership, lease or operation of the Twin River Casino or any other asset integral or material to, or necessary for, the operation of the Twin River Casino) in any fee or leasehold interest in, or the operations of, Twin River Casino or (b) the Equity Interests in any Person that directly or indirectly owns any of the Property referred to in the foregoing clause (a).

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall mean a security agreement substantially in the form of Exhibit H among the Domestic Note Parties and the Collateral Agent, as the same may be amended, supplemented or modified in accordance with the terms thereof and hereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.06(c)(ii).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” shall mean the United States of America.

“Unrestricted Cash” shall mean, as of any date of determination, the excess of the sum of (x) unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries plus (y) cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries that are restricted in favor of the Obligations (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral); provided, however, that in no event shall “Unrestricted Cash” be less than zero.

“Unrestricted Subsidiaries” shall mean (a) as of the Closing Date, the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of the Issuer designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of the Issuer or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement); provided that, each Unrestricted Subsidiary under this Agreement shall also have been designated as an Unrestricted Subsidiary under the Senior Unsecured Notes and the First Lien Credit Agreement.

“UTGR” shall mean UTGR, LLC, a Delaware limited liability company.

“Venue Documents” has the meaning set forth in Section 10.05(o).

“Venue Easements” has the meaning set forth in Section 10.05(o).

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon.

“VLT” has the meaning set forth in the definition of “Consolidated EBITDA.”

“VLT Contract” shall mean that certain Master Video Lottery Terminal Contract, dated as of July 18, 2005, by and between the Division and UTGR, as amended through the Closing Date, and as may be further amended from time to time as permitted by this Agreement.

“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of any Indebtedness (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Issuer.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Working Capital, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities. For purposes of calculating Working Capital (i) for any period in which a Permitted Acquisition or other Acquisition, or the opening of a Development Project or Expansion Capital Expenditure, occurs (other than with respect to any Unrestricted Subsidiary) or the designation of any Unrestricted Subsidiary as such is revoked and such Unrestricted Subsidiary is converted into a Restricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so acquired, of any Person that owns or leases such Development Project or Expansion Capital Expenditure (to the extent related to such Development Project or Expansion Capital Expenditure), or of any Unrestricted Subsidiary so revoked, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded and (ii) for any period in which any Person, property, business or asset (other than an Unrestricted Subsidiary) is sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Issuer or any Restricted Subsidiary or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the “consolidated current assets” and “consolidated current liabilities” of any Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified as discontinued operations or Restricted Subsidiary so designated, as the case may be (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) shall be excluded.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and, (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related, or ancillary, to any of those powers.

Section 1.02 Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer notifies the Note Agent that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Note Agent notifies the Issuer that the Required Purchasers request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer, the Note Agent or the Required Purchasers shall so request, the Purchasers and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers, not to be unreasonably withheld). Notwithstanding the foregoing, for all purposes of this Agreement, (a) no Gaming/Racing Lease (nor any guaranty or support arrangement in respect thereof) shall constitute Indebtedness, a Lien, a Capital Lease or a Capital Lease Obligation regardless of how such lease (or any guaranty or support arrangement in respect thereof) may be treated under GAAP, (b) any interest portion of payments in connection with such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) shall not constitute Consolidated Interest Expense and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under such Gaming/Racing Lease not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/Racing Lease; provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter. Notwithstanding anything to the contrary in this Agreement or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated (provided that until such disposition shall have been consummated, notwithstanding anything to the contrary in this Agreement, the anticipated proceeds of such disposition (and use thereof, including any repayment of Indebtedness therewith) shall not be included in any calculation hereunder).

Section 1.03 Classes of Notes. Notes hereunder are distinguished by “Class”. The “Class” of a Note (or of a Commitment to purchase a Note) refers to whether such Note is a Closing Date Note or a Note of any particular Tranche of Notes created pursuant to an Exchange Amendment or a Refinancing Amendment, each of which constitutes a Class.

Section 1.04 Rules of Construction.

(a) In each Note Document, unless the context clearly requires otherwise (or such other Note Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day in New York, New York; (vi) Obligations shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Note Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b) In each Note Document, unless the context clearly requires otherwise (or such other Note Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Note Document refer to such Note Document as a whole and not to any particular provision of such Note Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all Property; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of the Issuer.

(c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by the Note Documents; (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, and (iii) for the avoidance of doubt, any reference herein to “the date hereof” or words of similar import shall refer to the date that this Agreement was initially entered into (February 7, 2025).

(e) This Agreement and the other Note Documents are the result of negotiations among and have been reviewed by counsel to Agents, the Issuer and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Purchasers or Agents merely because of Agents’ or the Purchasers’ involvement in their preparation.

(f) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.05 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.05.

(b) For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.05, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.05.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Issuer and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within eighteen (18) months of the closing date of such Specified Transaction (in the good faith determination of the Issuer) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions, other operating improvements and synergies, the limitations and requirements set forth in clause (c) of the definition of “Consolidated EBITDA” (other than the requirement set forth in clause (c) of the definition of “Consolidated EBITDA” that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed 10.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.

(d) In the event that the Issuer or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility without a corresponding permanent reduction in the commitments with respect thereto), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio and (B) on the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a secured overnight financing rate, an interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

Section 1.06 [Reserved].

Section 1.07 Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Note Document which requires the calculation of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement or any other Note Document (including baskets measured as a percentage of Consolidated EBITDA or of Consolidated Total Assets), in each case, in connection with a Limited Condition Transaction (a “Limited Condition Transaction” shall be defined as any Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other acquisition), any permitted Investment or any unconditional repayment or redemption of, or offer to purchase, any Indebtedness, and, in each case, any transactions in connection therewith, including the incurrence of Indebtedness, Liens and Asset Sales and the designation or redesignation of any Unrestricted Subsidiary), at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action (including actions in connection therewith) is permitted under this Agreement and the other Note Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, with respect to the incurrence of Indebtedness and Liens, the Limited Condition Transaction for which the proceeds will be used) (the “LCT Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Issuer could have taken such action (and actions in connection therewith) on the relevant LCT Test Date in compliance with such representation, warranty, absence of default or event of default, ratio or basket, such representation, warranty, absence of Default or Event of Default, ratio or basket shall be deemed to have been complied with, in each case regardless of whether such provision makes reference to this Section 1.07, a Limited Condition Transaction or an LCT Election. For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Issuer or the Person subject to such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (a) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (b) in the case of any such ratio or basket related to Restricted Payments or prepayments of Other Junior Indebtedness, without giving effect to such Limited Condition Transaction and other transactions in connection therewith. Notwithstanding the foregoing, the amount of any Indebtedness that may be incurred under the Ratio Incurrence Based Amount, determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of the Issuer, at the time of funding.

Section 1.08 Ratio Calculations; Negative Covenant Reclassification.

(a) With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Note Document that does not require compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) (any such amounts (which will include any related “grower” component), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Note Document that requires compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) which may include any “builder” or “grower” amount (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts together with any amounts incurred to fund original issue discount and upfront fees shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts. For example, if the Issuer incurs Indebtedness under clause (a), (b) or (c) of the definition of “Ratio Debt Amount” on the same date that it incurs Indebtedness under clause (d) of the definition of “Ratio Debt Amount”, then the Consolidated Total Secured Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under clause (d) of the definition of “Ratio Debt Amount” without regard to any incurrence on such date of Indebtedness under clause (a), (b) or (c) of the definition of “Ratio Debt Amount”. If the Issuer or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Issuer may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Note Document on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

(b) Notwithstanding anything in this Agreement or any other Note Document to the contrary, (i) unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Note Documents may be used together by any Note Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (ii) any action or event permitted by this Agreement or the other Note Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Note Documents. For purposes of determining compliance with Article X, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article X, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by the Issuer in its sole discretion at such time and thereafter may be reclassified or divided (as if incurred at such later time) by the Issuer in any manner not expressly prohibited by this Agreement, and such Lien, Investment, Indebtedness, Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, Indebtedness, Asset Sales, dispositions, fundamental changes, Restricted Payments, Affiliate transactions, contractual requirements or payments or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions.

Article II

NOTES

Section 2.01 Closing Date Notes. Subject to the terms and conditions of this Agreement, each Closing Date Note Purchaser severally agrees to purchase Notes denominated in Dollars from the Issuer on the Closing Date in an amount not to exceed such Closing Date Note Purchaser’s Closing Date Note Commitment, which Notes shall be issued substantially in the form of Exhibit A. The Notes will be represented by one or more global securities in book-entry form which will be deposited by or on behalf of the Issuer with The Depository Trust Company (DTC) or its designated custodian. On the Closing Date, the Issuer will deliver to the Paying Agent (as defined in the Paying Agency Agreement) as custodian for DTC or its nominee, for the account of each applicable Closing Date Note Purchaser as set forth in Annex A, the Closing Date Notes purchased by such Purchaser (in minimum denominations of $1.00 and integral multiples of $1.00 in excess of $1.00) against payment of the purchase price therefor. Amounts repaid or prepaid on any Closing Date Note may not be re-issued. The aggregate amount of the Closing Date Note Commitment of each Purchaser shall be automatically and permanently reduced to $0 upon the issuance of such Purchaser’s Closing Date Note pursuant to this Section 2.01.

Section 2.02 Funding of Purchase(s).

(a) Each issuance of Notes shall occur upon the Issuer’s written notice to the Note Agent in the form of a Purchase Request. Each Purchase Request must be received by the Note Agent not later than 10:00 a.m. one (1) Business Day prior to the requested date of any issuance of Notes (or such later time as may be reasonably agreed by the applicable Purchasers and the Note Agent). Each Purchase Request shall specify (i) the requested date of the issuance of the Notes (which shall be a Business Day), (ii) the principal amount of Notes to be purchased, and (iii) the wiring information of the account of the Issuer to which the proceeds of such issuance are to be disbursed. Notwithstanding the foregoing, each Purchase Request may be conditioned upon the occurrence of the Transactions or any other acquisition, sale, incurrence of Indebtedness, issuance of Equity Interests or any other transaction.

(b) Each Purchaser shall pay the consideration for the purchase of each Note on the proposed date thereof by wire transfer of immediately available funds on such date, in each case, to the account set forth in the applicable Purchase Request (or, in respect of the Closing Date Notes, to the account separately identified by the Issuer to each Purchaser, in a funds flow or otherwise). Promptly upon each issuance of Notes, each Purchaser shall provide the Note Agent with a written notice (which may be via email) confirming that it has purchased its applicable Note and the amount thereof (and the parties hereto hereby acknowledge and agree that (i) the Note Agent may conclusively rely on such written notice for all purposes of the Note Documents (including updating the Register to include such issuance of Notes) and (ii) the Note Agent shall not have any duty or obligation to inquire into or confirm whether the proceeds of such issuance of Notes were actually received by the Issuer).

Section 2.03 Cancellation of Notes. Upon redemption, payment in full or surrender of a Note for transfer, exchange, or cancellation the Issuer will cancel such Note and will provide the Note Agent written notice of such cancellation.

Section 2.04 Paying Agency Agreement. For so long as any of the Notes are held in global form through The Depository Trust Company (DTC) (or any successor depositary), such Notes issued hereunder that are held in global form shall be subject to the provisions of the Paying Agency Agreement. To the extent any provision of this Agreement relating to the matters expressly governed by the Paying Agency Agreement conflicts with the express provisions of the Paying Agency Agreement, the provisions of the Paying Agency Agreement shall govern and be controlling.

Section 2.05 Fees.

(a) The Issuer shall pay to each Purchaser, for its own account, on the Closing Date, an upfront fee in the amount specified in the Fee Letter.

(b) The Issuer shall pay to the Lead Arranger, for its own account, on the Closing Date, fees in the amounts specified in the Engagement Letter.

(c) The Issuer shall pay to the Note Agent and the Collateral Agent, for their own account, the fees in the amounts and at the times specified in the Agent Fee Letter.

Section 2.06 [Reserved].

Section 2.07 Several Obligations of Purchasers. Each Note shall be issued and purchased ratably in accordance with the applicable Purchasers’ respective Commitments. The failure of any Purchaser to purchase any Note to be purchased by it on the date specified therefor shall not relieve any other Purchaser of its obligation to purchase its Notes on such date, but neither any Purchaser nor the Note Agent shall be responsible for the failure of any other Purchaser to purchase a Note to be made by such other Purchaser, and no Purchaser shall have any obligation to the Note Agent or any other Purchaser for the failure by such Purchaser to purchase any Note required to be purchased by such Purchaser.

Section 2.08 Evidence of Debt; Register.

(a) [Reserved].

(b) Each Purchaser shall maintain one or more accounts or records maintained in the ordinary course of business in which it shall record (i) the amount of each Note purchased hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Issuer to such Purchaser under its Notes and (iii) the amount of any sum received by such Purchaser from the Issuer for the account of the Notes held by such Purchaser. The accounts or records maintained by each Purchaser pursuant to this paragraph (b) shall be prima facie evidence of the amounts owing by the Issuer to such Purchaser resulting from the issuance of each Note held by such Purchaser and the interest and payments thereon; provided, however, that the failure of such Purchaser (or its nominee) to make an entry or recordation or any error in such entry or recordation shall not affect the obligations of the Issuer to make a payment when due of any amount owing under its Notes.

(c) The Note Agent, acting solely for this purpose as a nonfiduciary agent of the Issuer, shall maintain a register (the “Register”) on which it will record the name and address of each Purchaser (and their respective successors and assigns), the Commitment from time to time of each of the Purchasers, the outstanding principal amount of the Notes held by each of the Purchasers (and the related payments on account of interest thereon), and each repayment in respect of the principal amount of the Notes of each Purchaser. Failure to make any such recordation or any error in such recordation shall not affect the Issuer’s obligations in respect of the Notes. The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the holder of a Note or other obligation hereunder as the owner thereof for all purposes of the Note Documents, notwithstanding any notice to the contrary. In addition, the Note Agent shall maintain in the register information regarding the designation, and revocation of designation, of any Purchaser as a Defaulting Purchaser. The Register shall be available for inspection by the Issuer or any Purchaser at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Purchaser shall be limited to the entries with respect to such Purchaser, including the principal amount of and interest on the Notes held by such Purchaser. No assignment shall be effective unless recorded in the Register; provided, however, that the Note Agent agrees to record in the Register any assignment entered into pursuant to the terms hereof promptly after the effectiveness of such assignment. In the event of any inconsistency between the Register and any Purchaser’s records, the recordations in the Register shall govern. In the event of any conflict between the records maintained by any Purchaser and the Register, the Register shall control in the absence of manifest error.

Section 2.09 Optional Redemptions.

(a) The Issuer may, at its option (each, an “Optional Redemption”), on any date from time to time (each, an “Optional Redemption Date”), at any time or from time to time redeem all or any portion of any Notes at a price equal to the Redemption Amount, subject to the terms and conditions set forth in this Section 2.09; provided, that any Optional Redemption shall be in a minimum principal amount of $500,000 and in multiples of $50,000 in excess thereof. Any election by the Issuer pursuant to this Section 2.09 shall be made by delivery to the Purchasers, with a copy to the Note Agent, of written notice (the “Optional Redemption Notice”) of the Issuer’s election to redeem the Notes at least three (3) Business Days prior to the Optional Redemption Date, which notice shall indicate (i) the Class of Notes to be redeemed, (ii) the Redemption Amount, (iii) the Optional Redemption Date (which shall be a Business Day), (iv) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue after the Optional Redemption Date, and (v) the paragraph of the Notes or the Section of this Agreement pursuant to which the Notes being called for redemption are being redeemed; provided that any Optional Redemption Notice may be conditioned upon one or more conditions precedent, including the occurrence of any acquisition, sale, incurrence of Indebtedness, issuance of Equity Interests or any other transaction. On the applicable Optional Redemption Date, the Issuer shall redeem the applicable Notes and pay the applicable Redemption Amount to the Note Agent, for the ratable account of the Purchasers.

(b) The amount of any Optional Redemption described in Section 2.09(a) shall be applied to redeem Notes in amounts and to Tranches all as determined by the Issuer, provided that, within the same Tranche of Notes, Notes shall be redeemed on a pro rata basis among the relevant Purchasers in accordance with Section 4.02.

(c) From and after the close of business on any Optional Redemption Date on which the applicable Redemption Amount has been paid, all rights connected to Notes being so redeemed shall cease on such Optional Redemption Date, and such Notes shall not thereafter be deemed to be outstanding for any purpose whatsoever, and upon written request by the Issuer, the originals thereof shall promptly be returned by the applicable Purchaser to the Issuer.

(d) If any Notes, or portions of Notes, are not redeemed on the applicable Optional Redemption Date for any reason, all such unredeemed Notes shall remain outstanding and entitled to all of the designations, rights, preferences, powers, restrictions and limitations of the Notes set forth in this Agreement, including the right to accrue and receive any interest thereon as provided in Section 3.02 until the date on which the Issuer actually redeems and pays in full the Redemption Amount for such Notes, or the applicable portion thereof.

(e) The Note Agent shall update the Register to reflect any full or partial redemption of the Notes made pursuant to this Section 2.09. Any Note that is redeemed in full shall be surrendered by the Purchaser thereof to the Issuer for cancellation in accordance with Section 2.03 and, if applicable, Section 2.16.

Section 2.10 Mandatory Redemption Offers.

(a) Mandatory Redemption Offer Events. The Issuer shall make an offer to all Purchasers to redeem the Notes as follows (each such offer to be made in each case in the manner and to the extent specified in Section 2.10(b)):

(i) Casualty Events. In the event the Issuer or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l), the Issuer shall make an offer to all Purchasers to purchase, on the applicable Mandatory Redemption Date, an aggregate principal amount of Notes equal to the Applicable Percentage of such Net Available Proceeds at a price equal to the applicable Redemption Amount on such Mandatory Redemption Date (it being understood that any amounts applied to redeem the Notes pursuant to a redemption offer made under this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x)	if no Event of Default is then continuing or would arise therefrom, the Issuer shall not be required to make a redemption offer pursuant to this Section 2.10(a)(i) if the Issuer delivers an Officer’s Certificate to the Note Agent stating that an amount equal to such Net Available Proceeds is intended to be used to fund the acquisition of Property (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) used or usable in the business of (A) if such Casualty Event relates to any Note Party, any Note Party or (B) if such Casualty Event relates to any other Company, any Company, or repair, replace or restore the Property or other Property used or usable in the business of (A) if such Casualty Event relates to any Note Party, any Note Party or (B) if such Casualty Event relates to any other Company, any Company (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable and, notwithstanding the foregoing, if the Property is subject to a Gaming/Racing Lease, may be applied in accordance with the provisions of such Gaming/Racing Lease (it being understood that such Property so repaired, replaced, restored or otherwise acquired may be owned by the Landlord under such Gaming/Racing Lease and leased to the Issuer or any Restricted Subsidiary under such Gaming/Racing Lease)), in each case within (A) twelve (12) months following receipt of such Net Available Proceeds or (B) if the Issuer or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Available Proceeds (provided that the Issuer may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of a Casualty Event to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the applicable Casualty Event), and

(y)	if all or any portion of such Net Available Proceeds is not used in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, then the Issuer shall use such remaining portion to make an offer to purchase the Notes in accordance with this Section 2.10(a)(i).

(ii) Debt Issuance. In the event the Issuer, any of its Restricted Subsidiaries or any Interactive Unrestricted Subsidiaries receives any Net Available Proceeds from any Debt Issuance after the Closing Date, the Issuer shall make an offer to all Purchasers to purchase, on the applicable Mandatory Redemption Date, an aggregate principal amount of Notes equal to 100% of the Net Available Proceeds of such Debt Issuance at a price equal to the applicable Redemption Amount on such Mandatory Redemption Date; provided, that notwithstanding anything to the contrary in this Section 2.10, if the Net Available Proceeds of the Debt Issuance consists of Net Available Proceeds of Refinancing Indebtedness, such Net Available Proceeds shall not be subject to a redemption offer pursuant to this Section 2.10(a)(ii) and shall instead be applied to the repayment or redemption of the applicable Refinanced Debt. The Issuer shall cause any Interactive Unrestricted Subsidiary that receives Net Available Proceeds of any Debt Issuance to promptly distribute such Net Available Proceeds to the Issuer or a Restricted Subsidiary for application in accordance with this Section 2.10(a)(ii).

(iii) Asset Sales and Interactive Unrestricted Subsidiary Sales. In the event (A) the Issuer or any of its Restricted Subsidiaries receives any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) or, to the extent required thereby, Section 10.05(s) or (B) the Issuer or any of its Subsidiaries receives any Net Available Proceeds of any Interactive Unrestricted Subsidiary Sale, the Issuer shall make an offer to all Purchasers to purchase, on the applicable Mandatory Redemption Date, in each case, an aggregate principal amount of Notes equal to the Applicable Percentage of the Net Available Proceeds from such Asset Sale, Interactive Unrestricted Subsidiary Sale or other disposition at a price equal to the applicable Redemption Amount on such Mandatory Redemption Date (it being understood that any amounts applied to redeem the Notes pursuant to a redemption offer made under this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however:

(w)	the Issuer shall not be required to make a redemption offer pursuant to this Section 2.10(a)(iii) if (1) no Event of Default is then continuing or would arise therefrom and (2) the Issuer delivers an Officer’s Certificate to the Note Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Note Party, any Note Party, (B) if such Asset Sale was effected by any other Company, any Company and (C) in the case of an Interactive Unrestricted Subsidiary Sale, any Company, in each case within (x) twelve (12) months following receipt of such Net Available Proceeds or (y) if the Issuer or the relevant Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (A) one hundred and eighty (180) days following the date of such legally binding commitment and (B) twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) (provided that the Issuer may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an Asset Sale or Interactive Unrestricted Subsidiary Sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such Asset Sale or Interactive Unrestricted Subsidiary Sale and the consummation of such Asset Sale or Interactive Unrestricted Subsidiary Sale);

(x)	if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, then the Issuer shall use such remaining portion to make an offer to purchase the Notes in accordance with this Section 2.10(a)(iii); and

(y)	the Issuer shall not be required to make a redemption offer pursuant to this Section 2.10(a)(iii) with any Net Available Proceeds received from any Kansas City Casino Sale or any Shreveport Casino Sale; provided that, no later than thirty (30) days after such Net Available Proceeds are received by the Issuer (or such later time as may be reasonably agreed by the Required Purchasers), such Net Available Proceeds shall be applied by the Issuer to prepay any Revolving Loans (as defined under the First Lien Credit Agreement) outstanding at such time in accordance with the terms of the First Lien Credit Agreement (which prepayment shall not, for the avoidance of doubt, require a permanent reduction of Revolving Commitments (as defined in the First Lien Credit Agreement)).

The Issuer shall cause any Interactive Unrestricted Subsidiary that receives Net Available Proceeds of any Interactive Unrestricted Subsidiary Sale to promptly distribute such Net Available Proceeds to the Issuer or a Restricted Subsidiary for application in accordance with this Section 2.10(a)(iii).

(iv) Excess Cash Flow. For each fiscal year (commencing with the fiscal year ending December 31, 2025), the Issuer shall make an offer to all Purchasers to purchase, on the applicable Mandatory Redemption Date, an aggregate principal amount of Notes equal to, (x) the Applicable ECF Percentage of Excess Cash Flow for such fiscal year to extent in excess of $20.0 million, minus (y) the principal amount of (i) Notes voluntarily redeemed pursuant to Sections 2.09, 2.11, 13.04(b), 13.05(d) (limited to the amount of cash actually paid) and 13.05(k) during such fiscal year (or, at the Issuer’s election, after such fiscal year and prior to the applicable Mandatory Redemption Date (without duplication of amounts deducted from Excess Cash Flow in any other period)) plus (ii) [reserved], plus (iii) Other First Lien Indebtedness voluntarily prepaid (and, to the extent consisting of revolving loans, so long as accompanied by a permanent reduction of the underlying commitments) during such fiscal year (or, at the Issuer’s election, after such period and prior to the applicable Mandatory Redemption Date (without duplication of amounts deducted from Excess Cash Flow in any other period)), in each case, except to the extent financed with the proceeds of Indebtedness (other than revolving Indebtedness) of the Issuer or its Restricted Subsidiaries (the aggregate amount set forth in the foregoing clause (x) minus the aggregate amount set forth in the foregoing clause (y), the “Excess Cash Flow Net Available Proceeds”), at a price equal to the applicable Redemption Amount on such applicable Mandatory Redemption Date.

(v) Change of Control. In the event of the occurrence of a Change of Control, the Issuer shall make an offer to all Purchasers to purchase, on the applicable Mandatory Redemption Date, all of the Notes outstanding held by each Purchaser at a price equal to the applicable Redemption Amount on such Mandatory Redemption Date.

(vi) Redemption Not Required. Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale, Interactive Unrestricted Subsidiary Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be offered to redeem Notes at the times and in the manner provided in this Section 2.10 so long as applicable local law does not permit repatriation to the United States (the Issuer hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, (x) an amount equal to such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or used to make a redemption offer pursuant to Section 2.10(b), and (y) an amount equal to such Excess Cash Flow shall be used to make a redemption offer pursuant to Section 2.10(b). To the extent the Issuer determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale, Interactive Unrestricted Subsidiary Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries or any Excess Cash Flow attributable to Foreign Subsidiaries would result in a material (as determined by the Issuer in its reasonable discretion) adverse Tax liability to the Issuer or any of its Subsidiaries (including any material (as determined by the Issuer in its reasonable discretion) adverse withholding Tax), the applicable mandatory redemption offer shall be reduced by the Net Available Proceeds or Excess Cash Flow so affected (the “Restricted Amount”) until such time as the Issuer determines in good faith that repatriation of the Restricted Amount may occur without incurring such material Tax liability, at which time, (x) an amount equal to any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or used to make a redemption offer pursuant to Section 2.10(b), and (y) an amount equal to any such Excess Cash Flow shall be used to make a redemption offer pursuant to Section 2.10(b).

(vii) Prepayments and Redemptions of Other First Lien Indebtedness. Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii), (iv), (v) or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance, Interactive Unrestricted Subsidiary Sale or Asset Sale and any such Excess Cash Flow otherwise required to be offered to redeem the Notes may, at the Issuer’s option, be applied to prepay or redeem the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment or mandatory redemption offer in respect of such Casualty Event, Debt Issuance, Asset Sale, Interactive Unrestricted Subsidiary Sale or Excess Cash Flow is required under the terms of such Other First Lien Indebtedness (with the Issuer using any remaining Net Available Proceeds or Excess Cash Flow, as applicable, to make an offer to redeem Notes in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Notes and Other First Lien Indebtedness at such time) of such Net Available Proceeds or Excess Cash Flow, as applicable, relative to the Purchasers, in which case such Net Available Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay or redeem the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Notes. To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Available Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Available Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be offered to redeem Notes in accordance with the terms hereof (to the extent such Net Available Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be offered if such Other First Lien Indebtedness was not then outstanding). Any such application to Other First Lien Indebtedness shall reduce any redemptions otherwise required hereunder by an equivalent amount.

(b) Mandatory Redemption Offer. In the event of the occurrence of a Mandatory Redemption Offer Event, the Issuer shall follow the procedures set forth in this Section 2.10(b) as follows:

(i) The Issuer shall provide written notice to all Purchasers, with a copy to the Note Agent, no later than (x) with respect to a Mandatory Redemption Offer Event described in Sections 2.10(a)(i), (a)(ii) and (a)(iii), five (5) Business Days following receipt of the relevant Net Available Proceeds by the Issuer or other applicable Company (or, in the case of any Net Available Proceeds that have been repatriated pursuant to Section 2.10(a)(vi), no later than five (5) Business Days following such repatriation), (y) with respect to a Mandatory Redemption Offer Event described in Section 2.10(a)(iv), five (5) Business Days after the date on which the financial statements of the Issuer referred to in Section 9.04(b) for the relevant fiscal year are required to be delivered to the Note Agent (or, in the case of Excess Cash Flow that has been repatriated pursuant to Section 2.10(a)(vi), no later than five (5) Business Days following such repatriation), and (z) with respect to a Mandatory Redemption Offer Event described in Section 2.10(a)(v), five (5) Business Days following the occurrence of the Change of Control. Each such notice shall state (w) the Section of this Agreement pursuant to which the redemption offer is being made, (x) if applicable, the amount of Net Available Proceeds or Excess Cash Flow Net Available Proceeds being offered, (y) the expected Redemption Amount, and (z) the date (which shall be a Business Day) on which such mandatory redemption will occur (which date shall be not earlier than five (5) Business Days and not later than twenty (20) Business Days after the occurrence of the applicable Mandatory Redemption Offer Event) (such date, the “Mandatory Redemption Date”), and shall further state that (1) any Note not tendered or accepted for payment will continue to accrue interest, and (2) unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to an offer made in accordance with this Section 2.10(b) will cease to accrue interest from and after the Mandatory Redemption Date.

(ii) Each Purchaser shall respond to the notice referred to in clause (i) above no later than two (2) Business Days prior to the applicable Mandatory Redemption Date indicating whether it elects to require the Issuer to redeem the Notes held by such Purchaser subject to the redemption offer on such Mandatory Redemption Date (which Notes, for the avoidance of doubt, may be less than all of the Notes held by such Purchaser in case of a redemption offer made by the Issuer not in connection with a Change of Control). If any Purchaser fails to notify the Issuer (with a copy to the Note Agent) of its intention to redeem the Notes held by such Purchaser subject to the redemption offer within one (1) Business Day prior to the applicable Mandatory Redemption Date, such Purchaser shall be deemed to have exercised its rights under this Section 2.10 and the Issuer shall be required to redeem such Notes.

(iii) On or before any Mandatory Redemption Date, the Issuer shall redeem the Notes elected to be redeemed by the Purchasers on a pro rata basis and pay the applicable Redemption Amount to the account(s) designated by the holder(s) of such Notes. Upon payment in full of the amounts owing under this Section 2.10 to any Purchaser that has its applicable Notes redeemed, the interest with respect to such Notes shall cease to accrue after the date of such payment in full and all rights with respect to such redeemed Notes shall forthwith terminate.

(iv) To the extent that the aggregate principal amount of Notes tendered pursuant to a redemption offer made in accordance with this Section 2.10 is less than the Net Available Proceeds or Excess Cash Flow Net Available Proceeds, as applicable, offered by the Issuer to the Purchasers pursuant to this Section 2.10, such Net Available Proceeds or Excess Cash Flow Net Available Proceeds may be retained by the Issuer (the “Declined Amounts”).

(c) From and after the close of business on any Mandatory Redemption Date on which the applicable Redemption Amount has been paid, all rights connected to Notes being so redeemed shall cease on such Mandatory Redemption Date, and such Notes shall not thereafter be deemed to be outstanding for any purpose whatsoever, and upon written request by the Issuer, the originals thereof shall promptly be returned by the applicable Purchaser to the Issuer.

(d) If any Notes, or portions of Notes, are not redeemed on the applicable Mandatory Redemption Date for any reason, all such unredeemed Notes shall remain outstanding and entitled to all of the designations, rights, preferences, powers, restrictions and limitations of the Notes set forth in this Agreement, including the right to accrue and receive any interest thereon as provided in Section 3.02 until the date on which the Issuer actually redeems and pays in full the Redemption Amount for such Notes, or the applicable portion thereof.

(e) The Note Agent shall update the Register to reflect any full or partial redemption of the Notes made pursuant to this Section 2.10. Any Note that is redeemed in full shall be surrendered by the Purchaser thereof to the Issuer for cancellation in accordance with Section 2.03 and, if applicable, Section 2.14.

(f) Notwithstanding anything herein to the contrary, without duplication of any amounts used to redeem the Closing Date Notes (or offered to redeem the Closing Date Notes) or to pay, prepay, redeem or otherwise retire any Other First Lien Indebtedness in accordance with this Section 2.10, the Closing Date Notes shall also share ratably with the First Lien Credit Facilities (based on the percentage of total Indebtedness outstanding as of the date of such payment under this Agreement and the First Lien Credit Agreement) in any and all other distributions or transfers of value (whether in cash, in kind or in any other form) (including any fees (including any consent or amendment fees), expenses or other economic benefits), made by the Issuer or any of its Restricted Subsidiaries resulting from, or made in connection with, the Twin River Casino Sale, taking into account all payments and distributions related to such sale; provided, this clause (f) shall not apply to any Excluded Amendment Fee. The Issuer shall provide the Note Agent with written notice of any amounts payable to the Purchasers under this clause (f) by no later than 12:00 p.m. New York time one (1) Business Day prior to such payment.

Section 2.11 Replacement of Purchasers.

(a) The Issuer shall have the right to replace any Purchaser (the “Replaced Purchaser”) with one or more other Eligible Assignees (collectively, the “Replacement Purchaser”), if (w) such Purchaser requires the Issuer to pay any Covered Taxes or additional amounts to such Purchaser or any Governmental Authority for the account of such Purchaser pursuant to Section 5.06, (x) such Purchaser is a Defaulting Purchaser, (y) such Purchaser is subject to a Disqualification or (z) such Purchaser is a Disqualified Purchaser; provided, however, that (i) at the time of any such replacement, the Replacement Purchaser shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Purchaser or the Issuer) pursuant to which the Replacement Purchaser shall acquire all of the Commitments and outstanding Notes of the Replaced Purchaser, (ii) at the time of any such replacement, the Replaced Purchaser shall receive an amount equal to the principal of, and all accrued interest on, all outstanding Notes held by such Purchaser (other than any Notes not being acquired by a Replacement Purchaser), (iii) all obligations of the Issuer owing to such Replaced Purchaser (other than those specifically described in clause (i) above in respect of Replaced Purchasers for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Notes or Commitments not being acquired by a Replacement Purchaser), as applicable, shall be paid in full to such Replaced Purchaser, as applicable, concurrently with such replacement, as the case may be, (iv) in the case of any such replacement resulting from payments required to be made pursuant to Section 5.06, such replacement will result in a reduction in such compensation or payments thereafter and (v) the Replacement Purchaser, if not already a Purchaser, shall provide to the Note Agent an Administrative Questionnaire, in accordance with Section 5.06(c) the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) as described in Section 5.06(c), and all documentation and other information requested by Note Agent in connection with any Anti-Corruption Laws and anti-money laundering laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations. Upon the execution of the respective Assignment Agreement and recordation thereof in the Register, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Notes and Commitments to such Replacement Purchaser in accordance with Section 13.05, the Replacement Purchaser, if any, shall become a Purchaser hereunder and the Replaced Purchaser, as applicable, shall cease to constitute a Purchaser hereunder and be released of all its obligations as a Purchaser, except with respect to indemnification provisions applicable to such Purchaser under this Agreement, which shall survive as to such Purchaser and, in the case of any Replaced Purchaser, except with respect to Notes and Commitments not being acquired by the Replacement Purchaser; provided, that if the applicable Replaced Purchaser does not execute the Assignment Agreement within three (3) Business Days (or such shorter period as is acceptable to the Note Agent) after the Issuer’s request, execution of such Assignment Agreement by the Replaced Purchaser shall not be required to effect such assignment.

(b) If the Issuer receives a notice from any applicable Gaming/Racing Authority or otherwise reasonably determines that any Purchaser is subject to a Disqualification (and such Purchaser is notified by the Issuer and the Note Agent in writing of such Disqualification), the Issuer shall have the right to replace such Purchaser with a Replacement Purchaser in accordance with Section 2.11(a) or repurchase the Notes held by such Purchaser at par, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary), for a purchase price equal to the outstanding principal amount of all Notes held by such Purchaser, plus the amount of all accrued and unpaid interest thereon as of the date of redemption. Any such repurchase shall be deemed an optional redemption, as set forth in Section 2.09, except that any such redemption shall be made at par as specified in the immediately preceding sentence, and shall not be required to be made on a pro rata basis with respect to Notes of the same Tranche as the Notes held by such Purchaser. Notice to such Purchaser shall be given at least ten (10) days before the required date of transfer or redemption (unless a shorter period is required by any Requirement of Law and/or any Gaming/Racing License), as the case may be, and shall be accompanied by evidence demonstrating that such Purchaser is subject to a Disqualification or such transfer or redemption is otherwise required pursuant to Gaming/Racing Laws and/or any Gaming/Racing License. Upon receipt of a notice in accordance with the foregoing, the Replaced Purchaser shall cooperate with the Issuer in effectuating the required transfer or redemption within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law and/or any Gaming/Racing License). Further, if the transfer or redemption is triggered by notice from a Gaming/Racing Authority that the Purchaser is subject to a Disqualification, commencing on the date such Gaming/Racing Authority serves the notice of Disqualification upon the Issuer, to the extent prohibited by any Requirement of Law and/or by any Gaming/Racing License: (i) such Purchaser shall no longer receive any interest on the Notes; (ii) such Purchaser shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Notes; and (iii) such Purchaser shall not receive any remuneration in any form from the Issuer for services or otherwise in respect of the Notes.

Section 2.12 [Reserved].

Section 2.13 Exchanges of Notes.

(a) The Issuer may, at any time request that all or a portion of the Notes of any Tranche (an “Existing Note Tranche”) be exchanged for another Tranche of Notes in order to extend the scheduled final maturity date thereof and/or to extend the date of any amortization payment thereon (any such Notes which have been so exchanged for, “Exchanged Notes”) and to provide for other terms consistent with this Section 2.13. In order to establish any Exchanged Notes, the Issuer shall provide a notice to the Note Agent (who shall provide a copy of such notice to each of the Purchasers of the applicable Existing Note Tranche) (a “Exchange Request”) setting forth the proposed terms of the Exchanged Notes to be established, which terms shall be identical to those applicable to the Notes of the Existing Note Tranche from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Exchange Amendment and the amortization shall be as set forth in the Exchange Amendment, (ii) (A) the interest rate with respect to the Exchanged Notes may be higher or lower than the interest rate for the Notes of such Existing Note Tranche and/or (B) additional or reduced fees (including prepayment or termination premiums) may be payable to the Purchasers providing such Exchanged Notes in addition to or in lieu of any increased or decreased interest rate contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Exchange Amendment, (iii) any Exchanged Notes may participate on a pro rata basis, a less than pro rata basis or a greater than a pro rata basis in any optional redemptions and on a pro rata or a less than pro rata basis (but no greater than a pro rata basis) in any mandatory redemptions of Notes hereunder in each case as specified in the respective Exchange Request, and (iv) the final maturity date and the scheduled amortization applicable to the Exchanged Notes shall be set forth in the applicable Exchange Amendment and the scheduled amortization of such Existing Note Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto) in respect of the Notes under such Existing Note Tranche that have been exchanged for Exchanged Notes as set forth in the applicable Exchange Amendment; provided, however, that the Weighted Average Life to Maturity of such Exchanged Notes shall be no shorter than the Weighted Average Life to Maturity of the Notes of such Existing Note Tranche. Except as provided above, each Purchaser holding Exchanged Notes shall be entitled to all the benefits afforded by this Agreement and the other Note Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Note Parties shall take any actions reasonably required by Note Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the extension of any Notes, including, without limitation, the procurement of title insurance endorsements reasonably requested by the Note Agent and reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers). No Purchaser shall have any obligation to agree to have any of its Notes of any Existing Note Tranche exchanged for Exchanged Notes pursuant to any Exchange Request. Any Exchanged Notes of any Exchanged Note Tranche shall constitute a separate Tranche and Class of Notes from the Existing Note Tranche for which they were exchanged.

(b) [Reserved].

(c) The Issuer shall provide the applicable Exchange Request at least five (5) Business Days prior to the date on which Purchasers under the Existing Note Tranche are requested to respond (or such shorter period as is agreed to by the Note Agent in its sole discretion). Any Purchaser (an “Exchanging Purchaser”) wishing to have all or a portion of its Notes of the Existing Note Tranche subject to such Exchange Request replaced with Exchanged Notes shall notify the Note Agent (an “Exchange Election”) on or prior to the date specified in such Exchange Request of the amount of its Notes of the Existing Note Tranche that it has elected to replace with Exchanged Notes. In the event that the aggregate amount of Notes of the Existing Notes Tranche subject to Exchange Elections exceeds the amount of Exchanged Notes requested pursuant to the Exchange Request, Notes subject to such Exchange Elections shall be exchanged for Exchanged Notes on a pro rata basis based on the amount of Notes included in such Exchange Elections. The Issuer shall have the right to withdraw any Exchange Request upon written notice to the Note Agent in the event that the aggregate amount of Notes of the Existing Note Tranche subject to such Exchange Request is less than the amount of Exchanged Notes requested pursuant to such Exchange Request.

(d) Exchanged Notes shall be established pursuant to an amendment (an “Exchange Amendment”) to this Agreement (which shall be substantially in a form reasonably acceptable to the Note Agent). Each Exchange Amendment shall be executed by the Issuer, the Note Agent and the Exchanging Purchasers (it being understood that such Exchange Amendment shall not require the consent of any Purchaser other than the Exchanging Purchasers with respect to the Exchanged Notes established thereby). An Exchange Amendment may, subject to Sections 2.13(a), without the consent of any other Purchasers, effect such amendments to this Agreement and the other Note Documents as may be necessary or advisable, in the reasonable opinion of the Note Agent and the Issuer, to effect the provisions of this Section 2.13 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Note Agent and the Issuer, to give effect to the terms and provisions of any Exchanged Notes).

Section 2.14 Defaulting Purchaser Provisions. Notwithstanding anything to the contrary in this Agreement, if a Purchaser becomes a Defaulting Purchaser, then, until such time as that Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable Law:

(a) such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Purchasers” and “Required Tranche Purchasers” in Section 1.01 and in Section 13.04; and

(b) such Defaulting Purchaser shall not be entitled to receive any fees pursuant to Section 2.05(a) for any period during which such Purchaser is a Defaulting Purchaser (and the Issuer shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Purchaser).

Section 2.15 Refinancing Amendments.

(a) At any time after the Closing Date, the Issuer may issue Refinancing Indebtedness in respect of all or any portion of the Notes then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Notes and Exchanged Notes), in the form of Other Notes or Other Note Commitments pursuant to a Refinancing Amendment. Each issuance of Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.

(b) The issuance of any such Refinancing Indebtedness shall be subject solely to the satisfaction of the following conditions: (i) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (b)), any Refinancing Indebtedness in respect of Notes will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Notes being refinanced; (ii) the aggregate principal amount of any Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of the Issuer or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iii) to the extent reasonably requested by the Note Agent, receipt by the Note Agent and the Purchasers of customary legal opinions and other documents; (iv) to the extent reasonably requested by the Note Agent, execution of amendments to the Mortgages by the applicable Note Parties and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Purchasers); (v) to the extent reasonably requested by the Note Agent, delivery to the Note Agent of title insurance endorsements reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers); and (vi) execution of a Refinancing Amendment by the Note Parties, the Note Agent and Purchasers providing such Refinancing Indebtedness and the issuance of Other Notes by the Issuer to such Purchasers.

(c) The Notes and Commitments issued pursuant to this Section 2.15 shall constitute Notes and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Note Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Note Parties shall take any actions reasonably required by the Note Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the applicable Refinancing Amendment.

(d) Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Refinancing Indebtedness that was not a Purchaser hereunder immediately prior to such time shall become a Purchaser hereunder. The Note Agent shall promptly notify each Purchaser as to the effectiveness of such Refinancing Amendment, and (i) any Other Notes resulting from such Refinancing Amendment shall be deemed to be Notes hereunder (to the extent purchased) and (ii) any Other Note Commitments resulting from such Refinancing Amendment shall be deemed to be Commitments hereunder. Notwithstanding anything to the contrary contained herein, the Issuer, the Collateral Agent and the Note Agent may (and each of the Collateral Agent and the Note Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Note Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15.

(e) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Indebtedness issued pursuant thereto (including any amendments necessary to treat the Notes and Commitments subject thereto as Other Notes and Other Note Commitments). Any Refinancing Amendment may, without the consent of any other Purchasers, effect such amendments to this Agreement and the other Note Documents as may be necessary or appropriate, in the reasonable opinion of the Note Agent and the Issuer, to effect the provisions of this Section 2.15. This Section 2.15 shall supersede any provisions in Section 4.02, 4.07(b) or 13.04 to the contrary.

Article III

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.01 Redemption of Notes.

(a) Closing Date Notes. The Issuer hereby promises to pay to the Note Agent, for the account of each Purchaser holding Closing Date Notes, the then unpaid principal amount of the Closing Date Notes held by such Purchasers on the Closing Date Note Maturity Date, together with accrued and unpaid interest thereon.

(b) Exchanged Notes; Other Notes. Exchanged Notes shall mature as specified in the applicable Exchange Amendment pursuant to which such Exchanged Notes were issued, subject, however, to Section 2.13(a). Other Notes shall mature as specified in the applicable Refinancing Amendment pursuant to which such Other Notes were issued, subject, however, to Section 2.15(a).

Section 3.02 Interest.

(a) The Issuer hereby promises to pay to the Note Agent for the account of each Purchaser interest on the unpaid principal amount of each Closing Date Note held by such Purchaser for the period from and including the date on which such Closing Date Note was issued to but excluding the date such Closing Date Note shall be paid or redeemed in full at a rate per annum equal to 11.00% (the “Interest Rate”).

(b) To the extent permitted by Law, upon the occurrence and during the continuance of an Event of Default under Section 11.01(b), 11.01(c), 11.01(g) or Section 11.01(h), all overdue Obligations shall automatically and without any action by any Person, bear interest at the Default Rate. Interest which accrues under this clause (b) shall be payable on demand.

(c) Accrued interest on each Closing Date Notes shall be payable (i) quarterly in arrears on each Interest Payment Date to the Person in whose name such Closing Date Notes are registered at the close of business on the related Record Date for such interest, (ii) on the date of any redemption thereof (but only on the principal amount so redeemed) and (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

Article IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

Section 4.01 Payments.

(a) All payments of principal, interest and other amounts to be made by the Issuer under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Note Parties under any other Note Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Note Agent, not later than 2:00 p.m., New York time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of the Note Agent, be deemed to have been made on the next succeeding Business Day). The Note Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) The Issuer shall, at the time of making each payment under this Agreement or any Note for the account of any Purchaser, specify (in accordance with Sections 2.09 and 2.10, if applicable) to Note Agent (which shall so notify the intended recipient(s) thereof), the Class of Notes or other amounts payable by the Issuer hereunder to which such payment is to be applied.

(c) Each payment received by the Note Agent under this Agreement or any Note for the account of any Purchaser shall be paid by the Note Agent to such Purchaser in immediately available funds, (x) if the payment was actually received by the Note Agent prior to 12:00 p.m. (Noon), New York time, on any Business Day, on such day and (y) if the payment was actually received by the Note Agent after 12:00 p.m. (Noon), New York time, on any day, by no later than 1:00 p.m., New York time, on the following Business Day.

(d) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) the purchase of Closing Date Notes by the Closing Date Note Purchasers under Section 2.01 shall be made pro rata according to the amounts of their respective Closing Date Note Commitments; (b) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.13, Section 2.15 or Section 13.04 or Section 13.05(d), each payment of principal of any particular Class of Notes shall be made for the account of the relevant Purchasers pro rata in accordance with the respective unpaid outstanding principal amounts of the Notes of such Class held by them; and (c) except as otherwise provided in Section 2.09(b), Section 2.10(b), Section 2.13, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Notes shall be made for the account of the relevant Purchaser pro rata in accordance with the amounts of interest on such Notes then due and payable to the respective Purchasers.

Section 4.03 Computations. Interest on the Notes shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable. Interest shall accrue on each Note for the day on which the Note is issued, and shall not accrue on a Note, or any portion thereof, for the day on which the Note or such portion is redeemed or repaid; provided that any Note that is redeemed or repaid on the same day on which it is issued shall bear interest for one (1) day.

Section 4.04 [Reserved].

Section 4.05 [Reserved].

Section 4.06 Non-Receipt of Funds by the Note Agent.

(a) Unless the Note Agent shall have received notice from a Purchaser prior to the date any payment is required to be made by it to the Note Agent hereunder that such Purchaser will not make such payment, the Note Agent may assume that such Purchaser has made such payment on such date in accordance herewith and may, in reliance upon such assumption, make available a corresponding amount to the Issuer. In such event, if such Purchaser has not in fact made such payment on such date, such Purchaser shall forthwith on demand pay to the Note Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Note Agent to the Issuer to the date such amount is recovered by the Note Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Effective Rate. When such Purchaser makes the payment to the Note Agent (together with all accrued interest thereon), then the amount so paid (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Purchaser’s Note included in the issuance. If such Purchaser does not pay such amount forthwith upon the Note Agent’s demand therefor, the Note Agent may make a demand therefor upon the Issuer, and the Issuer shall pay such amount to the Note Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate applicable to such Note. Nothing herein shall be deemed to relieve such Purchaser from its obligation to fulfill its Commitment or to prejudice any rights which the Note Agent or the Issuer may have against any Purchaser as a result of any default by such Purchaser hereunder.

(b) Unless the Note Agent shall have received notice from the Issuer prior to the date on which any payment is due to the Note Agent for the account of the Purchasers hereunder that the Issuer will not make such payment, the Note Agent may assume that Issuer has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Issuer has not in fact made such payment, then each of the Purchasers severally agrees to repay to the Note Agent forthwith on demand the amount so distributed to such Purchaser, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Note Agent, at the Federal Funds Effective Rate.

(c) A notice of the Note Agent to any Purchaser or the Issuer with respect to any amount owing under this Section 4.06 shall be conclusive, absent manifest error.

Article V

TAXES.

Section 5.01 [Reserved].

Section 5.02 [Reserved].

Section 5.03 [Reserved].

Section 5.04 [Reserved].

Section 5.05 [Reserved].

Section 5.06 Net Payments.

(a) All payments by or on account of any obligation of any Note Party under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax in respect of any such payment by the Note Agent, a Note Party or any other applicable withholding agent, then (i) the applicable withholding agent shall be entitled to withhold or make such deductions as are determined by the applicable withholding agent to be required, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Covered Taxes, the sum payable by the applicable Note Party shall be increased as necessary so that after any required withholding or deductions are made (including withholding or deductions applicable to additional sums payable under this Section 5.06), the applicable Purchaser (or, in the case of payments made to the Note Agent for its own account, the Note Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made. The Issuer shall furnish to the Note Agent as soon as practicable after the date of the payment of any Taxes by a Note Party pursuant to this Section 5.06 documentation reasonably satisfactory to the Note Agent evidencing such payment by the applicable Note Party. The Note Parties shall jointly and severally indemnify and hold harmless the Note Agent and each Purchaser, and reimburse the Note Agent or such Purchaser (as applicable) upon its written request, for the amount of any Covered Taxes payable or paid by such Purchaser or the Note Agent or required to be withheld or deducted from a payment to such recipient (including Covered Taxes imposed or asserted on amounts payable under this Section 5.06) and for any other reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such written request shall include a certificate of such Purchaser or the Note Agent setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b) In addition, the Note Parties agree to (and shall timely) pay, or at the option of the Note Agent timely reimburse it for the payment of, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.11(a)) (Taxes payable pursuant to this Section 5.06(b) referred to as “Other Taxes”).

(c) (i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Issuer and the Note Agent, at the time or times prescribed by applicable Laws and at the time or times reasonably requested by the Issuer or the Note Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Note Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Issuer or the Note Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Issuer or the Note Agent as will enable the Issuer or the Note Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (c)(ii), (iii) and (iv) of this Section 5.06) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Each Purchaser that is not a U.S. Person (a “Non-U.S. Purchaser”) agrees to the extent it is legally eligible to do so to deliver to the Issuer and the Note Agent on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of the Issuer or the Note Agent, whichever of the following is applicable: (1) in the case of a Non-U.S. Purchaser claiming the benefits of an income tax treaty to which the United States is a party, two executed copies of (x) with respect to payments of interest under any Note Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) two executed copies of IRS Form W-8ECI; (3) in the case of a Non-U.S. Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit D-1 hereto to the effect that such Non-U.S. Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to the Issuer as described in Section 881(c)(3)(C) of the Code and that no interest payments in connection with any Note Documents are effectively connected with the Non-U.S. Purchaser’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (4) to the extent a Non-U.S. Purchaser is a partnership and one or more direct or indirect partners of such Non-U.S. Purchaser are claiming the portfolio interest exemption, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 hereto on behalf of such direct and indirect partner, IRS Form W-9, and/or other certification documents from each direct or indirect partner, as applicable.

(iii) Each Purchaser that is a U.S. Person shall deliver at the time(s) and in the manner(s) prescribed by applicable Law, on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of the Issuer or the Note Agent, to the Issuer and the Note Agent (as applicable), a properly completed and duly executed IRS Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding.

(iv) If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer and the Note Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Issuer or the Note Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Note Agent as may be necessary for the Issuer and the Note Agent to comply with their obligations under FATCA, to determine whether such Purchaser has complied with such Purchaser’s obligations under FATCA, and to determine the amount to deduct and withhold, if any, from such payment. For purposes of this Section 5.06(c)(iv), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(v) Any Non-U.S. Purchaser shall, to the extent it is legally eligible to do so, deliver to the Issuer and the Note Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Note Agent), executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Issuer or the Note Agent to determine the withholding or deduction required to be made, if any.

(vi) Each Purchaser agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Issuer and the Note Agent in writing of its legal ineligibility to do so. Each Purchaser hereby authorizes the Note Agent to deliver to the Note Parties and to any successor Note Agent any documentation provided by such Purchaser to the Note Agent pursuant to this Section 5.06(c).

(d) On or before the date the Note Agent becomes a party to this Agreement, if the Note Agent is a U.S. Person, it shall deliver to the Issuer two executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding. Otherwise, the Note Agent (including any successor the Note Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of Purchasers are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Note Parties to be treated as a U.S. Person with respect to such payments (and the Note Parties and the Note Agent agree to so treat the Note Agent as a U.S. Person with respect to such payments, with the effect that the Note Parties can make payments to the Note Agent without deduction or withholding of any Tax imposed by the United States). The Note Agent hereby assumes primary U.S. withholding for purposes of Chapters 3 and 4 of the Code, backup withholding and IRS Form 1099 information reporting obligations with respect to all amounts paid to it by the Note Parties under the Note Documents. Notwithstanding anything to the contrary in this Section 5.06(d), the Note Agent shall not be required to provide any documentation that the Note Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(e) Any Purchaser requiring the Issuer to pay any Covered Taxes or additional amounts to such Purchaser or any Governmental Authority for the account of such Purchaser pursuant to this Section 5.06 agrees to use (at the Note Parties’ expense) commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office or to assign its rights and obligations hereunder and under the Notes to an Affiliate if, in the judgment of such Purchaser, the making of such change or assignment would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be otherwise disadvantageous to such Purchaser.

(f) If the Note Agent or any Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund in respect of an overpayment of Taxes from a Governmental Authority with respect to an amount of Taxes actually paid to or on behalf of the Note Agent or such Purchaser by the Issuer or any other Note Party pursuant to this Section 5.06, then the Note Agent or such Purchaser shall notify the Issuer of such refund and forward the proceeds of such refund (or relevant portion thereof) to the Issuer (but only to the extent of indemnity payments made under this Section 5.06 with respect to the Taxes giving rise to such refund) as reduced by any reasonable expense or liability incurred by the Note Agent or such Purchaser in connection with obtaining such refund (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Issuer, upon the request of the Note Agent or such Purchaser, shall repay the amount paid over to the Issuer (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Note Agent or such Purchaser in the event the Note Agent or such Purchaser is required to repay such refund to such Governmental Authority. This Section 5.06(f) shall not be construed to require the Note Agent or any Purchaser to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Issuer or any other Person. Notwithstanding anything to the contrary in this Section 5.06(f), in no event will the Note Agent or any Purchaser be required to pay any amount to any Note Party pursuant to this Section 5.06(f) the payment of which would place the Note Agent or such Purchaser in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g) Each Purchaser shall severally indemnify the Note Agent, within ten (10) days after demand therefor, for (i) any Covered Taxes attributable to such Purchaser (but only to the extent that any Note Party has not already indemnified the Note Agent for such Covered Taxes and without limiting the obligation of the Note Parties to do so), (ii) [reserved] and (iii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Note Agent in connection with any Note Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Note Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Note Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Note Document or otherwise payable by the Note Agent to the Purchaser from any other source against any amount due to the Note Agent under this paragraph (g).

(h) Each party’s obligations under this Section 5.06 shall survive the resignation or replacement of the Note Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Note Document.

Article VI

GUARANTEES

Section 6.01 The Guarantees. Each (a) Guarantor that is a Domestic Note Party, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest and fees (including any interest, fees, costs, expenses, or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) on the Commitments made by the Purchasers to, and the Notes purchased and held by each Purchaser of, the Issuer, and (b) Domestic Note Party, jointly and severally with each other Note Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest, fees and all other amounts (including any interest, fees, costs, expenses or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition) of all other Obligations from time to time owing to the Secured Parties by any other Note Party under any Note Document, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that each Domestic Note Party’s Guaranteed Obligations shall not include any Obligations with respect to which such Domestic Note Party is the primary obligor)). Each Domestic Note Party, jointly and severally with each other Note Party, hereby agrees that if any other Note Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Domestic Note Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 6.02 Obligations Unconditional. The obligations of the Domestic Note Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for Payment in Full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Domestic Note Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Domestic Note Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Note Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii) the release of any other Note Party pursuant to Section 6.08 or the applicable provisions of the Foreign Guaranty;

(iv) any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Note Documents;

(v) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Note Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(vi) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vii) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(viii) any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Note Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Domestic Note Party would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Domestic Note Party hereby expressly waives any and all benefits which might otherwise be available to such Domestic Note Party as a surety under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433, and in the event that Nevada law applies to this Agreement or any portion hereof, Guarantors that are Domestic Note Parties, and each of them, hereby waive the provisions of Section 40.430 of the Nevada Revised Statutes; or

(ix) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Domestic Note Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Domestic Note Party as a guarantor of the Guaranteed Obligations, or of such Domestic Note Party under the guarantee contained in this Article VI or of any security interest granted by any Domestic Note Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or under any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or in any other instance.

The Domestic Note Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Note Party under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Domestic Note Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Domestic Note Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Domestic Note Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Note Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Domestic Note Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Note Documents or an acceleration of the Obligations other than as set forth in the Note Documents.

Section 6.03 Reinstatement. The obligations of the Domestic Note Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Note Party in respect of the Guaranteed Obligations is rescinded or avoided or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Domestic Note Parties agree, jointly and severally with each other Note Party, that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission, avoidance or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith (other than in the case of the Note Agent or Collateral Agent) or willful misconduct of, or (other than in the case of the Note Agent or Collateral Agent) material breach by, such Secured Party.

Section 6.04 Subrogation; Subordination. Each Domestic Note Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Note Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of any Note Party now or hereafter owing to any Domestic Note Party by reason of any payment by such Domestic Note Party under the Guarantee in this Article VI is hereby subordinated to the prior Payment in Full in cash of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Domestic Note Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Note Party to such Domestic Note Party until the Obligations shall have been Paid in Full in cash. If an Event of Default has occurred and is continuing, and any amounts are paid to the Domestic Note Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Domestic Note Party as trustee for the Secured Parties and be paid over to the Note Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Domestic Note Party under the other provisions of the guaranty contained herein.

Section 6.05 Remedies. The Domestic Note Parties jointly and severally agree that, as between the Note Parties and the Purchasers, the obligations of any Note Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other federal or state bankruptcy, insolvency or other law providing for protection from creditors) as against such other Note Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Issuer) shall forthwith become due and payable by the other Domestic Note Parties for purposes of Section 6.01.

Section 6.06 Continuing Guarantee. The guarantee in this Article VI is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 6.07 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Domestic Note Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Domestic Note Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 6.08 Release of Guarantors If, in compliance with the terms and provisions of the Note Documents, (i) the Equity Interests of any Guarantor that is a Domestic Note Party are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (each, a “Transferred Guarantor”) to a Person or Persons, none of which is the Issuer or a Restricted Subsidiary, (ii) any Restricted Subsidiary is designated as or becomes an Excluded Subsidiary (provided that, notwithstanding the foregoing, a Guarantor that is a Domestic Note Party shall not be released from its Guarantee hereunder solely due to becoming an Excluded Subsidiary of the type described in clause (c)(iii) of the definition thereof, or an Excluded Subsidiary of the type described in clause (d) of the definition thereof due to a disposition of less than all of the Equity Interests of such Guarantor to an Affiliate of any Note Party, unless, in each case, such transaction was entered into for a bona fide business purpose (as defined below)) or (iii) any Restricted Subsidiary that is a Domestic Note Party and is merged, consolidated, liquidated or dissolved in accordance with Section 10.05 and is not the surviving entity of such transaction (each, a “Liquidated Subsidiary”), such Transferred Guarantor, Excluded Subsidiary or Liquidated Subsidiary, as applicable, upon (A) the consummation of such sale, transfer, designation or such Person becoming an Excluded Subsidiary or merger, consolidation, dissolution or liquidation, as applicable, and (B) the substantially concurrent release of such Transferred Guarantor, Excluded Subsidiary or Liquidated Subsidiary from its guarantee of obligations under the First Lien Credit Documents, shall (without limiting the obligations of any surviving or successor entity to any Liquidated Subsidiary to become or remain a Guarantor) be automatically released from its obligations under this Agreement (including under Section 13.03), the Notes and the other Note Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to the Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as the Issuer shall have provided the Agents such certifications or documents as any Agent shall reasonably request (including a certification that the applicable transaction has been consummated in compliance with this Agreement and the other Note Documents), the Collateral Agent shall, at the expense of the Note Parties, take such actions as are reasonably requested by the Issuer or the applicable Guarantor to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement (and the Purchasers hereby authorize and direct the Collateral Agent to rely on the certifications provided by the Issuer in performing its obligations under this Section 6.08). For the purposes of this Section 6.08, “bona fide business purpose” shall mean any bona fide business purpose (as determined by the Issuer in good faith), including (I) any accommodations for the ongoing and future development of any casino (including the Chicago Casino) or any Gaming/Racing Facility, (II) the sale or issuance (including any issuance at less than fair market value) of any Equity Interests or equity-linked securities to bona fide third parties in connection with obtaining or retaining a Gaming/Racing License, or the right or ability to purchase, build, develop, manage or operate a casino or other gaming property (including any Gaming/Racing Facility) for regulatory or political reasons (as determined by the Issuer in good faith), (III) the incurrence of Indebtedness or other financing or the sale of minority interests for licensing, acquisition, project financing or development purposes, and the designation of any Unrestricted Subsidiaries in connection therewith, and (IV) bona fide Joint Ventures with Persons that are not the Issuer or any of its Subsidiaries.

Section 6.09 [Reserved].

Section 6.10 Right of Contribution. Each Domestic Note Party hereby agrees that to the extent that a Note Party (each, a “Funding Note Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Domestic Note Party shall be entitled to seek and receive contribution from and against any other Note Party hereunder which has not paid its Fair Share of such payment. Each Domestic Note Party’s right of contribution shall be subject to the terms and conditions of Section 6.04. The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Domestic Note Party to the Secured Parties, and each Domestic Note Party shall remain liable to the Secured Parties for the full amount guaranteed by such Domestic Note Party hereunder. “Fair Share” shall mean, with respect to a Note Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Note Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Note Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Note Parties under this Article VI in respect of the Guaranteed Obligations. “Adjusted Maximum Amount” shall mean, with respect to a Note Party as of any date of determination, the maximum aggregate amount of the obligations of such Note Party under this Article VI; provided that, solely for purposes of calculating the Adjusted Maximum Amount with respect to any Note Party for purposes of this Section 6.10, any assets or liabilities of such Note Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Note Party. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Note Party.

Article VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Issuance of Closing Date Notes.

The obligations of each Purchaser to purchase Closing Date Notes under Section 2.01 is subject to the satisfaction (or waiver in accordance with Section 13.04) of the following:

(a) Corporate Documents and Good Standing Certificates. The Note Agent and the Lead Arranger shall have received (i) copies of the Organizational Documents of each Note Party and evidence of all corporate or other applicable authority for each Note Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of such of the Note Documents to which each such Note Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of each Note Party (or the member or manager or general partner of such Note Party, as applicable), and (ii) a good standing (or equivalent) certificate for each Note Party from the relevant authority of its jurisdiction of organization, dated as of a recent date (in each case to the extent applicable).

(b) Officer’s Certificate. The Note Agent and the Lead Arranger shall have received an Officer’s Certificate of the Issuer, dated the Closing Date, certifying that the conditions set forth in Sections 7.01(q) and 7.01(r) have been satisfied and as to the other matters set forth therein.

(c) Opinions of Counsel. The Note Agent and the Lead Arranger shall have received the following opinions, each of which shall be addressed to the Note Agent, the Collateral Agent and the Closing Date Note Purchasers, dated the Closing Date:

(i) an opinion of Fried, Frank, Harris, Shriver and Jacobson LLP, special counsel to the Note Parties; and

(ii) opinions of local counsel to the Note Parties in such jurisdictions as are set forth in Schedule 7.01.

(d) Note Purchase Agreement. The Note Agent and the Lead Arranger shall have received this Agreement executed and delivered by a duly authorized officer of each Note Party.

(e) Closing Date Pari Passu Intercreditor Agreement. The Note Agent and the Lead Arranger shall have received the Closing Date Pari Passu Intercreditor Agreement duly authorized, executed and delivered by each of the parties thereto.

(f) Closing Date Notes. Each Closing Date Note Purchaser shall have received a Closing Date Note executed by the Issuer in favor of such Closing Date Note Purchaser.

(g) Filings. The Note Agent and the Lead Arranger shall have received UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Domestic Note Party.

(h) Security Documents. The Note Agent and the Lead Arranger shall have received the U.S. Security Agreement and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Note Parties.

(i) Mergers. The Mergers shall have been consummated, or substantially simultaneously with the issuance of the Closing Date Notes under Section 2.01 shall be consummated in accordance with the terms of the Merger Agreement.

(j) [Reserved].

(k) [Reserved].

(l) Shared Cap. The Shared Cap shall not have been less than zero at any time prior to, or immediately before giving effect to the Transactions on the Closing Date.

(m) Solvency. The Note Agent and the Lead Arranger shall have received a certificate in the form of Exhibit G hereto from the chief financial officer or other equivalent officer of the Issuer with respect to the Solvency of the Issuer (on a consolidated basis with its Subsidiaries), immediately after giving effect to the consummation of the Transactions.

(n) Payment of Fees and Expenses. To the extent invoiced in reasonable detail at least two (2) Business Days prior to the Closing Date (unless otherwise agreed by the Issuer), all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Lead Arranger, Arnold & Porter Kaye Scholer LLP, as counsel to the Note Agent and Collateral Agent, and Seward & Kissel LLP, as counsel to the Paying Agent) of the Note Agent, the Collateral Agent, the Lead Arranger and (in the case of fees only) the Closing Date Note Purchasers required to be paid by this Agreement, the Commitment Letter, the Agent Fee Letter and the Fee Letter, in each case, payable to the Note Agent, the Collateral Agent, the Lead Arranger and/or the Closing Date Note Purchasers, as applicable, in respect of the Transactions, shall have been, or shall substantially concurrently with the initial issuance and purchase of Notes hereunder be, paid to the extent due. The Note Agent shall have received a fully executed copy of the Agent Fee Letter.

(o) USA Patriot Act. On or prior to the Closing Date, the Note Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Note Agent that is required by regulatory authorities from the Note Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(p) Beneficial Ownership Certification. The Note Agent shall have received, at least three (3) Business Days prior to the Closing Date (or such later date as agreed to by the Note Agent), a Beneficial Ownership Certification in relation to the Issuer if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the extent requested not less than five (5) Business Days prior to the Closing Date.

(q) Closing Date Material Adverse Effect. No Company Material Adverse Effect (as defined in the Merger Agreement) will have occurred after July 25, 2024 that remains in effect as of immediately prior to the Queen Effective Time (as defined in the Merger Agreement).

(r) Representations and Warranties. (i) The Specified Merger Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation or Specified Merger Agreement Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (x) such Specified Representation shall be true and correct in all respects and (y) “material adverse effect”, “material adverse change” or such similar term or qualification shall be defined on the basis of such terms set forth in the Merger Agreement.

For purposes of determining whether the conditions specified in this Section 7.01 have been satisfied on the Closing Date, by delivering an executed counterpart of this Agreement, the Note Agent and each Closing Date Note Purchaser shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Note Agent or such Closing Date Note Purchaser, as the case may be.

Notwithstanding the foregoing, (A) the only conditions (express or implied) to the purchase of the Closing Date Notes on the Closing Date are those expressly set forth in this Section 7.01, (B) the only representations and warranties the accuracy of which shall be a condition to the availability and purchase of the Closing Date Notes on the Closing Date shall be such representations and warranties set forth in Section 7.01(r) and (C) neither the provision of any Foreign Guaranty or Foreign Security Document nor the provision and/or perfection of any Collateral or any security interest therein (other than the creation and perfection of a security interest in any Collateral of any Domestic Note Party with respect to which a lien or security interest may be perfected by filing a financing statement under the UCC with the Secretary of State (or other applicable filing office) in the applicable jurisdiction of organization, registration or incorporation of such Domestic Note Party) shall constitute a condition precedent to issuance and purchase of the Closing Date Notes on the Closing Date, but shall be required to be provided and/or perfected, (i) with respect to any Foreign Guaranty or any Foreign Security Document, within one hundred and fifty (150) days after the Closing Date, (ii) with respect to any Mortgaged Real Property owned by a Note Party on the Closing Date, one hundred and fifty (150) days after the Closing Date, (iii) with respect to any Mortgaged Vessels owned by a Note Party on the Closing Date, one hundred and fifty (150) days after the Closing Date, and (iv) with respect to any other Collateral, within sixty (60) days after the Closing Date (or, in each case of the foregoing clauses (i), (ii), (iii) and (iv), such later date as the Note Agent may reasonably agree).

Article VIII

REPRESENTATIONS AND WARRANTIES

Each Note Party represents for itself and on behalf of its Restricted Subsidiaries and warrants to the Note Agent, the Collateral Agent and the Purchasers that, at and as of the Closing Date (or such other date as may be expressly required by the Note Documents):

Section 8.01 Corporate Existence; Compliance with Law.

(a) The Issuer and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization; (ii)(A) has all requisite corporate or other organizational power and authority, and (B) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing (to the extent applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (ii)(B) and (iii) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Issuer nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of the Issuer’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, Gaming/Racing Laws, the USA Patriot Act and any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

(c) Neither the Issuer nor any Guarantor is an EEA Financial Institution.

Section 8.02 Financial Condition; Etc. The Issuer has delivered to the Lead Arranger or made publicly available (a) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of the Issuer and its Subsidiaries (for the avoidance of doubt, excluding Queen and its Subsidiaries) for each of the three most recently completed fiscal years of the Issuer, ended at least ninety (90) days before the Closing Date, (b) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Queen and its Subsidiaries for each of the three most recently completed fiscal years of Queen, ended at least ninety (90) days before the Closing Date, (c) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Issuer and its Subsidiaries (for the avoidance of doubt, excluding Queen and its Subsidiaries) for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ending after December 31, 2023 and at least forty-five (45) days prior to the Closing Date and (d) the unaudited consolidated balance sheets and related statements of operations and cash flows of Queen and its Subsidiaries for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ending after December 31, 2023 and at least forty-five (45) days prior to the Closing Date. All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of the Issuer and its Subsidiaries (excluding Queen and its Subsidiaries) or Queen and its Subsidiaries, as applicable, as of the date of said balance sheets and the results of their operations for the periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

Section 8.03 Litigation. Except as set forth on Schedule 8.03, there is no Proceeding (other than any normal overseeing reviews of any Gaming/Racing Authority) pending against, or to the knowledge of any Responsible Officer of the Issuer, threatened in writing against, the Issuer or any of the Restricted Subsidiaries or any of their respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

Section 8.04 No Breach; No Default.

(a) None of the execution, delivery and performance by any Note Party of any Note Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Note Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Note Party or result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Note Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Note Party pursuant to the terms of any such Contractual Obligation, except with respect to clause (i)(y), (i)(z), (ii) or (iii) above which would not reasonably be expected to result in a Material Adverse Effect.

(b) After giving effect to the Transactions to be consummated on the Closing Date, none of the Issuer or any Restricted Subsidiary is in default in any material respect under any Material Gaming/Racing Agreement or any Gaming/Racing License.

(c) No Default or Event of Default has occurred and is continuing.

Section 8.05 Action. The Issuer and each Guarantor has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Note Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by the Issuer and each Guarantor of each Note Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Note Party and constitutes, and each of the Note Documents to which it is a party when executed and delivered by such Note Party will constitute, its legal, valid and binding obligation, enforceable against each Note Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 8.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Issuer or any Restricted Subsidiary of the Note Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the filings referred to in Section 8.14, (iv) waiver by the Gaming/Racing Authorities of any qualification requirement on the part of the Purchasers who do not otherwise qualify and are not banks or licensed lending institutions, (v) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (vi) any required approvals (including prior approvals) of the requisite Gaming/Racing Authorities that any Agent or Purchaser is required to obtain from, or any required filings with, requisite Gaming/Racing Authorities to exercise their respective rights and remedies under this Agreement and the other Note Documents (as set forth in Section 13.13).

Section 8.07 ERISA, Foreign Employee Benefit Matters and Labor Matters.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.07, as of the Closing Date, no ERISA Entity maintains or contributes to any Pension Plan. Each Company is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). The aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan, other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor any Restricted Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent that would not reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Issuer or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued, in each case, except to the extent that would not reasonably be expected to have a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of the Issuer, threatened against the Issuer or any of its Restricted Subsidiaries with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes or other labor disputes against the Issuer or any of its Restricted Subsidiaries pending or, to the knowledge of the Issuer, threatened and (ii) the hours worked by and payments made to employees of the Issuer or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable loan dealing with such matters.

Section 8.08 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, the Issuer and each of the Restricted Subsidiaries have been timely filed in accordance with all applicable Laws and each Tax Return is accurate and complete; and (ii) the Issuer and each of the Restricted Subsidiaries has timely paid all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (including in its capacity as a withholding agent), other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves (for the avoidance of doubt, taking into account any indemnity with respect to such Taxes provided by a third party to the Issuer or any of its Restricted Subsidiaries) have been provided in accordance with GAAP. Neither the Issuer nor any of the Restricted Subsidiaries has received written notice of any proposed or pending Tax assessment, audit or deficiency against the Issuer or such Restricted Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Note Party is party to any tax sharing agreement (other than the Tax Sharing Agreement).

Section 8.09 Investment Company Act. Neither the Issuer nor any of the Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.

Section 8.10 Environmental Matters. Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each of the Issuer and the Restricted Subsidiaries and each of their businesses, operations and Real Property is in compliance with, and each has no liability under any Environmental Law; (ii) each of the Issuer and the Restricted Subsidiaries has obtained, maintained and complied with all Permits required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of the Issuer and the Restricted Subsidiaries, no expenditures or operational adjustments are currently reasonably expected to be required in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or, to the knowledge of any Responsible Officer of the Issuer or any of the Restricted Subsidiaries, formerly owned, leased, operated or used for waste disposal by the Issuer or any of the Restricted Subsidiaries, or any of their respective predecessors in interest that, in any of these situations, would reasonably be expected to result in liability to the Issuer or any of the Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of the Issuer or any of the Restricted Subsidiaries, threatened, against the Issuer or any of the Restricted Subsidiaries, including any Environmental Action relating either to the operations of the Issuer or the Restricted Subsidiaries or to Real Property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of the Issuer or any of the Restricted Subsidiaries, used for waste disposal by the Issuer or any of the Restricted Subsidiaries; (v) none of the Issuer or any of the Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of the Issuer or any of the Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) to the knowledge of any Responsible Officer of the Issuer or any of the Restricted Subsidiaries, no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against the Issuer or any of the Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law and (vii) no Lien has been recorded or, to the knowledge of any Responsible Officer of the Issuer or any of the Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of the Issuer or any of the Restricted Subsidiaries.

Section 8.11 Use of Proceeds.

(a) The Issuer will use the proceeds of the Closing Date Notes issued on the Closing Date to fund a portion of the Closing Date Shareholder Payment, the Queen Refinancing and/or the Transaction Costs.

(b) Neither the Issuer nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Notes will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. The pledge of any Equity Interests by any Note Party pursuant to the U.S. Security Agreement does not violate such regulations.

Section 8.12 Subsidiaries.

(a) Schedule 8.12(a) sets forth a true and complete list of the following: (i) all the Subsidiaries of the Issuer as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by the Issuer and its respective Subsidiaries as of the Closing Date.

(b) Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c) Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

Section 8.13 Ownership of Property; Liens. (a) The Issuer and each of the Restricted Subsidiaries has good and valid title to, or a valid (with respect to Real Property and Vessels) leasehold interest in (or subleasehold interest in or other right to occupy), all material assets and Property (including Mortgaged Real Property and Mortgaged Vessels) (tangible and intangible) owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), except for minor defects in title that do not interfere in any material respect with the ability of the Issuer or any Restricted Subsidiary to conduct its business as currently conducted or to utilize such assets and Properties for their intended purposes and (b) all such assets and Property are subject to no Liens other than Permitted Liens. All of the assets and Property owned by, leased to or used by the Issuer and each of the Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.

Section 8.14 Security Interest; Etc.

(a) Subject to applicable Gaming/Racing Laws, the Security Documents, once executed and delivered, will create, in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Agreed Security Principles or the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and (i) with respect to each Domestic Note Party, upon (x) filing of financing statements in the offices of the Secretaries of State of such Domestic Note Party’s jurisdiction of organization or formation or recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes) and (y) the taking of possession or control by the Applicable Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to the Applicable Collateral Agent to the extent possession or control by the Applicable Collateral Agent is required by the U.S. Security Agreement and (ii), with respect to each Foreign Note Party and each other grantor of any Collateral pursuant to any Foreign Security Document, upon taking of the actions contemplated by the applicable Security Documents, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

(b) Each Ship Mortgage, once executed and delivered by a Domestic Note Party, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable preferred mortgage upon the applicable Mortgaged Vessel under Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Liens.

Notwithstanding anything herein (including this Section 8.14) or in any other Note Document to the contrary, neither the Issuer nor any other Note Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary other than a Foreign Note Party, or as to the rights and remedies of the Agents or any Purchaser with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement or any other Note Document.

Section 8.15 Licenses and Permits. The Issuer and each of its Restricted Subsidiaries hold all material governmental permits, licenses, franchises, certificates, waivers, authorizations, consents and approvals (including Gaming/Racing Licenses) necessary for the Issuer and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date in a manner that would reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor any of its Restricted Subsidiaries has received written notice that any Gaming/Racing Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

Section 8.16 Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Note Party to any Secured Party prior to the Closing Date in connection with this Agreement and the other Note Documents, but in each case excluding all projections and general industry or economic data, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The pro forma financial information furnished to any Purchaser prior to the Closing Date was prepared in good faith based on assumptions believed by the Issuer to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Note Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.

Section 8.17 Solvency. As of the Closing Date, immediately following the consummation of the Transactions occurring on the Closing Date, the Issuer (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).

Section 8.18 Senior Obligations. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Priority Lien Debt,” or “Senior Secured Financing” (or any comparable term) under, and as defined in, and entitled to the subordination and/or intercreditor, as applicable, provisions of any Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and Ratio Debt that, in each case, is purported to be subordinated to the Obligations.

Section 8.19 Intellectual Property. The Issuer and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, know-how and processes (collectively, “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate) that is necessary for the operation of their business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of the Issuer, threatened to the effect that the Issuer or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of the Issuer, threatened to the effect that any such Intellectual Property owned or licensed by the Issuer or any of its Restricted Subsidiaries or which the Issuer or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.20 Gaming/Racing Agreements. As of the Closing Date, a true, correct and complete copy (including any amendments, modifications, supplements or waivers) of each of the Material Gaming/Racing Agreements has been furnished to the Note Agent and all such Contractual Obligations are in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Note Party or any of its Restricted Subsidiaries is in default under any Material Gaming/Racing Agreement, and (ii) to the Issuer’s knowledge, no other party to any such Contractual Obligation is in default thereunder.

Section 8.21 [Reserved].

Section 8.22 Insurance. The Issuer and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms. The Issuer and each of its Restricted Subsidiaries maintain all insurance required by Flood Insurance Laws (but shall not, for the avoidance of doubt, be required to obtain insurance with respect to wind and flood damage unless and to the extent required by such Flood Insurance Laws).

Section 8.23 Real Estate.

(a) Schedule 8.23(a) sets forth a true, complete and correct list of all Material Real Property owned and all Material Real Property leased by the Issuer or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name. The Issuer has delivered to Collateral Agent true, complete and correct copies of all such leases.

(b) Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of knowledge of any Responsible Officer of the Issuer no Taking has been commenced or is contemplated with respect to all or any portion of the Material Real Property or for the relocation of roadways providing access to such Material Real Property that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 8.24 Leases.

(a) [Reserved].

(b) The Issuer and its Restricted Subsidiaries have paid all payments required to be made by it under all leases of Material Real Property where any of the Collateral is or may be located from time to time (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Issuer or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent), except where failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, each of the leases of Material Real Property is in full force and effect and will be or is, as applicable, the legal, valid, binding and enforceable against the Note Party party thereto, in accordance with its terms, in each case, except as such enforceability may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) None of the leases of Material Real Property have been amended, modified or assigned in any manner that would reasonably be expected to result in a Material Adverse Effect. The Issuer has not received written notice of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of the Issuer, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Note Party to any of the leases of Material Real Property that would reasonably be expected to have a Material Adverse Effect.

Section 8.25 Mortgaged Real Property. Except as set forth on Schedule 8.25(a) or as would not reasonably be expected to have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of the Issuer has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which the Issuer or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to the Issuer’s knowledge only.

Section 8.26 Material Adverse Effect. Since the Closing Date, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 8.27 Anti-Corruption Laws and Sanctions. The Issuer has implemented and maintains in effect policies and procedures reasonably designed to promote material compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Issuer, its Subsidiaries and, to the knowledge of the Issuer or its Subsidiaries, their respective officers, directors and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Issuer or its Subsidiaries being designated as a Sanctioned Person. None of (a) the Issuer, any Subsidiary or, to the knowledge of the Issuer or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Issuer, any agent of the Issuer or any of its Subsidiaries that will act in any capacity in connection with or benefit from the notes issued hereunder, is a Sanctioned Person. No use of proceeds of the Notes issued under this Agreement or other transaction contemplated hereby will violate any Anti-Corruption Law or applicable Sanctions.

Article IX

AFFIRMATIVE COVENANTS

Each Note Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Note Agent, the Collateral Agent and Purchasers that until the Obligations have been Paid in Full (and each Note Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

Section 9.01 Existence; Business Properties.

(a) The Issuer and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of the Issuer, in the United States), except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Issuer and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and approvals (including Gaming/Racing Licenses) material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming/Racing Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, Permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful or necessary to its business.

(c) The Issuer will maintain in effect and enforce policies and procedures reasonably designed to promote material compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 9.02 Insurance.

(a) The Issuer and its Restricted Subsidiaries shall maintain with financially sound and reputable insurers (determined at the time such insurance is obtained) not Affiliates of the Issuer insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where the Issuer or the applicable Restricted Subsidiary operates; and furnish to the Note Agent, promptly upon written request (but not more than one time in any fiscal year unless an Event of Default has occurred and is continuing or upon the expiration or replacement (other than any expiration or replacement in connection with annual renewals) of any individual policy), information as to the insurance carried; provided that the Issuer and its Restricted Subsidiaries shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law. Subject to Section 9.15, the Collateral Agent shall be named as an additional insured on all third-party liability insurance policies of the Domestic Note Parties (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and the Collateral Agent shall be named as mortgagee/lender’s loss payee on all property insurance policies of each such Domestic Note Party.

(b) Each Domestic Note Party shall deliver to the Note Agent on behalf of the Secured Parties, (i) on or prior to the Closing Date, a certificate dated on or prior (but close) to the Closing Date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of any notice from any insurer of cancellation of a material policy or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (iii) promptly after such information has been received in written form by the Issuer or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $25.0 million with respect to any property and casualty insurance policy maintained by the Issuer or any of its Restricted Subsidiaries.

(c) If any portion of any Mortgaged Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, of any similar or equivalent Law, requirement, policy or practice applicable to any Foreign Note Party, then the Issuer shall, or shall cause the applicable Note Party to, on and after the date that such Mortgaged Real Property is required to be subject to Mortgage, (i) to the extent required pursuant to the Flood Insurance Laws or any Requirement of Law applicable to any Foreign Note Party, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws or any Requirement of Law applicable to any Foreign Note Party and (ii) deliver to the Note Agent evidence of such compliance in form and substance reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers).

(d) In the event that the proceeds of any insurance claim are paid after the Collateral Agent has exercised its right to foreclose after an Event of Default has occurred and is continuing, such proceeds shall be paid to the Applicable Collateral Agent for application in accordance with the provisions of the Closing Date Pari Passu Intercreditor Agreement. The Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

Section 9.03 Taxes; Performance of Obligations.

The Issuer and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Issuer and each of its Subsidiaries shall have set aside on its books adequate reserves (for the avoidance of doubt, taking into account any indemnity with respect to such Tax, assessment, charge, levy or claim provided by a third party to the Issuer or any of its Restricted Subsidiaries) have been provided in accordance with GAAP.

Section 9.04 Financial Statements, Etc. The Issuer shall deliver to the Note Agent for distribution by the Note Agent to the Purchasers:

(a) Quarterly Financials. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Issuer beginning with the first fiscal quarter ended after the Closing Date (other than the last fiscal quarter in any fiscal year), (x) a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Issuer and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (y) management’s discussion and analysis of the important operational and financial developments of the Issuer and the Subsidiaries during such fiscal quarter;

(b) Annual Financials. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Issuer beginning with the first fiscal year ended after the Closing Date, (x) consolidated balance sheets of the Issuer and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and, in the case of each such consolidated financial statements, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than resulting from (I) an upcoming maturity date within twelve (12) months under any Indebtedness, or (II) any prospective or actual default of any financial covenant with respect to any Indebtedness, and (y) management’s discussion and analysis of the important operational and financial developments of the Issuer and the Subsidiaries during such fiscal year;

(c) Compliance Certificate. At the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a certificate of a Responsible Officer of the Issuer in the form of Exhibit U (I) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Companies have taken and propose to take with respect thereto), and (II) setting forth in reasonable detail (x) computations of the Consolidated EBITDA for the Test Period ending on the last day of the fiscal quarter to which such financial statements relate, and (y) all transactions that have utilized any portion of the Shared Cap consummated by the Note Parties during such fiscal quarter.

(d) Notice of Default. Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

(e) Environmental Matters. Written notice of any Environmental Action, Release of Hazardous Material, condition, circumstance, occurrence or event arising under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) Annual Budgets. As soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Issuer, beginning with the first fiscal year ended after the Closing Date, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Issuer and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), which shall be accompanied by a certificate of a Responsible Officer of the Issuer stating that such projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

(g) Auditors’ Reports. Promptly upon receipt thereof, copies of all annual, interim or special reports issued to the Issuer or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of the Issuer’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on the Issuer’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit;

(h) Lien Matters; Casualty and Damage to Collateral.

(i) Promptly upon the Issuer obtaining knowledge thereof, prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in the Issuer’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(ii) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of the Issuer setting forth the information required pursuant to Schedules 1(a), 1(b), 2, 3(a), 3(b), 4, 5, 6, 7, 8(a), 8(b), 8(c), 9, 10, and 11 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h)(ii);

(i) Notice of Material Adverse Effect. Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(j) ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(k) Litigation. Promptly after the Issuer’s knowledge thereof, notice of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Issuer or any of its Restricted Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect;

(l) Gaming/Racing Regulatory Matters. Promptly, and in any event within five (5) Business Days after (i) receipt by any officer of the Issuer or any Restricted Subsidiary of any written notice or communication of any Gaming/Racing Authority that could reasonably be interpreted (as determined by the Issuer in its good faith judgment) to cast doubt on whether a required Gaming/Racing License may be obtained when required or, with respect to issued Gaming/Racing Licenses, that states that such Gaming/Racing Authority is considering revoking or modifying such Gaming/Racing License (in whole or in part) in any respect materially adverse to the Purchasers or (ii) a Responsible Officer of the Issuer having obtained knowledge that any party to any Material Gaming/Racing Agreement (other than the Issuer or any of its Subsidiaries) is in default thereunder in a manner that could reasonably be expected to result in a Material Adverse Effect, written notice thereof.

(m) Beneficial Ownership Certification. If, prior to delivery of any financial statements pursuant to Section 9.04(b), the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, concurrently with delivery of such financial statements the Issuer shall deliver a Beneficial Ownership Certification or notice of any change in the information provided in the Beneficial Ownership Certification most recently provided pursuant to this Section 9.04(m) that would result in a change to the list of beneficial owners identified therein.

(n) USA Patriot Act. Promptly following the Note Agent’s or any Purchaser’s request therefor, all documentation and other information that the Note Agent or such Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(o) Miscellaneous. Promptly, such financial information, reports, documents and other information with respect to the Issuer or any of its Restricted Subsidiaries as the Note Agent or the Required Purchasers may from time to time reasonably request; provided that, notwithstanding the foregoing, nothing in this Section 9.04 shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

Notwithstanding the foregoing, the obligations in Section 9.04(a) and 9.04(b) may be satisfied with respect to financial information of the Issuer and the Subsidiaries by furnishing the Issuer’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that in the case of Section 9.04(b), such Form 10-K is furnished together with an auditor’s report and opinion satisfying the requirements of Section 9.04(b).

Concurrently with the delivery of Section 9.04 Financials, in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 10.0% of the Consolidated EBITDA of the Issuer and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the last day of the period covered by such financial statements, the Issuer shall provide revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness and cash and Cash Equivalents on hand of (x) the Issuer and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of “Consolidated EBITDA” were deemed to be references to the Unrestricted Subsidiaries).

Reports and documents required to be delivered pursuant to Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer posts such reports and/or documents, or provides a link thereto on the Issuer’s website on the Internet at the website address specified below the Issuer’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on the Issuer’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Note Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by the Note Agent); provided that the Issuer shall provide to the Note Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and the Note Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Purchaser of the posting of any such reports and/or documents. Notwithstanding anything contained herein, the Issuer shall be required to make available each Compliance Certificate required by Section 9.04(c)(ii) on a private data site for the Purchasers; provided, that the delivery of such information shall not create an obligation on the part of the Issuer to publicly disclose the same or the contents of any Compliance Certificate.

The Issuer hereby acknowledges that (a) the Note Agent will make available to the Purchasers materials and/or information provided by or on behalf of the Issuer hereunder (collectively, the “Issuer Materials”) by posting the Issuer Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Purchasers (each, a “Public Purchaser”) may have personnel who do not wish to receive material non-public information with respect to the Issuer or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Issuer hereby agrees that it will use commercially reasonable efforts to identify that portion of the Issuer Materials that may be distributed to the Public Purchasers and that (w) all such Issuer Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Issuer Materials “PUBLIC,” the Issuer shall be deemed to have authorized the Note Agent and the Purchasers to treat such Issuer Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Issuer or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Issuer Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Issuer Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Note Agent shall be entitled to treat any Issuer Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 9.05 Maintaining Records; Access to Properties and Inspections. The Issuer and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made. The Issuer and its Restricted Subsidiaries will, subject to applicable Gaming/Racing Laws, permit any representatives designated by the Note Agent or any Purchaser to visit and inspect the financial records and the property of the Issuer or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by the Note Agent or any Purchaser to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided the Issuer has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by such representatives (on behalf of the Note Agent and/or any Purchaser) shall be permitted in any fiscal year (and such inspection shall be at the Note Agent and/or such Purchasers’ expense, as applicable). Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Note Agent (or its designated representative) or any Purchaser is then prohibited by law or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 9.06 Use of Proceeds. The Issuer shall use the proceeds of the Closing Date Notes issued on the Closing Date only for the purposes set forth in Section 8.11. The Issuer shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Notes (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.07 Compliance with Environmental Law.

(a) The Issuer and its Restricted Subsidiaries shall (i) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens imposed under Environmental Law; (ii) make an appropriate response to any Environmental Action involving or affecting the Issuer and its Restricted Subsidiaries; and (iii) in the event of any Hazardous Material at, on, under or emanating from any Real Property which could result in liability under or a violation of any Environmental Law, undertake, and/or cause any of their respective tenants or occupants to undertake, at no cost or expense to the Note Agent, the Collateral Agent or any Purchaser, any action required pursuant to Environmental Law to mitigate and eliminate such condition, except in the case of each of the foregoing clauses (i) through (iii) where the failure to take such action could not reasonably be expected to have a Material Adverse Effect, provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP;

(b) At the written request of the Note Agent (acting at the direction of the Required Purchasers, in their reasonable discretion), the Issuer and its Restricted Subsidiaries shall provide, at no cost or expense to the Note Agent, the Collateral Agent or any Purchaser, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at the Note Agent’s request) concerning any Real Property now or hereafter owned, leased or operated by the Issuer or any of its Restricted Subsidiaries, conducted by an environmental consulting firm proposed by such Note Party and approved by the Note Agent (acting at the direction of the Required Purchasers in their reasonable discretion) indicating the presence or absence of Hazardous Material on, at under or emanating from such Real Property or noncompliance with Environmental Law and the potential cost of any required action in connection therewith; provided, however, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) the Required Purchasers have a reasonable belief that circumstances exist that present an imminent risk to human health or the environment or has reasonably determined that circumstances may exist that could be expected to form the basis of a material Environmental Action against the Issuer or any Restricted Subsidiary or any Real Property of the Issuer or any of its Restricted Subsidiaries; if the Issuer or any of its Restricted Subsidiaries fails to provide the same within sixty (60) days after such request was made (or in such longer period as may be approved by the Note Agent (acting at the direction of the Required Purchasers, in their reasonable discretion), the Note Agent may but is under no obligation to conduct the same, and the Issuer or its Restricted Subsidiary shall grant and hereby grants to the Note Agent and its agents, advisors and consultants access at reasonable times, and upon reasonable notice to the Issuer, to such Real Property, subject to the rights of tenants, to undertake such an assessment, all at Issuer’s cost and expense. The Note Agent will take commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide the Issuer with all documents relating to such assessment.

Section 9.08 Pledge or Mortgage of Real Property and Vessels.

(a) Subject to compliance with applicable Gaming/Racing Laws, if, after the Closing Date any Note Party shall acquire any Property (other than (1) any Real Property, any Vessel or Replacement Vessel (other than leasehold interests in any Vessel or Replacement Vessel), (2) any Property that is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Property and to the extent such prohibition is not superseded by the applicable provisions of the UCC or other applicable Law or (3) Excluded Property), including, without limitation, pursuant to any Permitted Acquisition, or as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, such Note Party shall (subject to the Agreed Security Principles and any applicable provisions set forth in the Security Documents with respect to limitations on grant of security interests in certain types of assets or Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Collateral) promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents, or such new or additional Security Documents or such other documents as the Collateral Agent or Required Purchasers deem necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)), subject to no Liens other than Permitted Liens, in each case, to the extent such actions are required by the Security Documents; provided, that notwithstanding the foregoing, (x) the Note Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the date hereof which leasehold interest has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) of less than $20.0 million and (y) the Note Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the Closing Date that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million if after the exercise of commercially reasonable efforts by the Note Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto), the lessor under such lease has not consented to the granting of a Lien to secure the Obligations, except that such actions shall be required with respect to any such leasehold interest in any Vessel or Replacement Vessel that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Note Party involving a Vessel or Replacement Vessel that constituted Collateral immediately prior to such sale and leaseback transaction or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust or similar owner or investor in real property.

(b) If, after the Closing Date, any Note Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee or leasehold interest in Real Property that is either (1) located in the United States or (2) located outside of the United States but owned or leased by Gamesys or one of its Restricted Subsidiaries, in each case, which Real Property (or, in the case of a leasehold, such leasehold interest or estate) has a fair market value in excess of $20.0 million or (y) develops a Gaming/Racing Facility or any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility or other improvements thereon on any fee or leasehold interest in Real Property that is either (1) located in the United States or (2) located outside of the United States but owned or leased by Gamesys or one of its Restricted Subsidiaries, in each case, which Real Property (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon) has a fair market value in excess of $20.0 million, determined on an as-developed basis, in each case, with respect to which a Mortgage was not previously entered into in favor of the Collateral Agent (in each case, other than to the extent such Real Property is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Real Property), such Note Party shall promptly notify the Collateral Agent and, if requested by the Required Purchasers or the Collateral Agent, within sixty (60) days of such request (in each case, or such longer period that is reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers)), (i) take such actions and execute such documents as the Collateral Agent or the Required Purchasers shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by the Collateral Agent or as shall be necessary in the opinion of counsel to Collateral Agent or the Required Purchasers to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Liens, including the following:

(1) A Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Purchasers) and shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, perfected, Mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Liens; and

(2) with respect to each Mortgage and each Mortgaged Real Property, (x) to the extent reasonably requested by the Required Purchasers or the Collateral Agent, for further delivery to each Purchaser, each of the items set forth in Section 9.15(a)(i)(F) at least seven (7) Business Days prior to the date of delivery of such Mortgage and, (y) in each case to the extent reasonably requested by the Required Purchasers or the Collateral Agent, each of the items set forth in Sections 9.15(a)(i)(B) through 9.15(a)(i)(E);

provided, that notwithstanding the foregoing, the Note Parties shall not be required to grant a Mortgage on any leasehold interest in any Real Property entered into after the date hereof that would otherwise be required to be subject to a leasehold mortgage pursuant to clause (b) of this Section 9.08 if after the exercise of commercially reasonable efforts by the Note Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto), the landlord under such lease has not consented to the granting of a Mortgage, except that leasehold Mortgages shall be required on any such leasehold interest in Real Property that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Note Party involving Real Property that constituted Collateral immediately prior to such sale and leaseback transaction or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust or similar owner or investor in real property; provided, further, that, notwithstanding the foregoing, the delivery of the items required under this Section 9.08(b) shall not be required prior to the date that is, in the case of Real Property owned or leased by a Note Party on the Closing Date, one hundred fifty (150) days after the Closing Date (or such later date as agreed by the Note Agent (acting at the direction of the Required Purchasers)).

(c) If, after the Closing Date, any Note Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any Vessel or a Replacement Vessel with a fair market value in excess of $20.0 million (other than Excluded Property) or (y) develops a Gaming/Racing Facility or any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility, or other improvements thereon, with a fair market value in excess of $20.0 million (other than Excluded Property), determined on an as-developed basis, on any such Vessel or a Replacement Vessel, in each case, with respect to which a Ship Mortgage or other similar instrument was not previously entered into in favor of the Collateral Agent (other than to the extent such Vessel or Replacement Vessel is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Vessel or Replacement Vessel), such Note Party shall promptly notify the Collateral Agent and, if requested by the Required Purchasers or the Collateral Agent, within sixty (60) days of such request (or such longer period that is reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers)), (i) take such actions and execute such documents as the Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage or other similar instrument, if applicable, or to create a new Ship Mortgage or other similar instrument on such Vessel or Replacement Vessel and (ii) cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by the Collateral Agent or as shall be necessary in the opinion of counsel to the Collateral Agent or the Required Purchasers to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage (subject to the Closing Date Pari Passu Intercreditor Agreement) under Chapter 313 of Title 46 of the United States Code (if applicable thereto) or other applicable Law subject only to Permitted Liens, including the following:

(1) a Ship Mortgage or other similar instrument reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Purchasers), granting in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage (subject to the Closing Date Pari Passu Intercreditor Agreement) on each such Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code or other applicable Law subject only to Permitted Liens, executed and delivered by a duly authorized officer of the appropriate Note Party, together with such certificates, affidavits and instruments as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Vessel or Replacement Vessel; and

(2) with respect to each Ship Mortgage or other similar instrument and each such Vessel or Replacement Vessel, in each case to the extent reasonably requested by the Required Purchasers or the Collateral Agent, certificates of insurance as required by each Ship Mortgage or other similar instrument, if applicable, which certificates shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage or other similar instrument;

provided, that notwithstanding the foregoing, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date that is in the case of Vessels or Replacement Vessels owned by a Note Party on the Closing Date, one hundred-fifty (150) days after the Closing Date (or such later date as agreed by the Note Agent (acting at the direction of the Required Purchasers)).

(d) Notwithstanding anything contained in Sections 9.08(a), (b) and (c) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of the Collateral Agent on any after acquired Property of the applicable Note Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by the applicable Gaming/Racing Authorities or applicable Law; provided, however, that the Issuer has used its commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto) to obtain such approvals.

(e) With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired (or leased) by any Note Party after the Closing Date or any Property of any Additional Note Party or with respect to any Guarantee of any Additional Note Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or to the second paragraph in Section 9.11, as the case may be, at such time as the Issuer reasonably believes such prohibition no longer exists, the Issuer shall (and, with respect to any items requiring approval from Gaming/Racing Authorities, the Issuer shall use commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto) to seek the approval from the applicable Gaming/Racing Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained), comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

(f) Notwithstanding anything to the contrary in this Agreement, any Security Document or any other Note Document, (A)  the Note Agent (acting at the direction of the Required Purchasers) may grant extensions of time or waivers of requirements for the grant or perfection of security interests in or the obtaining of insurance (including title insurance) and surveys with respect to particular assets (including extensions beyond the Closing Date for the grant or perfection of security interests in the assets of the Note Parties on such date) where it reasonably determines, in consultation with the Issuer, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Note Documents, (B) Liens required to be granted from time to time pursuant to this Agreement and the other Note Documents, or any other requirements of, this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Note Agent (acting at the direction of the Required Purchasers) and the Issuer, (C) the requirements of this Section 9.08 with respect to Foreign Note Parties shall be subject to the Agreed Security Principles, and (D)  the Note Agent (acting at the direction of the Required Purchasers) and the Issuer may make such modifications to the Agreed Security Principles and the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and the Note Agent (acting at the direction of the Required Purchasers) may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers)), as are reasonable or necessary in connection with any project or transactions otherwise permitted hereunder or the addition of guarantees or Collateral of any Foreign Note Party required by this Agreement and the other Note Documents.

Section 9.09 Security Interests; Further Assurances. Each Note Party shall, promptly, upon the reasonable request of the Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming/Racing Law or, if necessary, is approved by the applicable Gaming/Racing Authority (which the Issuer hereby agrees to use commercially reasonable efforts to obtain), at the Issuer’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Collateral Agent or the Required Purchasers reasonably necessary or desirable to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth herein and in the Security Documents with respect to limitations on grant of security interests in certain types of Collateral and limitations or exclusions from the requirement to perfect Liens on such Collateral and any applicable Requirements of Law including, without limitation, any Gaming/Racing Laws) subject to no Liens other than Permitted Liens; provided that, notwithstanding anything to the contrary herein or in any other Note Document, in no event shall any Company be required to enter into control agreements with respect to its deposit accounts, securities accounts or commodity accounts. In the case of the exercise by the Collateral Agent or the Purchasers or any other Secured Party of any power, right, privilege or remedy pursuant to any Note Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Issuer and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that the Collateral Agent or the Purchasers may be so required to obtain. If the Collateral Agent reasonably determines that it is required by applicable Requirement of Law to have appraisals prepared in respect of the Real Property of any Note Party constituting Collateral, the Issuer shall provide to the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA. Notwithstanding the foregoing, the requirements of this Section 9.09 with respect to Foreign Note Parties shall be subject to the Agreed Security Principles.

Section 9.10 Gaming/Racing Agreements.

(a) The Issuer shall, or shall cause another Note Party or Restricted Subsidiary to, provide to the Note Agent (i) notice of its intention to execute and deliver any renewal, amendment, modification, replacement or supplement of or to any Material Gaming/Racing Agreement, in each case, that would materially adversely affect the interests of the Purchasers, at least five (5) days prior to entering into any such renewal, amendment, modification, replacement or supplement (or such later time as agreed to by the Note Agent (acting at the direction of the Required Purchasers)) (enclosing in such notice a copy of the then current drafts of all documentation related to such Material Gaming/Racing Agreement renewal, amendment, modification, replacement or supplement), (ii) copies of any other renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement promptly after execution thereof and (iii) upon and after such notice, such information regarding such renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement as the Note Agent shall reasonably request.

(b) The Issuer and each Restricted Subsidiary shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under each Material Gaming/Racing Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify the Note Agent in writing of the giving of any notice of any default or termination by any party under any Material Gaming/Racing Agreement of which it is aware and (iii) use commercially reasonable efforts to exercise their rights and remedies under each Material Gaming/Racing Agreement in order to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the other party under each Material Gaming/Racing Agreement, except in the case of each of clauses (i) and (iii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 9.11 Additional Note Parties.

(a) Upon (i) any Note Party creating or acquiring any Subsidiary that is a Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (ii) any Restricted Subsidiary of a Note Party ceasing to be an Excluded Subsidiary or (iii) any Revocation that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary (other than any Excluded Subsidiary) of a Note Party (such Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Note Party”), such Note Party shall, assuming and to the extent that it does not violate any Gaming/Racing Law or assuming and to the extent it obtains the approval of the Gaming/Racing Authority to the extent such approval is required by applicable Gaming/Racing Laws (which the Issuer hereby agrees to use commercially reasonable efforts to obtain), (A) cause each such Restricted Subsidiary to promptly (but in any event within forty-five (45) days (or ninety-five (95) days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as the Note Agent (acting at the direction of the Required Purchasers) may agree to in its sole discretion)), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements or the Foreign Guaranty, as applicable, any amendments to the Note Documents and a Perfection Certificate (solely in the case of Domestic Subsidiaries)) as the Note Agent or Required Purchasers may reasonably request in order to have such Restricted Subsidiary become a Guarantor and (B) promptly (I) execute and deliver to the Collateral Agent such amendments to or additional Security Documents as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Restricted Subsidiary which are owned by any Note Party (other than Excluded Property), (II) deliver to the Applicable Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement (solely in the case of Domestic Subsidiaries) or new or additional Security Documents) to grant to the Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth herein and in the Security Documents with respect to limitations on grant of security interests in certain types of assets or Collateral and limitations or exclusions from the requirement to perfect Liens on such Collateral and excluding acts with respect to perfection of security interests and Liens not required under, or excluded from the requirements under, this Agreement and the Security Documents) the Security Documents and all other Property of such Restricted Subsidiary (other than Excluded Property) in accordance with the provisions of Section 9.08 with respect to such new Restricted Subsidiary, or by Law or as may be reasonably requested by the Collateral Agent, and (IV) deliver to the Collateral Agent all legal opinions reasonably requested by the Note Agent or the Required Purchasers relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided, however, that the Issuer shall use its commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto) to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Restricted Subsidiary and for the Guarantee of such Restricted Subsidiary as soon as reasonably practicable; provided, further, that any Mortgages or Ship Mortgages required to be delivered pursuant to this Section 9.11 shall be delivered within sixty (60) days (or such later date as the Note Agent (acting at the direction of the Required Purchasers) may agree to in its sole discretion) after the later of acquisition thereof or receipt of applicable approvals. All of the foregoing actions shall be at the sole cost and expense of the Note Parties and, in the case of Foreign Note Parties, shall be subject to the Agreed Security Principles.

(b) Without limiting clause (a) above, the Issuer shall ensure that, subject to and on terms consistent with the Note Documents and the Agreed Security Principles, the Guarantor Coverage Test is satisfied (i) on the date that is one hundred and fifty (150) days after the Closing Date (or such later date as agreed by the Note Agent), by reference to the most recent audited financial statements delivered pursuant to Section 9.04(b) or, if none have been delivered prior to such date, such other financial statements for the most recently completed Test Period prior to such test date for which the Issuer has sufficient available information to be able to determine the Guarantor Coverage Test; and (ii) thereafter, on the date on which the annual financial statements (the “Annual Financial Statements”) are required to be delivered pursuant to Section 9.04(b) to the Note Agent in respect of each fiscal year ending after the date on which the Guarantor Coverage Test is required to be satisfied in accordance with clause (i) above, by reference to such Annual Financial Statements.

(c) If, in accordance with the provisions of clause (b)(ii) above, the Guarantor Coverage Test is not satisfied on any test date referred to in clause (b)(ii) above, the Issuer shall cause, as soon reasonably practicable, and in any event, within one hundred and twenty (120) days of such test date (or such later date as agreed by the Note Agent (acting at the direction of the Required Purchasers)), such other Restricted Subsidiaries (as the Issuer may elect in its sole discretion) that are organized in Specified Jurisdictions (as defined in the Agreed Security Principles) (or, with the consent of the Note Agent (acting at the direction of the Required Purchasers, such direction not to be unreasonably withheld or delayed), such other jurisdictions) to, subject to and on terms consistent with the Note Documents and the Agreed Security Principles, become Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Guarantors had been Guarantors at such test date). If the Issuer has satisfied its obligations under the preceding sentence within such one hundred and twenty (120) days of such test date (or such later date as agreed by the Note Agent (acting at the direction of the Required Purchasers)), no Default, Event of Default or other breach of the Note Documents shall arise in respect thereof.

(d) Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Note Party shall be required to be granted or delivered at such time as provided in the paragraphs above in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited by the applicable Gaming/Racing Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that the Issuer has used its commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto) to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee.

Section 9.12 Limitation on Designations of Unrestricted Subsidiaries.

(a) The Issuer may, after the Closing Date, designate any Subsidiary of the Issuer (other than any Subsidiary that owns, leases or operates any portion (other than de minimis assets) of a Core Property) as an “Unrestricted Subsidiary” under this Agreement (each, a “Designation”), only if (other than in the case of any newly formed Subsidiary of an already existing Unrestricted Subsidiary, which shall be automatically be deemed an Unrestricted Subsidiary):

(i) no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(ii) the Issuer would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the fair market value of the assets of such Subsidiary (net of any liabilities of such Subsidiary that will not constitute liabilities of any Note Party or Restricted Subsidiary after such Designation) owned by the Issuer and/or any of the Restricted Subsidiaries on such date and the Issuer and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the Designation Amount;

(iii) after giving effect to such Designation, the Consolidated First Lien Net Leverage Ratio is less than or equal to the First Lien Credit Agreement Financial Covenant Ratio on a Pro Forma Basis as of the most recent Calculation Date;

(iv) such Subsidiary shall not own any Material Assets (other than an entire casino or other Gaming/Racing Facility (and Gaming/Racing Licenses related thereto)) at the time of such Designation; and

(v) such Subsidiary shall also have been designated as an “Unrestricted Subsidiary” under the Senior Unsecured Notes and the First Lien Credit Agreement.

(b) The Issuer may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement; provided, however, a Revocation resulting in a Restricted Subsidiary that is not a Note Party shall only be permitted if all Investments in such Restricted Subsidiary outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement.

(c) All Designations and Revocations occurring after the Closing Date must be evidenced by an Officer’s Certificate of the Issuer delivered to the Note Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d) If the Issuer designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, the Obligations of such Guarantor under the Note Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by the Note Agent or the Collateral Agent. At the Issuer’s request, the Note Agent and the Collateral Agent will execute and deliver any instrument evidencing such termination and the Collateral Agent shall take all actions reasonably requested by the Issuer in order to effect such termination and release of such Liens and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be reasonably requested by the Issuer to effect such release). Upon the request of the Note Agent in connection with any termination or release of Liens requested by the Issuer pursuant to this Section 9.12(d), the Issuer shall deliver to the Note Agent and Collateral Agent a certificate of a Responsible Officer of the Issuer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and that such termination or release is permitted hereby (and the Purchasers hereby authorize and direct the Note Agent to rely on such certificate). Any such foregoing actions taken by the Note Agent and/or the Collateral Agent shall be at the sole cost and expense of the Issuer.

Section 9.13 Limitation on Designation of Immaterial Subsidiaries.

(a) At the Issuer’s election, the Issuer may at any time, designate a Restricted Subsidiary as an Immaterial Subsidiary, but only to the extent that such designation is consistent with the definition of “Immaterial Subsidiary”. Upon any Immaterial Subsidiary’s (whether designated as such on the Closing Date or thereafter pursuant to the preceding sentence) ceasing to satisfy any of the requirements set forth in the definition of such term, the Issuer shall notify the Note Agent thereof and shall take the actions required pursuant to Section 9.11 (or Section 9.12, if such Subsidiary, upon ceasing to be an Immaterial Subsidiary, shall be designated as an Unrestricted Subsidiary in accordance with Section 9.12) and the applicable Subsidiary shall cease to be an Immaterial Subsidiary.

(b) Any designation of a Subsidiary as an Immaterial Subsidiary, or revocation of any such designation, must be evidenced by an Officer’s Certificate of the Issuer delivered to the Note Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.13(a).

(c) If the Issuer designates a Guarantor as an Immaterial Subsidiary in accordance with this Section 9.13, the Obligations of such Guarantor under the Note Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by the Note Agent or the Collateral Agent. At the Issuer’s request, the Note Agent and the Collateral Agent will execute and deliver any instrument evidencing such termination and the Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). Any such foregoing actions taken by the Note Agent and/or the Collateral Agent shall be at the sole cost and expense of the Issuer.

Section 9.14 [Reserved].

Section 9.15 Post-Closing Matters. The Issuer will cause to be delivered or performed, as applicable, each of the following:

(a) Mortgage Matters. On or before the date that is one hundred fifty (150) days after the Closing Date (or such later date as is permitted by the Note Agent (acting at the direction of the Required Purchasers) in its sole discretion):

(i) Mortgaged Real Property. The Note Agent shall have received with respect to each Mortgaged Real Property identified on Schedule 1.01(C): (A) a Mortgage reasonably satisfactory to the Note Agent and in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of the Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected first priority Lien (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)) on such Mortgaged Real Property subordinate to no Liens other than Permitted Liens, (B) with respect to each Mortgage, legal opinions, each of which shall be addressed to the Note Agent, the Collateral Agent and the Purchasers, dated the effective date of such Mortgage and covering such matters as the Note Agent or the Required Purchasers shall reasonably request, including, but not limited to, the enforceability of such Mortgage and the due authorization, execution and delivery of such Mortgage, in a manner customary for transactions of this type and otherwise in form and substance reasonably satisfactory to the Note Agent, (C) with respect to each Mortgage, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien on the Mortgaged Real Property described therein, free of any other Liens except Permitted Liens, in amounts and in form and substance reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers) not to exceed the actual fair market value of the applicable Real Property, together with such customary endorsements, coinsurance and reinsurance as the Note Agent or the Required Purchasers may reasonably request and that can be obtained at customary rates, (D) such surveys (including existing surveys together with affidavits of no-change) sufficient for the title company to remove all standard survey exceptions from the mortgage title policy relating to such Mortgaged Real Property and issue the survey-related endorsements otherwise in form and substance reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers), (E) with respect to each Mortgage and/or each Mortgaged Real Property, such fixture filings, insurance certificates, memoranda of lease, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents as shall be deemed reasonably necessary by the Note Agent (acting at the direction of the Required Purchasers), in each case, in form and substance reasonably acceptable to the Note Agent (acting at the direction of the Required Purchasers) and (F) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Real Property, and if such Mortgaged Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Issuer and the applicable Note Party relating thereto together with evidence of insurance as required pursuant to Section 9.02(c), in each case under this clause (F), in form and substance reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers).

(b) Additional Post-Closing Deliverables. Each of the documents and other agreements set forth on Schedule 9.15 shall be delivered or performed, as applicable, within the respective time frames specified therein (or, in each case, such later date as is permitted by the Note Agent (acting at the direction of the Required Purchasers) in its sole discretion).

Article X

NEGATIVE COVENANTS

Each Note Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Note Agent, the Collateral Agent and Purchasers that until the Obligations have been Paid in Full (and each Note Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

Section 10.01 Indebtedness. The Issuer and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a) (i) Indebtedness incurred pursuant to this Agreement and the other Note Documents, and (ii) Indebtedness incurred pursuant to the First Lien Credit Agreement and the other First Lien Credit Documents in an aggregate principal amount not to exceed at any time outstanding the sum of (A) $3,078,000,000, plus (B) the then-available Ratio Debt Amount and, in each case, any Permitted Refinancings thereof;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 10.01, and any Permitted Refinancings thereof;

(c) Indebtedness under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes;

(d) intercompany Indebtedness of the Issuer and the Restricted Subsidiaries to the Issuer or other Restricted Subsidiaries to the extent permitted pursuant to Section 10.04;

(e) Indebtedness representing deferred compensation to employees of the Issuer and the Restricted Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds, completion guarantees and letters of credit provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of its business (including to support the Issuer’s or any of its Restricted Subsidiaries’ applications for Gaming/Racing Licenses or for the purposes referenced in this clause (f));

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h) Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, the greater of $235.0 million and 37.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended and, without duplication, Permitted Refinancings thereof;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) guarantees by the Issuer or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Issuer or any Restricted Subsidiary under this Section 10.01;

(k) Indebtedness of a Person that becomes a Subsidiary of the Issuer or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l) Indebtedness that has been Discharged;

(m) Escrowed Indebtedness;

(n) unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness” so long as, in the case of any such Indebtedness other than earn-out obligations, at the time of incurrence thereof, subject to Section 1.07, (x) no Event of Default shall have occurred and be continuing after giving effect thereto, and (y) the Consolidated First Lien Net Leverage Ratio is less than or equal to the First Lien Credit Agreement Financial Covenant Ratio on a Pro Forma Basis as of the most recent Calculation Date;

(o) Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt and Permitted Refinancings of the foregoing;

(p) Indebtedness of Joint Ventures in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, at any time outstanding, exceed the greater of $94.0 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, and, without duplication, any Permitted Refinancings thereof;

(q) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount outstanding at any time not to exceed the greater of $235.0 million and 37.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (provided, that Indebtedness of Non-Note Parties incurred pursuant to this Section 10.01(q) shall not exceed the Non-Note Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(r) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s) Investments under Sections 10.04(k), 10.04(l) and 10.04(m), in each case, consisting of guarantees;

(t) (A) Indebtedness of the Issuer or any Restricted Subsidiaries in respect of one or more series of senior unsecured notes or loans, senior secured first lien notes or loans, senior secured junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a pari passu or junior basis with the Obligations, as applicable, that are issued or made pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (other than pursuant to this Agreement) (any such Indebtedness, “Ratio Debt”); provided that, in each case, subject to Section 1.07, (i) the aggregate principal amount of Ratio Debt issued or incurred pursuant to this Section 10.01(t) on such date shall not exceed the Ratio Debt Amount as of such date; (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Ratio Debt; (iii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (iii)), if such Ratio Debt is (x) secured on a pari passu basis with the Obligations, such Ratio Debt shall have a maturity date and, except for amortization in an aggregate annual amount of up to 1.00% of the original principal amount of such Ratio Debt (plus any additional amounts as may be necessary to cause such Ratio Debt to be fungible with any other applicable Indebtedness), Weighted Average Life to Maturity no shorter than any then-existing Tranche of Notes or (y) secured on a second lien (or other junior lien) basis or is unsecured, such Ratio Debt shall satisfy the definition of “Permitted Junior Debt Conditions”; (iv) if such Ratio Debt is secured (x) on pari passu basis with the Obligations, the holders of such Indebtedness (or their representative) shall be party to the Closing Date Pari Passu Intercreditor Agreement or (y) on a second lien (or other junior lien) basis to the Obligations, the holders of such Indebtedness (or their representative) shall be party to the Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Note Agent; (v) any Indebtedness of Non-Note Parties incurred pursuant to this Section 10.01(t)(A) shall not exceed the Non-Note Party Cap on the date of incurrence thereof; and (vi) except as set forth in clauses (i) – (v) of this paragraph (t), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any Ratio Debt shall be (as determined by the Issuer in good faith) substantially identical to the terms of the Revolving Commitments (as defined in the First Lien Credit Agreement), the First Lien Term Loans or the Closing Date Notes, as applicable, as existing on the date of incurrence of such Ratio Debt except, to the extent such terms (x) at the option of the Issuer (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Issuer in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Ratio Debt, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities (as determined by the Issuer in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Ratio Debt, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to the Issuer (as determined by the Issuer in good faith), when taken as a whole, than the terms of the Closing Date Notes (except for covenants or other provisions applicable only to periods after the Final Maturity Date) (it being understood that any Ratio Debt may provide for the ability to participate (i) with respect to any borrowings, purchases, voluntary prepayments or redemptions or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Notes and (ii) with respect to any mandatory prepayments or redemptions, on a pro rata basis (only in respect of Ratio Debt that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Notes (and on a greater than pro rata basis with respect to prepayments or redemptions of any such Ratio Debt with the proceeds of permitted refinancing Indebtedness)), or (y) are (1) added to the Closing Date Notes, or (2) applicable only after the Final Maturity Date (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Ratio Debt, no consent shall be required from the Note Agent or any of the Purchasers to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class) and (vii) if such Ratio Debt is secured on pari passu basis with the Obligations and is in the form of term loan debt, then if the All-In Yield applicable to such Ratio Debt is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Closing Date Notes, plus 50 basis points per annum, then the interest rate with respect to the Closing Date Notes shall be increased so as to cause the then applicable All-In Yield under this Agreement on the Closing Date Notes to equal the All-In Yield then applicable to such Ratio Debt, minus 50 basis points; and (B) any Permitted Refinancing in respect thereof that satisfies clause (A)(iv) and (A)(vi) above;

(u) Indebtedness constituting (or the proceeds of which constitute) Development Expenses in an aggregate principal amount not to exceed $200.0 million at any time outstanding so long as no Event of Default shall have occurred and be continuing immediately after giving effect thereto and, without duplication, Permitted Refinancings thereof;

(v) Indebtedness of Restricted Subsidiaries that are Non-Note Parties in an aggregate amount not to exceed the greater of $110.0 million and 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such time, so long as such Indebtedness is not guaranteed by any Note Party (provided, that Indebtedness of Non-Note Parties incurred pursuant to this Section 10.01(v) shall not exceed the Non-Note Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(w) Indebtedness consisting of promissory notes issued by the Issuer to present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) to finance the purchase or redemption of Equity Interests of the Issuer permitted by Section 10.06(f); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms consistent with the subordination agreement attached as Exhibit R or otherwise reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers) (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Event of Default has occurred and is continuing) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by the Issuer in respect of such notes, when combined with the aggregate amount of Restricted Payments made pursuant to Section 10.06(f), shall not exceed in any fiscal year of the Issuer the greater of $31.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(x) Indebtedness incurred the Issuer or the Restricted Subsidiaries in (i) a Permitted Acquisition, (ii) any other Investment expressly permitted hereunder or (iii) any Asset Sale, in the case of each of the foregoing clauses (i), (ii) and (iii), constituting customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments;

(y) Indebtedness in an amount equal to 100% of the Net Available Proceeds of any issuance or sale of Equity Interests or capital contribution (other than in connection with any Permitted Equity Issuances pursuant to Section 11.03) received by the Issuer to the extent not otherwise utilized in this Article X;

(z) the Senior Unsecured Notes and Permitted Refinancings thereof;

(aa) intercompany Indebtedness incurred in connection with any Permitted Reorganization Transactions;

(bb) (i) guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) and Gaming/Racing Leases or of other obligations that do not constitute Indebtedness for borrowed money, in each case entered into by the Issuer or any Subsidiary in the ordinary course of business and (ii) Permitted Non-Recourse Guarantees;

(cc) the GLP Debt Guaranty; and

(dd) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (cc) above.

For purposes of determining compliance with this Section 10.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 10.01 and the calculation of the Ratio Debt Amount, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such refinancing pursuant to procedures reasonably agreed with the Note Agent. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

For purposes of determining compliance with this Section 10.01, if and for so long as the Interactive Unrestricted Subsidiaries are Unrestricted Subsidiaries of the Issuer, an incurrence of any Indebtedness by an Interactive Unrestricted Subsidiary shall be deemed to be an incurrence of Indebtedness by one of the Issuer’s Restricted Subsidiaries that is a Non-Note Party.

Section 10.02 Liens. Neither the Issuer nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which (i) adequate reserves have been established in accordance with GAAP or (ii) an indemnity with respect to such Taxes, assessments or governmental charges or levies has been provided by a third party to the Issuer or any of its Restricted Subsidiaries;

(b) Liens in respect of property of the Issuer or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of sixty (60) days or (ii) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;

(c) Liens securing Indebtedness incurred pursuant to Section 10.01(b) and listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of the Issuer or any Restricted Subsidiary other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof, and (ii) the amount of Indebtedness secured by such Liens does not increase, except as contemplated by Section 10.01(b);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, sub-division maps, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole; provided that upon request by the Issuer, the Collateral Agent shall, if so directed by the Applicable Collateral Agent or, if not so directed, in its reasonable discretion, subordinate, on behalf of the Secured Parties, its Mortgage on any related Real Property to such easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions, sub-division maps, leases, reciprocal easement agreements and other similar charges or encumbrances in such form as is reasonably satisfactory to the Issuer and the Applicable Collateral Agent or the Note Agent (acting at the direction of the Required Purchasers);

(e) Liens arising out of judgments or awards not resulting in an Event of Default;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure the Issuer’s or any of its Subsidiaries’ Gaming/Racing License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g) Leases with respect to the assets or properties of any Note Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Note Party’s or Subsidiary’s business so long as each of the Leases entered into after the date hereof with respect to Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Note Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Note Parties and their respective Subsidiaries, taken as a whole; provided that upon the request of the Issuer, the Collateral Agent shall enter into a customary subordination and non-disturbance and attornment agreement in connection with any such Lease;

(h) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or such Restricted Subsidiary in the ordinary course of business and (ii) that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Note Party in the ordinary course of business, but in the case of this clause (ii) not to exceed $1.0 million in the aggregate at any one time;

(i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, any Increased Amounts) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of the Issuer or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time and individual financings provided by one lender may be cross-collateralized to other financings provided by such lender);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on assets of a Person existing at the time such Person is acquired or merged or amalgamated with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l) in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of the Issuer or any of its Subsidiaries; provided, however, that (i) the aggregate principal amount of such Indebtedness secured by such Liens at any time outstanding shall not exceed the greater of $204.0 million and 32.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended and (ii) any such Liens on the Collateral shall rank junior to the Liens securing the Obligations;

(m) licenses or sublicenses of Intellectual Property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(n) (i) Liens created pursuant to the Note Documents, and (ii) Liens created pursuant to the First Lien Credit Documents and Permitted Refinancings thereof and subject to the Closing Date Pari Passu Intercreditor Agreement (or, in the case of a Permitted Refinancing that is intended to be secured on a junior basis on the Collateral, subject to a Second Lien Intercreditor Agreement);

(o) Permitted Vessel Liens;

(p) Liens arising under or imposed by applicable Gaming/Racing Laws and/or Gaming/Racing Authorities; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q) (i) Liens pursuant to any Gaming/Racing Leases or any other leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property, any gaming assets and/or other property of the lessee under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord; provided that, without limiting the provisions of Section 9.08, the Issuer shall cause the Obligations to be secured by a junior Lien on any such personal property pursuant to an intercreditor agreement reasonably satisfactory to the Applicable Collateral Agent or the Note Agent (acting at the direction of the Required Purchasers), (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (iii) in the case of any Real Property that constitutes a leasehold interest, any mortgages, Liens, security interest, restrictions, encumbrances or any other matters of record to which the fee simple interest (or any superior leasehold interest) is subject (and with respect to which none of the Note Parties shall have any obligation whatsoever);

(r) Liens to secure Indebtedness incurred pursuant to Section 10.01(v); provided that such Liens do not encumber any Property of the Issuer or any Restricted Subsidiary other than any Non-Note Party and any Equity Interests in any Non-Note Party;

(s) Prior Mortgage Liens with respect to the applicable Mortgaged Real Property so long as such Liens do not secure Indebtedness;

(t) Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid and on any cash and Cash Equivalents held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(u) Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(v) Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt and subject to the Closing Date Pari Passu Intercreditor Agreement and (ii) Permitted Second Priority Refinancing Debt and subject to the Second Lien Intercreditor Agreement (as “Second Priority Liens”);

(w) Liens securing Ratio Debt, and Permitted Refinancings thereof, in each case, permitted under Section 10.01(t) and subject to the Closing Date Pari Passu Intercreditor Agreement or the Second Lien Intercreditor Agreement (in the case of Liens intended to be subordinated to the Liens securing the Obligations, as “Second Priority Liens”), as and to the extent applicable;

(x) Liens solely on any cash earnest money deposits or escrows made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;

(y) in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z) Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Issuer and its Subsidiaries taken as a whole;

(bb) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc) Liens created by the applicable Transfer Agreement;

(dd) Liens arising pursuant to Indebtedness incurred pursuant to Section 10.01(u); provided that such Liens do not encumber any Property of the Issuer or any Restricted Subsidiary other than the Property financed by the Indebtedness incurred pursuant to Section 10.01(u) and proceeds and products thereof;

(ee) Liens to secure Indebtedness incurred pursuant to Section 10.01(p); provided that such Liens do not encumber any Property other than the Property of any Joint Venture and the Equity Interests in the applicable Joint Venture;

(ff) Liens on Property of any Restricted Subsidiary that is not a Note Party and in the Equity Interests of any applicable Non-Note Party which Liens secure Indebtedness of Non-Note Parties permitted under Section 10.01 or Permitted Non-Recourse Guarantees;

(gg) rights of first refusal under the Hard Rock License Agreement (as in effect on the date hereof); and

(hh) without duplication, Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (hh) with Liens ranking pari passu to the Liens securing the Obligations.

In connection with the granting of Liens of the types described in clauses (c), (d), (g), (i), (k), (l), (m), (n)(ii), (o), (p), (q), (r), (s), (t), (v), (w), (aa), (bb), (dd), (ee), (ff) and (hh) of this Section 10.02 by the Issuer of any of its Restricted Subsidiaries, the Note Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate lien subordination, non-disturbance, attornment or intercreditor agreements).

In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 10.03 [Reserved].

Section 10.04 Investments, Loans and Advances. Neither the Issuer nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a) Investments and commitments to make Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b) Investments in cash and Cash Equivalents;

(c) the Issuer and its Restricted Subsidiaries may enter into Swap Contracts to the extent permitted by Section 10.01(c);

(d) Investments (i) by the Issuer in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in the Issuer and (iii) by a Restricted Subsidiary in another Restricted Subsidiary (provided that Investments pursuant to clauses (i) and (iii) by Note Parties in Non-Note Parties shall not exceed (x) $100.0 million in the aggregate outstanding at any time plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment); provided that, in each case, any intercompany loan (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $10.0 million individually shall be evidenced by a promissory note and, to the extent that the payee, holder or lender of such intercompany loan is a Note Party, such promissory note shall be (I) pledged by such Note Party to the Collateral Agent on behalf of the Secured Parties and (II) delivered to the Applicable Collateral Agent or the Collateral Agent, as applicable;

(e) the Issuer and its Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f) Investments in securities of trade creditors or customers or suppliers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or suppliers or in settlement of delinquent or overdue accounts in the ordinary course of business or Investments acquired by the Issuer as a result of a foreclosure by the Issuer or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(g) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale (or transfer or disposition not constituting an Asset Sale) made in compliance with Section 10.05;

(h) Investments consisting of (i) moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors, managers and employees in the ordinary course of business, (ii) loans or advances to officers, directors, managers and employees in connection with such Persons’ purchase of Equity Interests of the Issuer (provided that the amount of such loans and advances described in this clause (h)(ii) shall be contributed to the Issuer in cash as common equity) and (iii) other loans or advances to officers, directors, managers and employees for any other purpose not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under the foregoing clauses (ii) and (iii) shall not exceed $35.0 million in the aggregate at any time outstanding;

(i) Permitted Acquisitions;

(j) extensions of trade credit (including to gaming customers) and prepayments of expenses in the ordinary course of business;

(k) in addition to Investments otherwise permitted by this Section 10.04, other Investments by the Issuer or any of its Restricted Subsidiaries in an amount not to exceed the sum of, subject to Section 1.07, (i) the greater of $313.0 million and 50% of Consolidated EBITDA at the time of determination for the Test Period most recently ended during the term of this Agreement plus (ii) the Initial Restricted Payment Base Amount as of such date plus (iii) the Specified 10.04(k) Investment Returns received on or prior to such date plus (iv) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(l) in addition to Investments otherwise permitted by this Section 10.04, Investments by the Issuer or any of its Restricted Subsidiaries; provided that, subject to Section 1.07, (i) the amount of such Investments to be made pursuant to this Section 10.04(l) do not exceed the Available Amount determined at the time such Investment is made, and (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing, and (iii) except for Investments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, the Consolidated First Lien Net Leverage Ratio is less than or equal to the First Lien Credit Agreement Financial Covenant Ratio on a Pro Forma Basis as of the most recent Calculation Date;

(m) additional Investments so long as, at the time such Investment is made and after giving effect thereto, subject to Section 1.07, (i) no Event of Default has occurred and is continuing, (ii) the Consolidated Total Net Leverage Ratio is less than or equal to 4.25 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date, and (iii) immediately after giving effect to such Investment, the Consolidated First Lien Net Leverage Ratio is less than or equal to the First Lien Credit Agreement Financial Covenant Ratio on a Pro Forma Basis as of the most recent Calculation Date;

(n) payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(o) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence (or were committed) on the date of such acquisition, merger, amalgamation or consolidation;

(p) Investments in the nature of pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) under Sections 10.02(f), (j), (t) or (x);

(q) advances of payroll payments to employees of the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(r) the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;

(s) Investments in Joint Ventures or other non-Wholly Owned Subsidiaries of the Issuer or any of its Restricted Subsidiaries taken together with all other Investments made pursuant to this clause (s) that are at that time outstanding not to exceed the sum of (i) the greater of $110.0 million and 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(t) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding not to exceed the sum of (i) the greater of $94.0 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(u) Guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) and Gaming/Racing Leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made with Equity Interests in the Issuer (other than Disqualified Capital Stock);

(w) any Investment (i) deemed to exist as a result of a Person distributing a note or other intercompany debt or other Property to a parent of such Person (to the extent there is no cash consideration or services rendered for such distribution) and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Issuer and its Subsidiaries;

(x) Investments in Joint Ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any Property of the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer) (provided that Investments pursuant to this clause (x) shall not exceed the sum of (i) the greater of $110.0 million and 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in the aggregate outstanding at any time, plus (ii) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment);

(y) Restricted Payments permitted by Section 10.06 and Junior Prepayments permitted by Section 10.09;

(z) Investments in connection with the Transactions;

(aa) [Reserved];

(bb) Investments consisting of purchases and acquisitions of inventory, supplies, materials, equipment, contract rights or licenses of Intellectual Property, in each case in this Section 10.04(bb) in the ordinary course of business;

(cc) Investments required by a Gaming/Racing Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

(dd) Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Non-Note Parties and Joint Ventures to secure Indebtedness and other obligations of Non-Note Parties and Joint Ventures and Permitted Non-Recourse Guarantees;

(ee) Investments constituting a Permitted Reorganization Transaction;

(ff) to the extent constituting an Investment, the GLP Debt Guaranty; and

(gg) Permitted Queen Master Lease Liabilities; provided, for the avoidance of doubt, this Section 10.04(gg) shall only apply to the existence of such Permitted Queen Master Lease Guarantees prior to the Specified Queen Master Lease Amendment and not to any payments or other distributions of any kind in respect thereof (which payments or other distributions shall be permitted if permitted under another clause of this Section 10.04).

Any Investment in any person other than a Note Party that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Restricted Subsidiaries that are not Note Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of (a) outstanding Investments made under Section 10.04(d)(i) or Section 10.04(d)(iii) (in each case, other than Investments made by any Note Party in another Note Party or by a Non-Note Party in another Non-Note Party), Section 10.04(i) (other than Permitted Acquisitions of Persons that become a Note Parties or of assets by Note Parties), Section 10.04(k), Section 10.04(l), Section 10.04(s), Section 10.04(t) and Section 10.04(x), (b) Restricted Payments made under Section 10.06(i) and Section 10.06(j) and (c) Junior Prepayments made under Section 10.09(a)(i) and Section 10.09(a)(ii) shall in no event exceed the amount of the Shared Cap on the date of incurrence thereof.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (x) the Issuer or any of its Restricted Subsidiaries be permitted make any Investment constituting Material Assets into any Unrestricted Subsidiary (other than any such Investment of an entire casino or other Gaming/Racing Facility (and Gaming/Racing Licenses related thereto) permitted hereunder) or (y) any Note Party be permitted make any Investment constituting Material Assets into any Non-Note Party (other than any such Investment of an entire casino or other Gaming/Racing Facility (and Gaming/Racing Licenses related thereto) permitted hereunder).

Section 10.05 Mergers, Consolidations and Sales of Assets. Neither the Issuer nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the applicable Security Documents)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any part of its business, property or assets, except for:

(a) expenditures to make Capital Expenditures, Expansion Capital Expenditures and expenditures of Development Expenses by the Issuer and the Restricted Subsidiaries;

(b) sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer used or useful in the business of the Issuer by the Issuer and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect; and sales or transfers of inventory in the ordinary course of business;

(c) Asset Sales by the Issuer or any Restricted Subsidiary; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom (except for any Asset Sale subject to a binding commitment that was executed at a time when no Event of Default then existed or would result therefrom), (ii) the Issuer or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (c)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which the Issuer and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $141.0 million and 22.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d) Liens permitted by Section 10.02, Investments may be made to the extent permitted by Sections 10.04, Restricted Payments may be made to the extent permitted by Section 10.06 and Junior Prepayments may be made to the extent permitted by Section 10.09;

(e) the Issuer and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f) the Issuer and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;

(g) licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business;

(h) (A) the Issuer or any Restricted Subsidiary may transfer or lease Property to or acquire or lease Property from the Issuer or any Restricted Subsidiary; provided that the sum of (x) the aggregate fair market value of all Property transferred by Note Parties to Restricted Subsidiaries that are Non-Note Parties under this clause (A) plus (y) all lease payments made by Note Parties to Restricted Subsidiaries that are Non-Note Parties in respect of leasing of property by Note Parties from Restricted Subsidiaries that are Non-Note Parties shall not exceed $50.0 million in any fiscal year of the Issuer; (B) any Restricted Subsidiary may merge, amalgamate or consolidate with or into the Issuer (as long as the Issuer is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger, amalgamation or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge, amalgamate or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger, amalgamation or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to the Issuer or any other Restricted Subsidiary or any other owner of Equity Interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A), (B) and (C) of this Section 10.05(h) (other than in the case of a transfer to a Non-Note Party permitted under clause (A) above), the Lien on such property granted in favor of Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i) voluntary terminations of Swap Contracts and other assets or contracts in the ordinary course of business;

(j) conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k) any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;

(l) the Issuer and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;

(m) the Issuer and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) any transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility in connection with the occurrence of a Trigger Event;

(o) (i) the lease, sublease or license of any portion of any Property to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of the Issuer and the Restricted Subsidiaries taken as a whole; provided further that upon request by the Issuer, the Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement in form reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Purchasers) or the Applicable Collateral Agent and the applicable Note Party;

(p) the dedication of space or other dispositions of Property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Issuer and the Restricted Subsidiaries;

(q) dedications or dispositions of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Issuer or the Restricted Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Issuer and the Restricted Subsidiaries; provided that upon request by the Issuer, the Collateral Agent shall, if so directed by the Applicable Collateral Agent or, if not so directed, in its reasonable discretion, subordinate, on behalf of the Secured Parties, its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement in such form as is reasonably satisfactory to the Note Agent (acting at the direction of the Required Purchasers) or the Applicable Collateral Agent and the Issuer;

(r) any disposition of Equity Interests in a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Issuer and the Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(s) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted Investment; provided, that (i) the amount of non-core assets that are disposed of in connection with any such Permitted Acquisition or other permitted Investment pursuant to this Section 10.05(s) does not exceed 25% of the aggregate purchase price for such Permitted Acquisition or other permitted Investment and (ii) to the extent that any such Permitted Acquisition or other permitted Investment is financed with the proceeds of Indebtedness of the Issuer or its Restricted Subsidiaries, then any proceeds from such Permitted Acquisition or other permitted Investment shall be used to prepay such Indebtedness (to the extent otherwise permitted hereunder) or redeem the Notes in accordance with Section 2.10;

(t) other dispositions of assets with a fair market value of not more than the greater of $31.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended;

(u) the Transactions; and

(v) the Permitted Reorganization Transactions and any disposition of assets made in connection therewith.

To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 (including, for the avoidance of doubt, pursuant to any transaction permitted by or referred to in Section 10.04(d)) or in connection with a transaction approved by the Required Purchasers, in each case, to a Person other than a Note Party, such Collateral shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred, distributed, contributed or otherwise disposed of free and clear of the Liens created by the Security Documents, and the Collateral Agent shall take all actions reasonably requested by the Issuer in order to effect the foregoing at the sole cost and expense of the Issuer and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). To the extent any such sale, transfer, contribution, distribution or other disposition results in a Guarantor no longer constituting a Subsidiary of the Issuer, the Obligations of such Guarantor and all obligations of such Guarantor under the Note Documents shall terminate and be of no further force and effect, and each of the Note Agent and the Collateral Agent shall take such actions, at the sole expense of the Issuer, as are requested by the Issuer in connection with such termination. Upon the request of the Note Agent in connection with any release of Liens or termination of Obligation requested by the Issuer pursuant to this paragraph, the Issuer shall deliver to the Note Agent a certificate of a Responsible Officer of the Issuer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and that such release or termination is permitted hereby (and the Purchasers hereby authorize and direct the Note Agent and Collateral Agent to rely on such certificate)

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (x) the Issuer or any of its Restricted Subsidiaries be permitted to sell, transfer or otherwise dispose of, or grant an exclusive license in, any Material Assets to any Unrestricted Subsidiary (other than any such sale, transfer or other disposition of an entire casino or other Gaming/Racing Facility (and Gaming/Racing Licenses related thereto) permitted hereunder) or (y) any Note Party be permitted to sell, transfer or otherwise dispose of, or grant an exclusive license in, any Material Assets to any Non-Note Party (other than any such sale, transfer or other disposition of an entire casino or other Gaming/Racing Facility (and Gaming/Racing Licenses related thereto) permitted hereunder).

Section 10.06 Restricted Payments. Neither the Issuer nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication:

(a) [reserved];

(b) any Restricted Subsidiary of the Issuer may declare and make Restricted Payments to the Issuer or any Wholly Owned Subsidiary of the Issuer which is a Restricted Subsidiary;

(c) any Restricted Subsidiary of the Issuer, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as the Issuer or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof);

(d) the Issuer and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.05;

(e) the Issuer and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof;

(f) the Issuer may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan, employment agreement, severance agreement or like agreement; provided, however, that the aggregate amount of payments under this clause (f) when combined with the aggregate amount of cash payments made by the Issuer in respect of notes issued in reliance on Section 10.01(w) shall not exceed in any fiscal year of the Issuer the greater of $31.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being (including any amounts in any fiscal year of the Issuer ended prior to the date of this Agreement that were not used by the Issuer to make Restricted Payments or cash payments, as applicable, pursuant to provisions of the First Lien Credit Agreement analogous to the provisions of this Section 10.06(f) and Section 10.01(w)) carried over to succeeding fiscal years);

(g) the Issuer and its Restricted Subsidiaries may (i) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of the Issuer or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

(h) the Issuer and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law;

(i) the Issuer and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of the date of such Restricted Payment;

(j) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) except for Restricted Payments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto, the Consolidated First Lien Net Leverage Ratio will not exceed the First Lien Credit Agreement Financial Covenant Ratio calculated on a Pro Forma Basis as of the most recent Calculation Date, and (iii) except for Restricted Payments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.50 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Issuer and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount determined at the time such Restricted Payment is made;

(k) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) immediately after giving effect thereto, the Consolidated First Lien Net Leverage Ratio will not exceed the First Lien Credit Agreement Financial Covenant Ratio calculated on a Pro Forma Basis as of the most recent Calculation Date, and (ii) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.25 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Issuer and its Restricted Subsidiaries may make additional Restricted Payments;

(l) to the extent constituting Restricted Payments, the Issuer may make payments to counterparties under Swap Contracts entered into in connection with the issuance of convertible or exchangeable debt;

(m) the Issuer and the Restricted Subsidiaries may make Restricted Payments that are made in an amount equal to the amount of Excluded Contributions previously received and that the Issuer elects to apply under this clause (m) and do not increase the Available Amount;

(n) the Issuer and the Restricted Subsidiaries may make payments of amounts necessary to repurchase or retire Equity Interests of the Issuer or any Subsidiary in the event of an Equity Holder Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase or retirement of Equity Interests of the Issuer or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, the Issuer or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming/Racing Authority and the Issuer was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority;

(o) the Issuer and the Restricted Subsidiaries may make Restricted Payments constituting a Permitted Reorganization Transaction; and

(p) the Issuer may make Restricted Payments in connection with or in order to consummate the Transactions, including, without limitation, in respect of the Closing Date Shareholder Payment and the payment of Transaction Costs.

Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of (a) outstanding Investments made under Section 10.04(d)(i) or Section 10.04(d)(iii) (in each case, other than Investments made by any Note Party in another Note Party or by a Non-Note Party in another Non-Note Party), Section 10.04(i) (other than Permitted Acquisitions of Persons that become a Note Parties or of assets by Note Parties), Section 10.04(k), Section 10.04(l), Section 10.04(s), Section 10.04(t) and Section 10.04(x), (b) Restricted Payments made under Section 10.06(i) and Section 10.06(j) and (c) Junior Prepayments made under Section 10.09(a)(i) and Section 10.09(a)(ii) shall in no event exceed the amount of the Shared Cap on the date of incurrence thereof.

Section 10.07 Transactions with Affiliates. Neither the Issuer nor any of its Restricted Subsidiaries shall enter into any transaction involving aggregate consideration in excess of $25.0 million, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Issuer or any Restricted Subsidiary); provided, however, that notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries:

(a) may enter into indemnification and employment and severance agreements and arrangements with directors, officers and employees (including employee compensation, benefit plans or arrangements and health, disability or similar insurance plans) and may pay customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, board managers and employees of the Issuer and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(b) may enter into the Transactions and the transactions described in the Issuer’s SEC filings prior to the Closing Date or listed on Schedule 10.07 hereto as in effect on the Closing Date or any amendment thereto so long as such amendment is not adverse to the Purchasers in any material respect;

(c) may make Investments and Restricted Payments permitted hereunder;

(d) may enter into the transactions contemplated by each applicable Transfer Agreement;

(e) may enter into customary expense sharing and tax sharing arrangements entered into between the Issuer, the Restricted Subsidiaries, Joint Ventures and Unrestricted Subsidiaries in the ordinary course of business pursuant to which such Unrestricted Subsidiaries and Joint Ventures shall reimburse the Issuer or the applicable Restricted Subsidiaries for certain shared expenses and taxes;

(f) may enter into transactions upon fair and reasonable terms no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that with respect to any transaction (or series of related transactions) involving consideration of more than $25.0 million, such transaction shall be approved by the majority of the disinterested members of the board of directors of the Issuer;

(g) may enter into any transactions between or among the Issuer and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) and Joint Ventures that are entered into in the ordinary course of business of the Issuer and its Subsidiaries and Joint Ventures and, in the good faith judgment of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Subsidiaries and Joint Ventures, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements;

(h) may enter into transactions with Persons who have entered into an agreement, contract or arrangement with the Issuer or any of its Restricted Subsidiaries to manage, own or operate a Gaming/Racing Facility because the Issuer and its Restricted Subsidiaries have not received the requisite Gaming/Racing Licenses or are otherwise not permitted to manage, own or operate such Gaming/Racing Facility under applicable Gaming/Racing Laws; provided that such transactions shall have been approved by a majority of the directors of the Issuer;

(i) may enter into transactions with any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director or directors of the Issuer;

(j) may enter into transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(k) may enter into transactions pursuant to the Tax Sharing Agreement;

(l) may issue Equity Interests in the Issuer to any Person;

(m) Permitted Non-Recourse Guarantees and the pledge of Equity Interests in Non-Note Parties and Joint Ventures to secure Indebtedness and other obligations of Non-Note Parties and Joint Ventures and Permitted Non-Recourse Guarantees; and

(n) may enter into transactions constituting Permitted Reorganization Transactions.

Section 10.08 [Reserved].

Section 10.09 Certain Payments of Indebtedness; Amendments to Certain Agreements.

(a) None of the Issuer or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments shall be permitted) the Senior Unsecured Notes, any Indebtedness under any Disqualified Capital Stock or Other Junior Indebtedness or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except:

(i) the Issuer and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of the date of such Junior Prepayments;

(ii) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) except for Junior Prepayments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated First Lien Net Leverage Ratio will not exceed the First Lien Credit Agreement Financial Covenant Ratio calculated on a Pro Forma Basis as of the most recent Calculation Date, and (iii) except for Junior Prepayments made in reliance on clauses (e), (f) or (g) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.90 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Issuer and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Available Amount determined at the time such Junior Prepayment is made;

(iii) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, (ii) immediately after giving effect thereto the Consolidated First Lien Net Leverage Ratio will not exceed the First Lien Credit Agreement Financial Covenant Ratio calculated on a Pro Forma Basis as of the most recent Calculation Date, and (iii) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.25 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Issuer and its Restricted Subsidiaries may make additional Junior Prepayments;

(iv) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions);

(v) the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Capital Stock);

(vi) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof;

(vii) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers;

(viii) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisitions or Investments (including any other Acquisition) not prohibited by this Agreement;

(ix) [reserved];

(x) Junior Prepayments in respect of intercompany Indebtedness owing to the Issuer or its Restricted Subsidiaries will be permitted to the extent consistent with the subordination terms of any applicable intercompany subordinated promissory note documenting such intercompany Indebtedness;

(xi) prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder;

(xii) the Issuer and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed an amount equal to the amount of Excluded Contributions previously received and that the Issuer elects to apply under this clause (xii) and do not increase the Available Amount;

(xiii) the Issuer and the Restricted Subsidiaries may make payments of amounts necessary to repurchase, repay or retire Indebtedness of the Issuer or any Subsidiary in the event of a Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase, repayment or retirement of Indebtedness of the Issuer or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, the Issuer or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser or assignee for such Indebtedness and no suitable purchaser or assignee acceptable to the applicable Gaming/Racing Authority and the Issuer was willing to purchase or acquire such Indebtedness on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority; and

(xiv) the Issuer and its Restricted Subsidiaries may make Junior Prepayments in connection with the Permitted Reorganization Transactions.

(b) The Issuer shall not, and shall not permit any Restricted Subsidiary to amend, modify or change (X) in any manner materially adverse to the interests of the Purchasers (i) its certificate of incorporation, by-laws, operating, management or partnership agreement or other Organizational Documents or the Tax Sharing Agreement or (ii) any term or condition of any Other Junior Indebtedness Documentation unless in the case of any Other Junior Indebtedness Documentation, such amendment, modification or change would qualify as a Permitted Refinancing of such Other Junior Indebtedness or would otherwise be permitted to be incurred under Section 10.01 on such terms at such time or (Y) any Material Gaming/Racing Agreement or Comfort Letter if any such amendment, modification of change would (i) be materially less favorable to the interests of the Issuer or its Restricted Subsidiaries, as determined by the Issuer in its good faith judgment or (ii) materially adversely affect the rights, remedies or eligibility of the Secured Parties under the Note Documents.

Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of (a) outstanding Investments made under Section 10.04(d)(i) or Section 10.04(d)(iii) (in each case, other than Investments made by any Note Party in another Note Party or by a Non-Note Party in another Non-Note Party), Section 10.04(i) (other than Permitted Acquisitions of Persons that become a Note Parties or of assets by Note Parties), Section 10.04(k), Section 10.04(l), Section 10.04(s), Section 10.04(t) and Section 10.04(x), (b) Restricted Payments made under Section 10.06(i) and Section 10.06(j) and (c) Junior Prepayments made under Section 10.09(a)(i) and Section 10.09(a)(ii) shall in no event exceed the amount of the Shared Cap on the date of incurrence thereof.

Section 10.10 Limitation on Certain Restrictions Affecting Subsidiaries. None of the Issuer or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than any Excluded Subsidiary) of the Issuer to (i) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by the Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to the Issuer or any of its Restricted Subsidiaries, (ii) make Investments in or to the Issuer or any of its Restricted Subsidiaries, (iii) transfer any of its Property to the Issuer or any of its Restricted Subsidiaries or (iv) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Note Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted:

(a) any such encumbrances or restrictions existing under or by reason of (v) any Gaming/Racing Lease (and any guarantee or support arrangement in respect thereof), (w) applicable Law (including any Gaming/Racing Law and any regulations, order or decrees of any Gaming/Racing Authority or other applicable Governmental Authority) or the Regulatory Agreement (as clarified and supplemented by the Comfort Letters and in effect on the Closing Date or as amended thereafter as permitted by this Agreement), (x) the Note Documents, (y) the First Lien Credit Documents and/or any agreement with respect to any Permitted Refinancing thereof (so long as the restrictions in any such agreement, taken as a whole, are no more restrictive in any material respect to the Issuer and its Restricted Subsidiaries than those applicable to the Indebtedness under the First Lien Credit Documents on the Closing Date) or (z) the Senior Unsecured Notes and/or any agreement in respect to any Permitted Refinancing thereof (so long as the restrictions in any such agreement, taken as a whole, are no more restrictive in any material respect to the Issuer and its Restricted Subsidiaries than those applicable to the Senior Unsecured Notes on the Closing Date);

(b) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens;

(c) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company;

(d) restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement;

(e) restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced;

(f) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced, and any restrictions referred to in this clause (f) are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets;

(g) with respect to clauses (i), (ii) and (iii) above, restrictions contained in any Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement;

(h) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable;

(i) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts;

(j) restrictions contained in Indebtedness of Excluded Subsidiaries incurred pursuant to Section 10.01 and Permitted Refinancings thereof; provided that such restrictions apply only to the Excluded Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof and Equity Interests in such Excluded Subsidiaries);

(k) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness; and

(l) restrictions contained in subordination provisions applicable to intercompany debt owed by the Note Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Purchasers as the subordination of such intercompany debt to any other obligations.

Section 10.11 Limitation on Lines of Business. Neither the Issuer nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

Section 10.12 Limitation on Changes to Fiscal Year. Neither the Issuer nor any Restricted Subsidiary shall change its fiscal year end to a date other than December 31 of each year (provided that any Restricted Subsidiary acquired or formed, or Person designated as an Unrestricted Subsidiary, in each case, after the Closing Date may change its fiscal year to match the fiscal year of the Issuer).

Article XI

EVENTS OF DEFAULT

Section 11.01 Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) any representation or warranty made or deemed made by or on behalf of the Issuer or any other Note Party pursuant to any Note Document, or any representation, warranty or statement of fact made or deemed made by or on behalf of the Issuer or any other Note Party in any report, certificate, financial statement or other instrument furnished pursuant to any Note Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;

(b) default shall be made in the payment of (i) any principal of any Notes when and as the same shall become due and payable (whether at the stated maturity upon redemption or by acceleration thereof or otherwise) or (ii) any interest on any Notes when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of five (5) Business Days;

(c) default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Note Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by the Issuer or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 9.01(a) (with respect to the Issuer only) or 9.04(d) or in Article X;

(e) default shall be made in the due observance or performance by the Issuer or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Note Document (other than those specified in Section 11.01(b), 11.01(c) or 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from the Note Agent to the Issuer and (ii) a Responsible Officer of the Issuer obtaining knowledge thereof;

(f) the Issuer or any of the Restricted Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations, but for the avoidance of doubt, including the GLP Debt Guaranty), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of the Issuer, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this clause (f) and (z) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $100.0 million at any one time;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, in each case seeking (i) relief in respect of the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary), or of a substantial part of the property or assets of the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary); or (iii) the winding-up or liquidation of the Issuer or of any of the Restricted Subsidiaries (other than any Subject Subsidiary); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary) in any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100.0 million (to the extent not covered by third party insurance) shall be rendered against the Issuer or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of the Issuer or any of the Restricted Subsidiaries to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k) with respect to any material Collateral, any security interest or Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of the Collateral Agent, or shall be asserted in writing by any Note Party or any Affiliate thereof not to be a valid, perfected security interest in or Lien on the Collateral covered thereby, in each case, except (x) to the extent that any such perfection or priority is not required pursuant to this Agreement or the Security Documents or any loss thereof results from the failure of the Collateral Agent or the Applicable Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and (y) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(l) any Guarantee shall cease to be in full force and effect or any of the Guarantors or Affiliates thereof repudiates in writing, or attempts in writing to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Section 9.12 or 10.05);

(m) any Note Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Note Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Note Party shall repudiate or deny in writing that it has any liability or obligation for the payment of principal or interest purported to be created under any Note Document;

(n) [reserved];

(o) there shall have occurred a License Revocation by any Gaming/Racing Authority, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of the Issuer and/or the Restricted Subsidiaries that in the most recent Test Period accounted for ten percent (10%) or more of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries (it being agreed that any License Revocation by a Rhode Island Gaming/Racing Authority shall be deemed to relate to operations accounting for greater than the 10% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries); provided, however, that such License Revocation continues for at least forty-five (45) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of the Issuer, nor any of its Restricted Subsidiaries nor the Purchasers receive the net cash flows generated by any such operations; or

(p) the provisions of the Closing Date Pari Passu Intercreditor Agreement or, following its entry into, any Second Lien Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms;

then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to the Issuer), and at any time thereafter during the continuance of such event, the Note Agent, at the request of the Required Purchasers, shall, by notice to the Issuer, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Notes then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of the Issuer accrued hereunder and under any other Note Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer, anything contained herein or in any other Note Document to the contrary notwithstanding and (iii) exercise any other right or remedy provided under the Note Documents or at law or in equity; and in any event described in Section 11.01(g) or 11.01(h) with respect to the Issuer, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities and Obligations of the Issuer accrued hereunder and under any other Note Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer, anything contained herein or in any other Note Document to the contrary notwithstanding.

Without limiting the generality of the foregoing, in the event the Notes are accelerated or otherwise become due prior to their stated maturity for any reason following the occurrence and during the continuance of any Event of Default (including, without limitation, upon the occurrence of any event described in Section 11.01(g) or 11.01(h)) or the acceleration of claims by operation of law (a “Make-Whole Event”)), all fees, expenses and premiums (including any Redemption Premium) as of the date such Notes are accelerated or become due will also be due and payable as if the Issuer had voluntarily redeemed such Notes (the “Make-Whole Amount”), and such Make-Whole Amount shall also be due and payable as of such date and shall constitute part of the Obligations. Any Make-Whole Amount payable above shall be presumed to be the liquidated damages sustained by the Purchasers as the result of the early termination and acceleration of the Obligations and the Issuer agrees that it is reasonable under the circumstances currently existing. The Make-Whole Amount shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure, in connection with any restructuring, reorganization or compromise of the Notes or the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructuring or arrangement in any insolvency proceeding, or by any other means following the occurrence of a Make-Whole Event. THE ISSUER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer and each Guarantor expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Make-Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Purchasers and the Issuer and each Guarantor giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount; and (D) the Issuer and each Guarantor shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Issuer and Guarantors expressly acknowledges that its agreement to pay the Make-Whole Amount to the Purchasers as herein described is a material inducement to the Purchasers to purchase the Notes.

Notwithstanding the foregoing, to the extent required by the terms of any Specified Gaming/Racing Lease, (a) the Note Agent shall provide any Landlord under such Gaming/Racing Lease with copies of notices issued by the Note Agent or the Purchasers of any event or occurrence under the Note Documents that enables or permits the Purchasers (or the Note Agent) to accelerate the maturity of the Indebtedness outstanding under the Note Documents and (b) in the event of a default by the Issuer or any of its Restricted Subsidiaries in the performance of any of their respective Obligations under any of the Note Documents, including, without limitation, any default in the payment of any sums payable under any such agreement, then, in each and every such case, subject to applicable Gaming/Racing Laws and the terms of such Gaming/Racing Lease, such Landlord shall have the right, but not the obligation, to cure or remedy the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in such Note Documents, and any such tender of payment or performance by such Landlord shall be accepted by the Note Agent, the Collateral Agent and the Purchasers and shall constitute payment and/or performance by the applicable Company for purposes of the Note Documents.

Section 11.02 Application of Proceeds. Subject in all respects to the provisions of the Closing Date Pari Passu Intercreditor Agreement and any Second Lien Intercreditor Agreement then in effect, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies, or otherwise received after acceleration of the Notes, shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 13.03 and amounts payable under Article V) payable to the Note Agent or the Collateral Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, the applicable Redemption Premium (if any), indemnities and other amounts (other than principal and interest) arising under the Note Documents payable to the Purchasers (including fees, disbursements and other charges of counsel payable under Section 13.03 and amounts payable under Article V), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes and other Obligations, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Notes then owing;

(e) Fifth, to the payment of all other Obligations of the Issuer owing under or in respect of the Note Documents that are due and payable to the Agents and Purchasers on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Purchasers and Agents on such date; and

(f) Sixth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Note Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 11.02, the Note Parties shall remain liable, jointly and severally, for any deficiency.

Article XII

AGENTS

Section 12.01 Appointment. Each of the Purchasers hereby irrevocably appoints Alter Domus (US) LLC to act on its behalf as Note Agent and Collateral Agent hereunder and under the other Note Documents (including as “trustee”, “security trustee” or “mortgage trustee” under the Ship Mortgages), and authorizes the Note Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Note Agent or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, in accordance with regulatory requirements of any Gaming/Racing Authority consistent with the intents and purposes of this Agreement and the other Note Documents. Each of the Purchasers hereby irrevocably authorizes each of the Agents (other than the Note Agent and the Collateral Agent) to take such action on its behalf under the provisions of this Agreement and the other Note Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Note Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Purchasers, and neither the Issuer nor any other Note Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in Section 12.06. It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each reference in this Article XII to Collateral Agent shall include Collateral Agent in its capacity as “trustee” or “mortgage trustee” under the Ship Mortgages.

Section 12.02 Rights as a Purchaser. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Purchaser (if applicable) as any other Purchaser and may exercise the same as though it were not an Agent, and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include (if applicable) the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Issuer or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Purchasers.

Section 12.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Note Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties with respect to any Note Party, any Purchaser or any other Person, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Note Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Note Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law; and

(c) shall, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Issuer or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or, such other number or percentage of the Purchasers as shall be necessary, or as the Note Agent shall believe in good faith shall be necessary, under the circumstances as provided in the applicable Note Document) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given in writing to such Agent by the Issuer or a Purchaser.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the existence, value or collectability of the Collateral, the existence, creation, validity, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall any Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

Nothing in this Agreement or any other Note Document shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Note Documents.

The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Note Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Note Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

The Note Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Purchasers or the provisions set forth in the second proviso to the first sentence of Section 13.05(b). Without limiting the generality of the foregoing, the Note Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Purchaser or prospective Purchaser is a Disqualified Purchaser or (y) have any liability with respect to or arising out of any assignment of Notes or Commitments, or disclosure of confidential information, to any Disqualified Purchaser. The Note Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to compliance by Affiliated Purchaser with the terms hereof relating to Affiliated Purchasers. Without limiting the generality of the foregoing, the Note Agent shall not be obligated to ascertain, monitor or inquire as to compliance by Affiliated Purchasers with the terms hereof relating to Affiliated Purchasers.

Each of the Purchasers (and each Secured Party by accepting the benefits of the Collateral) acknowledges that the Note Agent and/or Collateral Agent may act as the representative of other classes of indebtedness under the Closing Date Pari Passu Intercreditor Agreement and any Second Lien Intercreditor Agreement.

Section 12.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the issuance and purchase of any Notes that by its terms must be fulfilled to the satisfaction of a Purchaser, each Agent may presume that such condition is satisfactory to such Purchaser unless such Agent shall have received notice to the contrary from such Purchaser prior to the purchase of such Notes. Each Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the Required Purchasers (or such other number or group of Purchasers as may be expressly required hereby or in any other Note Document in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Purchasers against any and all fees, costs, losses, liabilities and expenses which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Required Purchasers (or such other number or group of Purchasers as may be expressly required hereby or in any other Note Document in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers. In no event shall any Agent be required to take any action (or omit to take any action) that, in its opinion or the opinion of its counsel, may expose any Agent to liability, or that is contrary to the terms of any Note Document or applicable Law.

Section 12.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XII shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the arrangement of the securities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.06 Resignation of Note Agent and Collateral Agent

(a) The Note Agent and the Collateral Agent may at any time give notice of their resignation to the Purchasers and the Issuer. Upon receipt of any such notice of resignation, the Required Purchasers shall have the right, with the prior written consent of the Issuer (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to the Issuer has occurred and is continuing) to appoint a successor. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Note Agent and/or Collateral Agent, as applicable, gives notice of their resignation (or such earlier day as shall be agreed by the Required Purchasers and the Issuer (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to the Issuer has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Note Agent and/or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Purchasers, appoint a successor Note Agent and/or Collateral Agent, as applicable. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Note Agent and Collateral Agent is a Defaulting Purchaser pursuant to clauses (iii) or (v) of the definition thereof, the Required Purchasers may, to the extent permitted by applicable law, by notice in writing to the Issuer and such Person remove such Person as Note Agent and Collateral Agent and, in consultation with the Issuer, appoint a successor. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Purchasers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Note Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Note Documents (except that in the case of any collateral security held by the Note Agent or the Collateral Agent on behalf of the Secured Parties under any of the Note Documents, the retiring or removed Note Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Note Agent and Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Note Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through Note Agent or Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Purchasers appoint a successor Note Agent and/or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Note Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Note Agent and/or Collateral Agent, as applicable, (other than any rights to indemnity payments or other amounts owed to the retiring or removed Note Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Note Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Note Documents (if not already discharged therefrom as provided above in this Section 12.06). The fees payable by the Issuer to a successor Note Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. After the retiring or removed Note Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Note Documents, the provisions of this Article XII and Section 13.03 shall continue in effect for the benefit of such retiring or removed Note Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Note Agent and Collateral Agent was acting as Note Agent or Collateral Agent.

(d) [Reserved].

(e) To the extent required by applicable Gaming/Racing Laws or the conditions of any Gaming/Racing License, the Note Agent and the Collateral Agent shall notify the applicable Gaming/Racing Authorities of any change in the Note Agent or the Collateral Agent. The Issuer shall provide advice and assistance to the Note Agent and the Collateral Agent in making such notifications.

Section 12.07 Nonreliance on Agents and Other Purchasers.

(a) Each Purchaser acknowledges that it has, independently and without reliance upon any Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon any Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Purchaser acknowledges that in connection with Issuer Note Purchases, (i) the Issuer may purchase or acquire Notes hereunder from the Purchasers from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) the Issuer currently may have, and later may come into possession of, information regarding such Notes or the Note Parties hereunder that is not known to such Purchaser and that may be material to a decision by such Purchaser to enter into an assignment of such Notes hereunder (“Excluded Information”), (iii) such Purchaser has independently and without reliance on any other party made such Purchaser’s own analysis and determined to enter into an assignment of such Notes and to consummate the transactions contemplated thereby notwithstanding such Purchaser’s lack of knowledge of the Excluded Information and (iv) the Issuer shall have no liability to such Purchaser, and such Purchaser hereby waives and releases, to the extent permitted by law, any claims such Purchaser may have against the Issuer, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of the Issuer in the Standard Terms and Conditions set forth in the applicable assignment agreement. Each Purchaser further acknowledges that the Excluded Information may not be available to the Note Agent or the other Purchasers hereunder.

Section 12.08 Indemnification. The Purchasers agree to indemnify and hold harmless each Agent Related Party (in its capacity as such) ratably according with their respective pro rata shares (determined at such time such indemnification is sought (or, if the Commitments have terminated and all Notes have been redeemed in full, as determined immediately prior to such termination and redemption)) (with such pro rata shares to be determined as if there are no Defaulting Purchasers), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent Related Party in its capacity as such in any way relating to or arising out of this Agreement or any other Note Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent Related Party under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Issuer or any of its Subsidiaries; provided, however, that no Purchaser shall be liable to any Agent Related Party for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent Related Party (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, however, that no action taken in accordance with the directions of the Required Purchasers (or such other number or percentage of the Purchasers as shall be required by the Purchasers Documents) shall be deemed to constitute gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Purchaser shall reimburse each Agent upon demand for its pro rata share (determined at such time such reimbursement is sought (or, if the Commitments have terminated and all Notes have been redeemed in full, as determined immediately prior to such termination and redemption)) (with such pro rata shares to be determined as if there are no Defaulting Purchasers) of any documented out-of-pocket costs or expenses (including fees and expenses of counsel) actually incurred by any Agent Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Note Document, or any document contemplated by or referred to herein; provided that such reimbursement by the Purchasers shall not affect the Issuer’s continuing reimbursement obligations with respect thereto. For purposes of this Section 12.08, a Purchaser’s “pro rata share” shall mean a fraction, the numerator of which is the sum of (x) the aggregate unused Commitments of such Purchaser at such time and (y) aggregate outstanding principal amount of the Notes of such Purchaser at such time, and the denominator of which is the sum of the (x) the aggregate outstanding unused Commitments of all Purchasers at such time and (y) the aggregate outstanding principal amount of the Notes held by all Purchasers at such time. Each Purchaser hereby authorizes the Note Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Note Document against any amount due to any Agent under this Section 12.08. The agreements in this Section 12.08 shall survive the payment of all Obligations and the resignation or removal of the Note Agent or the Collateral Agent.

Section 12.09 No Other Duties. Anything herein to the contrary notwithstanding, none of the Note Agent, the Collateral Agent or the Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Note Documents, except in its capacity, as applicable, as the Note Agent, the Collateral Agent or a Purchaser hereunder.

Section 12.10 Holders. The Note Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an assignment thereof has been recorded in the Register pursuant to Section 2.08(c). Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 12.11 Note Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Note Party, the Note Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Note Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.05 and 13.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser (and each Secured Party by accepting the benefits of the Collateral) to make such payments to the Note Agent and, in the event that the Note Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Note Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Note Agent and its agents and counsel, and any other amounts due the Note Agent under Sections 2.05 and 13.03.

Nothing contained herein shall be deemed to authorize the Note Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Note Agent to vote in respect of the claim of any Secured Party in any such proceeding.

Section 12.12 Collateral Matters.

(a) Each Purchaser (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties. The Collateral Agent is hereby authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from any Secured Party, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The Purchasers (and each other Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g). Upon request by the Note Agent at any time, the Purchasers will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12.

(b) The Collateral Agent shall have no obligation whatsoever to the Purchasers, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Note Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s interest as a Secured Party and that Collateral Agent shall have no duty or liability whatsoever to the Purchasers or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 12.13 Withholding Tax. To the extent required by any applicable Requirement of Law, an Agent may withhold from any payment to any Purchaser, an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.06, each Purchaser shall indemnify the relevant Agent, and shall make payable in respect thereof within ten (10) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of any Purchaser for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Purchaser failed to notify the Note Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Purchaser by the Note Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Note Agent to set off and apply any and all amounts at any time owing to such Purchaser under this Agreement or any other Note Document or otherwise payable by the Note Agent to such Purchaser from any other source against any amount due the Note Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Note Agent, any assignment of rights by, or the replacement of, a Purchaser, and the redemption, satisfaction or discharge of any Notes and all other amounts payable hereunder.

Section 12.14 [Reserved].

Section 12.15 ERISA.

(a) Each Purchaser (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Issuer or any other Note Party, that at least one of the following is and will be true:

(i) such Purchaser is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Notes or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Purchaser’s entrance into, participation in, administration of and performance of the Notes, the Commitments and this Agreement;

(iii) (A) such Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Purchaser to enter into, participate in, administer and perform the Notes, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Notes, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Purchaser, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Notes, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Note Agent, in its sole discretion, and such Purchaser.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Purchaser or (2) a Purchaser has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Purchaser further (x) represents and warrants, as of the date such Person became a Purchaser party hereto, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Issuer or any other Note Party, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Purchaser involved in the Notes, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Note Agent under this Agreement, any Note Documents or any documents related hereto or thereto).

Section 12.16 Erroneous Payments.

(a) If the Note Agent notifies a Purchaser, Secured Party or any Person who has received funds on behalf of a Purchaser or Secured Party (any such Purchaser, Secured Party or other recipient, a “Payment Recipient”) that the Note Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Note Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment, repayment or redemption of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Note Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Note Agent, and such Purchaser or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Note Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Note Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Note Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Note Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser, Secured Party or any Person who has received funds on behalf of a Purchaser or Secured Party, hereby further agrees that if it receives a payment, prepayment, repayment or redemption (whether received as a payment, prepayment, repayment or redemption of principal, interest, fees, distribution or otherwise) from the Note Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment, repayment or redemption sent by the Note Agent (or any of its Affiliates) with respect to such payment, prepayment, repayment or redemption, (y) that was not preceded or accompanied by a notice of payment, prepayment, repayment or redemption sent by the Note Agent (or any of its Affiliates), or (z) that such Purchaser, Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Note Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment, repayment or redemption; and

(ii) such Purchaser or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Note Agent of its receipt of such payment, prepayment, repayment or redemption, the details thereof (in reasonable detail) and that it is so notifying the Note Agent pursuant to this Section 12.16(b)(ii).

(c) Each Purchaser or Secured Party hereby authorizes the Note Agent to set off, net and apply any and all amounts at any time owing to such Purchaser or Secured Party under any Note Document, or otherwise payable or distributable by the Note Agent to such Purchaser or Secured Party from any source, against any amount due to the Note Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) The parties hereto agree that (x) irrespective of whether the Note Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Note Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Purchaser or Secured Party, to the rights and interests of such Purchaser or Secured Party, as the case may be) under the Note Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge, redeem or otherwise satisfy any Obligations owed by the Issuer or any other Note Party, an Erroneous Payment shall not pay, prepay, repay, discharge, redeem or otherwise satisfy any Obligations owed by the Issuer; provided that this Section 12.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Issuer or any other Note Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Note Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Note Agent from the Issuer or any other Note Party for the purpose of the purpose of making such Erroneous Payment.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Note Agent in respect of an Erroneous Payment) result in the Note Agent becoming, or been deemed to be, a Purchaser hereunder or the holder of any Notes hereunder.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Note Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.16 shall survive the resignation or replacement of the Note Agent, any transfer of rights or Obligations by, or the replacement of, a Purchaser, the termination of the Commitments and/or the repayment, redemption, satisfaction or discharge of all Obligations (or any portion thereof) under any Note Document.

Article XIII

MISCELLANEOUS

Section 13.01 Waiver. No failure on the part of the Note Agent, the Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Note Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

Section 13.02 Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Note Party and the Note Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii) if to any Purchaser, to the address, facsimile number, electronic mail address or telephone number specified for such Person in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.02(b), shall be effective as provided in such Section 13.02(b).

(b) Electronic Communications. Notices and other communications to the Purchasers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Note Agent; provided, however, that the foregoing shall not apply to notices to any Purchaser pursuant to Article II, Article III or Article IV if such Purchaser has notified the Note Agent that it is incapable of receiving notices under such Articles by electronic communication. Each Agent or any Note Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Note Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each Note Party and each Agent may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Purchaser may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Issuer and the Note Agent.

(d) Reliance by Agents and Purchasers. The Agents and the Purchasers shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Issuer even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Issuer shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of the Issuer (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith (other than in the case of the Agent Related Parties) or willful misconduct or (other than in the case of the Agent Related Parties) material breach of any Note Document) and believed by such Indemnitee in good faith to be genuine. All telephonic notices to and other communications with the Note Agent or the Collateral Agent may be recorded by the Note Agent or the Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ISSUER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ISSUER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ISSUER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to the Issuer, any other Note Party, any Purchaser or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Issuer’s or Note Agent’s transmission of Issuer Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith (other than in the case of the Agent Related Parties) or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Issuer, any other Note Party, any Purchaser or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 13.03 Expenses, Indemnification, Etc.

(a) The Note Parties, jointly and severally, agree to pay or reimburse:

(i) The Note Agent, the Collateral Agent and Purchasers for all of their reasonable and documented out-of-pocket costs and expenses (limited to the reasonable and documented fees, expenses and disbursements of (x) one primary counsel to the Note Agent and the Collateral Agent, taken as a whole, and one special gaming and local counsel to the Note Agent and the Collateral Agent (taken as a whole) in each applicable jurisdiction and (y) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Purchasers (taken as a whole), and one special gaming and local counsel to the Purchasers (taken as a whole) in each applicable jurisdiction) in connection with (1) the negotiation, preparation, execution, delivery and administration of the Note Documents and the issuance of the Notes hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Note Document (whether or not consummated or effective) requested by the Note Parties;

(ii) each Agent and each Purchaser for all reasonable and documented out-of-pocket costs and expenses of such Agent or Purchaser (provided that any legal expenses shall be limited to the reasonable and documented fees, expenses and disbursements of (x) one primary legal counsel for Note Agent and the Collateral Agent taken as a whole selected by the Note Agent and of one special gaming and local counsel to the Note Agent and Collateral Agent taken as a whole in each applicable material jurisdiction reasonably deemed necessary by the Note Agent and Collateral Agent and (y) one primary legal counsel for Purchasers taken as a whole and of one special gaming and local counsel to the Purchasers taken as a whole in each applicable material jurisdiction reasonably deemed necessary by the Required Purchasers (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform the Issuer in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties)) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Note Document, and (3) the enforcement of this Section 13.03; and

(iii) the Note Agent, the Collateral Agent or the Required Purchasers, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable and documented fees and disbursements of one counsel in each applicable material jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Note Document or any other document referred to therein.

Without limiting the rights of any Agent or the Purchasers under this Section 13.03(a), each Agent or the Required Purchasers, as applicable, promptly after a request of the Issuer from time to time, will advise the Issuer of an estimate of any amount anticipated to be incurred by such Agent or the Purchasers, as applicable, and reimbursed by the Issuer under this Section 13.03(a).

(b) The Note Parties, jointly and severally, hereby agree to indemnify each Agent, each Purchaser and their respective Affiliates and their and their respective Affiliates’, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Note Document, any of the transactions contemplated by the Note Documents (including the Transactions), any breach by any Note Party of any representation, warranty, covenant or other agreement contained in any Note Document in connection with any of the Transactions, the use or proposed use of any of the proceeds of the Notes or the use of any collateral security for the Obligations (including the exercise by any Agent or Purchaser of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Purchaser pursuant to Section 12.08 or any actual or threatened Proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto (and regardless of whether such matter is initiated by you, your equity holders, creditors or any other third party or by the Issuer or any of its Subsidiaries or Affiliates), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding (i) any such Losses arising from the gross negligence, bad faith (other than in the case of the Agent Related Parties) or willful misconduct or (other than in the case of the Agent Related Parties) material breach of any Note Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company or any of their respective Affiliates (other than any claims against the Note Agent, the Collateral Agent or the Lead Arranger, in each case, acting in such capacities or fulfilling such roles); provided, however, that this Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee shall mean (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, trustees, partners or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents or advisors of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.

Without limiting the generality of the foregoing, the Note Parties, jointly and severally, will indemnify each Agent, each Purchaser and each other Indemnitee from, and hold each Agent, each Purchaser and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under any Environmental Law as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to (A) the parties’ relationship under the Note Documents (including the exercise of remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any presence, Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility to the extent such Losses arise from or relate to (A) the parties’ relationship under the Note Documents (including the exercise of remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, excluding any such Release or threatened Release that shall first occur after any Agent or Purchaser takes possession of any such site or facility following the exercise by such Agent or Purchaser, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence or otherwise in Section 13.03(b).

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Note Document providing for indemnification is unenforceable because it is violative of any Law or public policy or otherwise, the Note Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Note Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Note Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith (other than in the case of the Agent Related Parties) or willful misconduct or (other than in the case of the Agent Related Parties) material breach of any Note Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 13.04 Amendments and Waiver.

(a) Neither this Agreement nor any other Note Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by each of the Note Parties that is party thereto and the Required Purchasers, and acknowledged by the Note Agent (or the Note Agent with the consent of the Required Purchasers); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (viii) of this Section 13.04(a) shall only require the approval of the Agents and/or Purchasers whose consent is required therefor pursuant to such clauses):

(i) extend the date for any scheduled payment of principal on any Note, or extend the termination date of any of the Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or fees thereon, or forgive or reduce the principal amount thereof, without the consent of each Purchaser directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any Default or Event of Default or of any mandatory redemption of the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest and any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);

(ii) release (x) all or substantially all of the Collateral (except as provided in this Agreement or the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Guarantees (except as expressly provided in this Agreement), without the consent of each Purchaser;

(iii) amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Purchaser, (y) any other provision of any Note Document or any other provision of this Agreement that expressly provides that the consent of all Purchasers or all affected Purchasers is required, without the consent of each Purchaser directly and adversely affected thereby or (z) any provision of any Note Document that expressly provides that the consent of the Required Tranche Purchasers of a particular Tranche is required, without the consent of the Required Tranche Purchasers of each applicable Tranche (in each case, except for technical amendments with respect to additional issuances of notes (including Exchanged Notes) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Notes);

(iv) reduce the percentage specified in the definition of “Required Purchasers” or “Required Tranche Purchasers” or otherwise amend the definition of “Required Purchasers” or “Required Tranche Purchasers” without the consent of each Purchaser (provided that, (x) no such consent shall be required for technical amendments with respect to additional issuances of notes (including Exchanged Notes) pursuant to this Agreement, and (y) with the consent of the Required Purchasers, additional issuances of notes pursuant to this Agreement may be included in the determination of the Required Purchasers and/or Required Tranche Purchasers on substantially the same basis as the Notes and Commitments are included on the Closing Date);

(v) amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Purchaser directly and adversely affected thereby (except for technical amendments with respect to additional issuances of notes (including Exchanged Notes) pursuant to this Agreement which afford the protections to such additional notes of the type provided to the Notes);

(vi) impose any greater restriction on the ability of any Purchaser under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Purchasers for such Tranche;

(vii) [reserved]; or

(viii) subordinate any Lien securing the Obligations to Liens securing any other Indebtedness or subordinate the Obligations in right of payment to any other Indebtedness (any such other Indebtedness, to which such Obligations or such Liens securing any of the Obligations, as applicable, are subordinated, “Senior Indebtedness”), in each case, without the written consent of each adversely affected Purchaser, unless such adversely affected Purchaser has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of the Senior Indebtedness on the same terms as offered to all other providers (or their Affiliates) of the Senior Indebtedness (it being understood that this clause (viii) shall not apply to the incurrence of (A) debtor-in-possession financing or (B) the use of cash collateral in an insolvency proceeding);

provided, further, that (x) any amendment or waiver to the Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the parties thereto and (y) no such amendment, modification, change or waiver shall (A) increase the Commitments of any Purchaser over the amount thereof then in effect without the consent of such Purchaser (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or a waiver of a mandatory redemption shall not constitute an increase of the Commitment of any Purchaser), (B) [reserved], (C) [reserved], (D) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent or (E) amend, modify, change or waive Section 2.10(b)(iii) in a manner that by its terms adversely affects the rights in respect of redemptions due to Purchasers holding Notes of one Tranche differently from the rights of Purchasers holding Notes of any other Tranche without the prior written consent of the Required Tranche Purchasers of each adversely affected Tranche (such consent being in lieu of the consent of the Required Purchasers required above in this Section 13.04(a)) (except for technical amendments with respect to additional issuances of notes pursuant to this Agreement (including Exchanged Notes) so that such additional notes may share in the application of redemptions with any Tranche of Notes); provided, however, the Required Purchasers may waive, in whole or in part, any redemption so long as the application, as between Tranches, of any portion of such redemption which is still required to be made is not altered. Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Purchaser may not be increased or extended without the consent of such Defaulting Purchaser, (y) the principal and accrued and unpaid interest of such Defaulting Purchaser’s Notes shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Purchaser (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser more adversely than other affected Purchasers shall require the consent of such Defaulting Purchaser.

(b) If, (x) in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Purchasers (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Purchasers holding a majority of the Notes and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Purchasers whose consent is required is not obtained, then the Issuer shall have the right, so long as all non-consenting Purchasers whose individual consent is required are treated as described in either clause (A) or (B) below, or (y) any Purchaser declines to consent to an extension of its Notes or Commitments under Section 2.13, the Issuer shall have the right, to either:

(A) replace each such non-consenting Purchaser or Purchasers (or, at the option of the Issuer, if such non-consenting Purchaser’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Notes (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Notes of such non-consenting Purchaser with respect to which such Purchaser’s individual consent is required, or requested, as applicable (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Purchasers, so long as, at the time of such replacement, each such Replacement Purchaser consents to the proposed amendment, modification, change or waiver; provided, further, that (i) at the time of any such replacement, the Replacement Purchaser shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Purchaser) pursuant to which the Replacement Purchaser shall acquire all of the Commitments and outstanding Notes of the Replaced Purchaser (or, at the option of the Issuer if the respective Purchaser’s consent is required or requested with respect to less than all Classes or Tranches of Notes (or related Commitments), the Commitments and outstanding Notes of the Affected Classes), (ii) at the time of any replacement, the Replaced Purchaser shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Notes of such Purchaser (other than any Notes not being acquired by the Replacement Purchaser), and (B) all accrued, but theretofore unpaid, fees and other amounts (including, without limitation, any Redemption Premium) owing to the Purchaser with respect to the Notes being so assigned and (iii) all obligations of Issuer owing to such Replaced Purchaser (other than those specifically described in clause (ii) above in respect of Replaced Purchasers for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Notes or Commitments not being acquired by the Replacement Purchaser), as applicable, shall be paid in full to such Replaced Purchaser, as applicable, concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Notes and Commitments to such Replacement Purchaser in accordance with Section 13.05, the Replacement Purchaser, if any, shall become a Purchaser hereunder and the Replaced Purchaser, as applicable, shall cease to constitute a Purchaser hereunder and be released of all its obligations as a Purchaser, except with respect to indemnification provisions applicable to such Purchaser under this Agreement, which shall survive as to such Purchaser and, in the case of any Replaced Purchaser, except with respect to Notes and Commitments of such Replaced Purchaser not being acquired by the Replacement Purchaser; provided, that if the applicable Replaced Purchaser does not execute the Assignment Agreement within one (1) Business Day (or such shorter period as is acceptable to the Note Agent) after the Issuer’s request, execution of such Assignment Agreement by the Replaced Purchaser shall not be required to effect such assignment; or

(B) terminate such non-consenting Purchaser’s Commitment and/or redeem Notes held by such Purchaser (or, if such non-consenting Purchaser’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Notes, the Commitment and Notes of the Affected Class), in either case, upon one (1) Business Day’s (or such shorter period as is acceptable to the Note Agent) prior written notice to the Note Agent (which notice the Note Agent shall promptly transmit to each of the Purchasers). Any such prepayment of the Notes or termination of the Commitments of such Purchaser shall be made together with accrued and unpaid interest, fees and other amounts owing to such Purchaser (including, without limitation any Redemption Premium) (or if the applicable consent requires or requests approval of all Purchasers of a particular Class or Tranche but not all Purchasers, then the Issuer shall terminate all Commitments and/or repay all Notes, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Purchaser (including, without limitation any Redemption Premium) under such Class or Tranche). Immediately upon any redemption of Notes by the Issuer pursuant to this Section 13.04(b)(B), such Notes redeemed or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Issuer) for all purposes of this Agreement and all other Note Documents, including, but not limited to (A) the making of, or the application of, any payments to the Purchasers under this Agreement or any other Note Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Note Document, (C) the providing of any rights to the Issuer as a Purchaser under this Agreement or any other Note Document, and (D) the determination of Required Purchasers, or for any similar or related purpose, under this Agreement or any other Note Document.

(c) The Note Agent and the Issuer may (without the consent of Purchasers) amend any Note Document to the extent (but only to the extent) necessary to reflect the issuance, existence and terms of Other Notes and Exchanged Notes. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Note Document. In addition, upon the effectiveness of any Refinancing Amendment, the Note Agent, the Issuer and the Purchasers purchasing the relevant Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Notes and Commitments subject thereto as Other Notes and/or Other Commitments). The Note Agent and the Issuer may effect such amendments to this Agreement and the other Note Documents as may be necessary or appropriate, in the reasonable opinion of the Note Agent and the Issuer, to effect the terms of any Refinancing Amendment. The Note Agent and the Collateral Agent may enter into (i) amendments to this Agreement and the other Note Documents with the Issuer as may be necessary in order to establish new tranches or sub-tranches in respect of the Notes and/or Commitments issued, converted or exchanged pursuant to Section 2.13 or issued pursuant to Sections 2.15, (ii) such technical amendments as may be necessary or appropriate in the reasonable opinion of the Note Agent and the Issuer in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13 or 2.15 and (iii) such technical amendments as may be necessary to establish separate tranches or sub-tranches if the terms of a portion (but not all) of an existing Tranche is amended in accordance with Section 13.04(a).

(d) [Reserved].

(e) Notwithstanding anything to the contrary herein, (i) upon five (5) Business Days’ prior written notice to the Purchasers, any Note Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Issuer and the Note Agent (without the consent of any Purchaser, unless the Required Purchasers shall have objected within such five (5) Business Day period) solely to effect administrative changes or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), (ii) any Note Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Issuer and the Note Agent (without the consent of any Purchaser) to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Purchasers and are requested or required by Gaming/Racing Authorities or Gaming/Racing Laws, (iii) any Note Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Issuer and the Note Agent (without the consent of any Purchaser) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Purchasers (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies) and (iv) this Agreement or any other Note Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Issuer, the Note Agent, the Collateral Agent and the Paying Agent (without the consent of any Purchaser) to (A) provide for uncertificated Notes in addition to or in place of certificated Notes, (B) make any amendment to the provisions of this Agreement or any other Note Document relating to the transfer and legending of the Notes as permitted hereunder, including, without limitation, to facilitate the issuance and administration of the Notes; provided that compliance with this Agreement or other Note Document as so amended may not result in the Notes being transferred in violation of the Securities Act or any applicable securities laws, (C) comply with the rules of any applicable securities depositary or (D) make any change that would provide any additional rights or benefits to the Purchasers or that does not adversely affect the legal rights under this Agreement of any such Purchaser in any material respect. Notwithstanding anything to the contrary herein, (A) additional issuances of notes consented to by Required Purchasers shall be permitted hereunder on a ratable basis with the existing Notes (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) the Collateral Agent shall (and each of the Purchasers (and each Secured Party by accepting the benefits of the Collateral) hereby authorize the Collateral Agent to) enter into the Closing Date Pari Passu Intercreditor Agreement (or any amendments and supplements thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi), as applicable)), and (C) the Collateral Agent shall (and each of the Purchasers (and each Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to) enter into any Second Lien Intercreditor Agreement upon the request of the Issuer in connection with the incurrence of Permitted Second Priority Refinancing Debt or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi), as applicable (or any amendments or supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)))). Each Purchaser (and each Secured Party by accepting the benefits of the Collateral) agrees that it will be bound by, and that it will not take any action contrary to, the provisions of the Closing Date Pari Passu Intercreditor Agreement and, from and after the effectiveness thereof any Second Lien Intercreditor Agreement, as if directly a party thereto. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Issuer, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Closing Date Pari Passu Intercreditor Agreement and any Second Line Intercreditor Agreement.

(f) Notwithstanding anything to the contrary herein, the applicable Note Party or Note Parties and the Note Agent and/or the Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Note Document) enter into any amendment or waiver of any Note Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g) Notwithstanding anything to the contrary herein, the Note Agent and the Collateral Agent shall (A) release any Lien granted to or held by the Note Agent or the Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations, (ii) upon the sale, transfer, distribution, contribution or other disposition of Collateral to the extent required pursuant to the second to last paragraph in Section 10.05 (and the Note Agent or the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Note Party upon its reasonable request without further inquiry) to any Person other than a Note Party, (iii) if approved, authorized or ratified in writing by the Required Purchasers (or all of the Purchasers to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary, (vi) subject to Liens permitted under Section 10.02(i) or Section 10.02(k), in each case, to the extent the documents governing such Liens do not permit such Collateral to secure the Obligations, or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by the Issuer with respect to leases entered into by the Issuer and its Restricted Subsidiaries, to the extent requested by the Issuer and not materially adverse to the interests of the Purchasers (including, without limitation, the Hard Rock SNDA (Retail Store Lease) and the Hard Rock SNDA (Restaurant Lease)) or, with respect to any Gaming/Racing Lease, to the extent requested by the applicable Landlord.

(h) If the terms of any Twin River Casino Amendment are more favorable to the First Lien Lenders than the terms hereof applicable to Purchasers holding the Closing Date Notes (excluding (A) any such terms applicable only to periods after the Closing Date Note Maturity Date and (B) any terms relating to any Excluded Amendment Fee), then prior to or substantially concurrently with entering into such Twin River Casino Amendment, this Agreement shall be amended to incorporate such more favorable terms herein for the benefit of the Closing Date Notes.

Section 13.05 Benefit of Agreement; Assignments.

(a) [Reserved].

(b) No Purchaser (or any Purchaser together with one or more other Purchasers) may assign all or any portion of its Commitments, Notes and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Notes and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in notes and any other fund that invests in notes and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with (x) the written consent of the Note Agent and (y) at least five (5) Business Days’ prior written notice thereof to the Issuer (which notice shall specify the amount of such Commitments, Notes and related outstanding Obligations and whether the assignee thereof is an Apollo Investor); provided that except in the case of an assignment of the entire remaining amount of the assigning Purchaser’s Commitments and Notes at the time owing to it, the aggregate amount of the Commitments or Notes subject to such assignment shall not be less than $1.0 million; provided, further, that, except following the occurrence and during the continuance of an Event of Default pursuant to Section 11.01(b) or 11.01(c), 11.01(g) or 11.01(h), the Apollo Investors shall at all times retain exclusive control over the voting rights of not less than 50.1% of the Notes then outstanding. Each assignee shall become a party to this Agreement as a Purchaser by execution of an Assignment Agreement; provided that (I) the Note Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Purchaser, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by the Note Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Notes (and related Obligations). Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this Section 13.05, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations. To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Purchaser shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Notes (provided that such assignment shall not release such Purchaser of any claims or liabilities that may exist against such Purchaser at the time of such assignment). At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Purchaser hereunder, the respective assignee Purchaser shall provide to the Issuer and the Note Agent (x) in accordance with Section 5.06(c) the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) as described in Section 5.06(c), as applicable, (y) an Administrative Questionnaire and (z) all documentation and other information requested by Note Agent in connection with any Anti-Corruption Laws and anti-money laundering laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations. In connection with the execution of an Assignment Agreement, the assigning Purchaser shall surrender its Note to the Issuer, and the Issuer (at its expense) shall execute and deliver a Note to the assignee Purchaser.

(c) Nothing in this Agreement shall prevent or prohibit any Purchaser from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Purchaser, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority. No pledge pursuant to this Section 13.05(c) shall release the transferor Purchaser from any of its obligations hereunder or permit the pledgee to become a purchaser hereunder without otherwise complying with Section 13.05(b).

(d) Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, the Issuer and its Subsidiaries may, but shall not be required to, purchase outstanding Notes pursuant to open market purchases, bilateral arrangements, privately negotiated arrangements, tender offers, exchange offers (including for cash, other property, Equity Interests or other Indebtedness), and other transactions with one or more Purchasers, subject solely to the following conditions:

(i) at the Trade Date of the applicable assignment, no Event of Default has occurred and is continuing or would result therefrom;

(ii) immediately upon any Issuer Note Purchase, the Notes purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Issuer) for all purposes of this Agreement and all other Note Documents, including, but not limited to (A) the making of, or the application of, any payments to the Purchasers under this Agreement or any other Note Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Note Document, (C) the providing of any rights to the Issuer as a Purchaser under this Agreement or any other Note Document, and (D) the determination of Required Purchasers, or for any similar or related purpose, under this Agreement or any other Note Document;

(iii) with respect to each Issuer Note Purchase, the Note Agent shall receive (x) if such Issuer Note Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof, and (y) if such Issuer Note Purchase is not consummated pursuant to an open market purchase, a fully executed and completed Assignment Agreement effecting the assignment thereof;

(iv) [reserved]; and

(v) neither the Issuer nor any of its Subsidiaries will be required to represent or warrant that they are not in possession of non-public information with respect to the Issuer and/or any Subsidiary thereof and/or their respective securities in connection with any purchase permitted by this Section 13.05(d).

The assignment fee set forth in Section 13.05(b) shall not be applicable to any Issuer Note Purchase consummated pursuant to this Section 13.05(d).

(e) Any Purchaser may at any time, assign all or a portion of its rights and obligations with respect to the Notes under this Agreement to a Person who is or will become, after such assignment, an Affiliated Purchaser through (x) Dutch auctions open to all Purchasers on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Purchaser and the Affiliated Purchaser purchasing such Purchaser’s Notes shall execute and deliver to the Note Agent an assignment agreement substantially in the form of Exhibit J or any other form (including electronic documentation generated by an electronic platform) approved by the Note Agent (an “Affiliated Purchaser Assignment and Assumption”), together with in accordance with Section 5.06(c) the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) as described in Section 5.06(c), as applicable, (y) an Administrative Questionnaire and (z) all documentation and other information requested by Note Agent in connection with any Anti-Corruption Laws and anti-money laundering laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations;

(ii) Affiliated Purchasers will not (x) receive information provided solely to Purchasers by the Note Agent or any Purchaser and will not be permitted to receive notice nor attend or participate in conference calls or meetings attended solely by the Purchasers and the Note Agent, other than the right to receive notices of redemption and other administrative notices in respect of its Notes or Commitments required to be delivered to the Purchasers or (ii) challenge the Note Agent and the Purchasers’ attorney client privilege;

(iii) the aggregate principal amount of Notes held at any one time by Affiliated Purchasers shall not exceed 25% of the principal amount of all Notes at such time outstanding (determined after giving effect to any substantially simultaneous cancellations thereof) (such percentage, the “Affiliated Purchaser Cap”); provided that to the extent any assignment to an Affiliated Purchaser would result in the aggregate principal amount of all Notes held by Affiliated Purchasers exceeding the Affiliated Purchaser Cap, the assignment of such excess amount will be void ab initio;

(iv) as a condition to each assignment pursuant to this clause (e), the Note Agent shall have been provided a copy of the applicable Affiliated Purchaser Assignment and Assumption in connection with each assignment to an Affiliated Purchaser or a Person that upon effectiveness of such assignment would constitute an Affiliated Purchaser pursuant to which such Affiliated Purchaser shall waive any right to bring any action in connection with such Notes against the Note Agent, in its capacity as such;

(v) Affiliated Purchasers will not be required to represent or warrant that they are not in possession of non-public information with respect to the Issuer and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 13.05(e); and

(vi) any Notes acquired by any Affiliated Purchaser may (but shall not be required to), with the consent of the Issuer, be contributed to the Issuer or any of its Restricted Subsidiaries (it being understood that any such Notes shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, the aggregate outstanding principal amount of the Notes of the applicable Tranche shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Notes so contributed and cancelled.

(f) Notwithstanding anything in Section 13.04 or the definition of “Required Purchasers” or “Required Tranche Purchasers,” to the contrary, for purposes of determining whether the Required Purchasers or the Required Tranche Purchasers have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Note Document or any departure by any Note Party therefrom, (ii) subject to Section 13.05(g), consented (or not consented) to any plan of reorganization pursuant to the Bankruptcy Code, (iii) otherwise acted on any matter related to any Note Document, or (iv) directed or required the Note Agent, the Collateral Agent or any Purchaser to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, no Affiliated Purchaser shall have any right to consent (or not consent), otherwise act or direct or require the Note Agent, the Collateral Agent or any Purchaser to take (or refrain from taking) any such action and:

(i) all Notes held by any Affiliated Purchaser shall be deemed to be not outstanding for all purposes of calculating whether the Required Purchasers or the Required Tranche Purchasers have taken any actions; and

(ii) all Notes held by any Affiliated Purchaser shall be deemed to be not outstanding for all purposes of calculating whether all Purchasers have taken any action unless the action in question affects such Affiliated Purchaser in a disproportionately adverse manner than its effect on other Purchasers;

provided that, notwithstanding the foregoing, in respect of this Section 13.05(f), such Affiliated Purchaser shall have the right to vote (and the Notes held by such Affiliated Purchaser shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Note Document that (1) requires the vote of all Purchasers or all Purchasers and adversely affected thereby, as the case may be or (2) would affect any Affiliated Purchaser (in its capacity as a Purchaser) in a manner disproportionate to the effect on any Purchaser of the same Tranche that is not an Affiliated Purchaser or that would deprive such Affiliated Purchaser of its pro rata share of any payments to which it is entitled, provided, further, that no amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Note Document shall (i) disproportionately affect such Affiliated Purchaser in its capacity as a Purchaser as compared to the other Purchasers of the same Tranche that are not Affiliated Purchasers, (ii) increase the Commitments or obligations of any Affiliated Purchaser, (iii) extend the due dates for payments of interest and scheduled maturity date of any Notes owed to any Affiliated Purchaser, (iv) reduce the amounts owing to any Affiliated Purchaser or (v) deprive any Affiliated Purchaser of its share of any payments which the Purchasers are entitled to share on a pro rata basis hereunder in each case without the consent of such Affiliated Purchaser.

(g) Notwithstanding anything in this Agreement or the other Note Documents to the contrary, each Affiliated Purchaser hereby agrees that and each Affiliated Purchaser Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Issuer or any other Note Party at a time when such Purchaser is an Affiliated Purchaser, such Affiliated Purchaser irrevocably authorizes and empowers the Note Agent to vote on behalf of such Affiliated Purchaser with respect to the Notes held by such Affiliated Purchaser in any manner in the Note Agent’s sole discretion, unless the Note Agent instructs such Affiliated Purchaser to vote, in which case such Affiliated Purchaser shall vote with respect to the Notes held by it as the Note Agent directs; provided that such Affiliated Purchaser shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Note Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Purchaser in a disproportionately adverse manner to such Affiliated Purchaser than the proposed treatment of similar Obligations held by Purchasers of the same Class that are not Affiliated Purchasers.

(h) Notwithstanding anything in Section 13.04 or the definition of “Required Purchasers” to the contrary, any Purchaser may at any time, assign all or a portion of its rights and obligations with respect to Notes under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (x) Dutch auctions open to all Purchasers on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case, provided that, for purposes of determining whether the Required Purchasers have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Note Document or any departure by any Note Party therefrom, (ii) otherwise acted on any matter related to any Note Document or (iii) directed or required the Note Agent or any Purchaser to undertake any action (or refrain from taking any action) with respect to or under any Note Document, all Notes held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Notes of consenting Purchasers included in determining whether the Required Purchasers have consented to any action pursuant to Section 13.04.

(i) [Reserved]

(j) [Reserved].

(k) (i) No assignment shall be made to any Person that was a Disqualified Purchaser as of the date (the “Trade Date”) on which the assigning Purchaser entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Issuer has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Purchaser for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Purchaser after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Purchaser”), (x) such assignee shall not retroactively be disqualified from becoming a Purchaser and (y) the execution by the Issuer of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Purchaser. Any assignment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply, and nothing in this subsection (k) shall limit any rights or remedies available to the Note Parties at law or in equity with respect to any Disqualified Purchaser and any Person that makes an assignment to a Disqualified Purchaser in violation of this clause (k)(i).

(i) If any assignment is made to any Disqualified Purchaser without the Issuer’s prior written consent in violation of clause (k)(i) above, or if any Person becomes a Disqualified Purchaser after the applicable Trade Date, the Issuer may, at its sole expense and effort, upon notice to the applicable Disqualified Purchaser and the Note Agent, (A) purchase or redeem the Notes held by such Defaulting Purchaser by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Purchaser paid to acquire such Notes, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts and Redemption Premium) payable to it hereunder and/or (B) require such Disqualified Purchaser to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.05), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees pursuant to an Assignment Agreement at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Purchaser paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts and Redemption Premium) payable to it hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Purchasers (A) will not (x) have the right to receive information, reports or other materials provided to Purchasers by the Issuer, the Note Agent or any other Purchaser, (y) attend or participate in meetings attended by the Purchasers and the Note Agent, or (z) access any electronic site established for the Purchasers or confidential communications from counsel to or financial advisors of the Note Agent or the Purchasers and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Note Agent or any Purchaser to undertake any action (or refrain from taking any action) under this Agreement or any other Note Document, each Disqualified Purchaser will be deemed to have consented in the same proportion as the Purchasers that are not Disqualified Purchasers consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Purchaser party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Purchaser does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iii) The Note Agent shall have the right, and the Issuer hereby expressly authorizes the Note Agent, to provide the list of Disqualified Purchasers to each Purchaser specifically requesting the same.

(l) The Note Agent, the Collateral Agent, the Paying Agent or the Issuer (in the case of Paying Agent or the Issuer, upon written notice to the Note Agent prior to the Note Agent registering the applicable assignment, sale or transfer of Notes in the Register) may require, prior to registering any such assignment, sale or transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

For the avoidance of doubt, notwithstanding anything in this Agreement or the other Note Documents to the contrary, any transfers or exchanges or interests of beneficial interests in Global Notes (as defined in the Paying Agency Agreement) or Definitive Notes (as defined in the Paying Agency Agreement) will be governed by Sections 4 and 5 of the Paying Agency Agreement.

Section 13.06 Survival. The obligations of the Note Parties under Sections 5.06, 13.03 and 13.19, the obligations of each Guarantor under Section 6.03, and the obligations of the Purchasers under Sections 5.06 and 12.08, in each case shall survive the redemption of the Notes and repayment of the other Obligations and the termination of the Commitments and, in the case of any Purchaser that may assign any interest in its Commitments or Notes (and any related Obligations) hereunder, shall (to the extent relating to such time as it was a Purchaser) survive the making of such assignment, notwithstanding that such assigning Purchaser may cease to be a “Purchaser” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any issuance of notes, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the issuance of any notes hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Note Agent or any Purchaser may have had notice or knowledge of any Default or incorrect representation or warranty.

Section 13.07 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 13.08 Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Note Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Engagement Letter and the Fee Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein). This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Note Parties and when the Note Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.09 Governing Law; Submission to Jurisdiction; Waivers; Etc. GOVERNING LAW. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER NOTE DOCUMENTS (EXCEPT AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER NOTE DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED), (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED MERGER AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF SG PARENT (OR ITS APPLICABLE AFFILIATE) HAS THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR DECLINE TO CONSUMMATE THE MERGERS AND (III) THE DETERMINATION OF WHETHER THE MERGERS HAVE BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

(b) SUBMISSION TO JURISDICTION. EACH NOTE PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY PURCHASER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST ANY NOTE PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 13.09. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.09.

Section 13.10 Confidentiality. Each Agent and each Purchaser agrees to keep information obtained by it pursuant to the Note Documents confidential in accordance with such Agent’s or such Purchaser’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Purchaser’s Affiliates and its and its Affiliates’ respective employees, representatives, directors, partners, attorneys, auditors, agents, professional advisors or trustees who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 13.10) (it being understood that the disclosing Agent or Purchaser shall be responsible for such Person’s compliance with this paragraph), (b) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 13.10 or (y) presently is or hereafter becomes available to such Agent or such Purchaser on a non-confidential basis from a Person not an Affiliate of such Agent or such Purchaser not known to such Agent or such Purchaser to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Issuer unless such notice is legally prohibited or impracticable) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission or self-regulatory organization (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Purchaser is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Purchaser; provided that prior notice thereof is furnished to the Issuer, (e) to pledgees under Section 13.05(c), assignees or prospective assignees, in each case who agree in writing to be bound by the provisions of this Section 13.10 or by provisions at least as restrictive as the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on IntraLinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Note Document or to the extent required in connection with any litigation with respect to the Notes or any Note Document, (g) to market data collectors, similar service providers to the note purchaser industry and service providers to such Agent or such Purchaser in connection with the Transactions, the Notes, the administration and management of this Agreement, the other Note Documents and any related documents and for purposes of general portfolio, benchmarking and market data analysis, (h) to any other party hereto or (i) with the Issuer’s prior written consent.

Section 13.11 Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

Section 13.12 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 13.13 Gaming/Racing Laws and Liquor Laws.

(a) Notwithstanding anything to the contrary in this Agreement or any other Note Document, this Agreement and the other Note Documents are subject to the Gaming/Racing Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”). Without limiting the foregoing, the Note Agent, each other Agent and each Purchaser acknowledges that (i) it is the subject of being called forward by any Gaming/Racing Authority or any Liquor Authority, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Note Documents, including with respect to the entry into and ownership and operation of the Gaming/Racing Facilities (including hosting lottery, betting, wagering, or other gaming activities thereon), the possession or control of gaming equipment, alcoholic beverages, a Gaming/Racing License, a liquor license and receipt of payments based on earnings, profits or receipts from gaming, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming/Racing Laws, Material Gaming/Racing Agreements with Governmental Authorities, and Liquor Laws and, only to the extent that required approvals, including prior approvals, are obtained from the requisite Governmental Authorities.

(b) Notwithstanding anything to the contrary in this Agreement or any other Note Document, the Note Agent, each other Agent and each Purchaser agrees to cooperate with each Gaming/Racing Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over the Issuer and the other Note Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming/Racing Authorities and/or Liquor Authorities relating to the Note Agent, any other Agent or any of the Purchasers, the Issuer and its Subsidiaries or to the Note Documents. Further, each Note Party hereby expressly authorizes the Note Agent, the Collateral Agent, each other Agent and each Purchaser to cooperate with the applicable Gaming/Racing Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Issuer and its Subsidiaries, including, without limitation, to the extent not inconsistent with the internal policies of such Agent or Purchaser and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such applicable Gaming/Racing Authorities and Liquor Authorities relating to the Agents, Purchasers or the Issuer or any Subsidiary thereof, or the Note Documents. The parties hereto acknowledge that the provisions of this subsection (b) shall not be for the benefit of any Note Party or any other Person other than the Agents and the Purchasers.

(c) If during the continuance of an Event of Default under this Agreement or any of the Note Documents it shall become necessary, or in the opinion of the Note Agent, advisable for an agent, supervisor, receiver or other representative of the Purchasers to become licensed or found suitable under any Gaming/Racing Laws as a condition to receiving the benefit of any Collateral encumbered by the Note Documents or otherwise to enforce the rights of the Agents and the Purchasers under the Note Documents, the Issuer and the other Note Parties hereby agree to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

(d) Notwithstanding anything to the contrary in this Agreement or any other Note Document, to the extent any provision of this Agreement or any other Note Document excludes any assets from the scope of the Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of Collateral Agent or any other Secured Party in the Collateral, the representations, warranties and covenants made by the Issuer or any Restricted Subsidiary in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article VIII of this Agreement) shall be deemed not to apply to such assets.

(e) No use of the term “operate” in this Agreement or any other Note Document is intended to imply that any Person other than the State of Rhode Island (acting through the Division) operates the lotteries as provided in Section 15 of Article VI of the Rhode Island Constitution.

Section 13.14 Hard Rock License Agreement Matters.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Note Document, until such time as the Applicable Collateral Agent or the Collateral Agent, as applicable, institutes an action to foreclose its Lien on the Hard Rock License Agreement in accordance with the terms of the Hard Rock License Agreement or the Issuer or Premier Entertainment becomes (either voluntarily or involuntarily) subject to a bankruptcy, revenues from operation of the Hard Rock Hotel and Casino Biloxi shall be used first to satisfy the obligations of Premier Entertainment under the Hard Rock License Agreement to Hard Rock Hotel Licensing, Inc. before payment of any other obligation (including any obligation to the Secured Parties) of Premier Entertainment.

(b) Notwithstanding anything to the contrary in this Agreement or in any other Note Document, in the event of an Event of Default, a receiver may be appointed for Premier Entertainment and such receiver shall be authorized to cure all defaults of Premier Entertainment under the Hard Rock License Agreement. The receiver shall be subject to the approval of Hard Rock Hotel Licensing, Inc., which approval shall not be unreasonably withheld, conditioned or delayed.

Section 13.15 USA Patriot Act and Beneficial Ownership Regulation. Each Purchaser that is subject to the USA Patriot Act (as hereinafter defined) or the Beneficial Ownership Regulation to the extent required hereby, and the Note Agent notifies the Issuer and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Issuer and the Guarantors, which information includes the name and address of the Issuer and the Guarantors and other information that will allow such Purchaser or the Note Agent, as applicable, to identify the Issuer and the Guarantors in accordance with the USA Patriot Act and/or the Beneficial Ownership Regulation, and the Issuer and the Guarantors agree to provide such information (or, with respect to the Beneficial Ownership Regulation, a certification that the Issuer or any Guarantor qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) from time to time to any Purchaser.

Section 13.16 [Reserved].

Section 13.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), the Issuer and each other Note Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Note Agent, the Collateral Agent, the Lead Arranger and the Purchasers are arm’s-length commercial transactions between the Issuer, each other Note Party and their respective Affiliates, on the one hand, and the Note Agent, the Collateral Agent, the Lead Arranger and the Purchasers, on the other hand, (B) each of the Issuer and the other Note Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Issuer and each other Note Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (ii) (A) the Note Agent, the Collateral Agent, the Lead Arranger and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Issuer, any other Note Party or any of their respective Affiliates, or any other Person (except as expressly set forth in any commitment letters or engagement letters between the Note Agent, the Collateral Agent, the Lead Arranger or such Purchaser and the Issuer or such Note Party or Affiliate thereof) and (B) none of the Note Agent, the Collateral Agent, the Lead Arranger or any Purchaser has any obligation to the Issuer, any other Note Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents or in other written agreements between the Note Agent, the Collateral Agent, the Lead Arranger or any Purchaser on one hand and the Issuer, any other Note Party or any of their respective Affiliates on the other hand; and (iii) the Note Agent, the Collateral Agent, the Lead Arranger and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of the Issuer, the other Note Parties and their respective Affiliates, and none of the Note Agent, the Collateral Agent, the Lead Arranger or any Purchaser has any obligation to disclose any of such interests to the Issuer, any other Note Party or any of their respective Affiliates. Each Note Party agrees that nothing in this Agreement or any other Note Document will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Note Agent, the Collateral Agent, the Lead Arranger and the Purchasers, on the one hand, and such Note Party, its stockholders or its Affiliates, on the other. To the fullest extent permitted by law, each of the Issuer and each other Note Party hereby waives and releases any claims that it may have against the Note Agent, the Collateral Agent, the Lead Arranger or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in any commitment letter or engagement letter referenced in clause (ii)(A)).

Section 13.18 Purchaser Action. Each Purchaser agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Note Party or any other obligor under any of the Note Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Note Party, without the prior written consent of the Note Agent (acting at the direction of the Required Purchasers). The provisions of this Section 13.18 are for the sole benefit of the Agents and Purchasers and shall not afford any right to, or constitute a defense available to, any Note Party.

Section 13.19 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any Agent or any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Issuer. In determining whether the interest contracted for, charged, or received by an Agent or a Purchaser exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude optional redemptions and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Note but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Purchaser in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Purchaser. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply. In no event shall the total interest received by any Purchaser pursuant to the terms hereof exceed the amount that such Purchaser could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Purchaser has received interest hereunder in excess of the Maximum Rate, the Note Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to the Issuer or as a court of competent jurisdiction may otherwise order.

Section 13.20 Payments Set Aside. To the extent that any payment by or on behalf of the Issuer is made to any Agent or any Purchaser, or any Agent or any Purchaser exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’ and the Purchasers’ Liens, security interests, rights, powers and remedies under this Agreement and each Note Document shall continue in full force and effect, and (b) each Purchaser severally agrees to pay to the Note Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. In such event, each Note Document shall be automatically reinstated (to the extent that any Note Document was terminated) and he Issuer shall take (and shall cause each other Note Party to take) such action as may be requested by the Note Agent and the Purchasers to effect such reinstatement.

Section 13.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.22 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein or in any other Note Document, in the event of any conflict or inconsistency between this Agreement and any other Note Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between the Closing Date Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement, on the one hand, and any other Note Document, on the other hand, the terms of the Closing Date Pari Passu Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable, shall govern and control.

Section 13.23 Purchasers Representations.

(a) Each Purchaser represents that, solely with respect to such Purchaser and not with regard to any other Purchaser, severally and not jointly, that it is purchasing the Notes to be purchased by it solely for its own account and not as nominee or agent for any other Person with the present intention of holding such securities for purposes of investment, and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act).

(b) Each Purchaser solely with respect to itself and not with regard to any other Purchaser, further represents, severally and not jointly, that it:

(i) is knowledgeable, sophisticated and experienced in business and financial matters and is capable of evaluating the merits and risks of the investment in the Notes;

(ii) fully understands the limitations on transfer described in this Section 13.23 and the restrictions on transfers of the Notes set forth in the Note Documents;

(iii) must bear the economic risk of its investment for an indefinite period of time, is able to bear the economic risk of its investment in the Notes and is currently able to afford the complete loss of such investment;

(iv) is familiar with the definition of, and qualifies as, one of the following: (x) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Rule 501(a) Regulation D under the Securities Act or (y) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act;

(v) has been afforded full access to information about the Issuer and the financial condition, results of operations, business, property, management and prospects of the Issuer such Purchaser considers necessary, appropriate or sufficient to enable it to evaluate its investment in the Notes and the Transactions, and such Purchaser further has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the offering of the Notes and to obtain additional information necessary to verify any information furnished to such Purchaser or to which such Purchaser had access;

(vi) has conducted its own independent analysis regarding the Transactions and the investment in the Notes and determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Notes and participation in the Transactions (i) are consistent with such Purchaser’s financial needs, objectives and condition, (ii) comply and are consistent with all investment policies, guidelines and other restrictions applicable to such Purchaser, (iii) do not and will not violate or constitute a default under such Purchaser’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which such Purchaser is bound and (iv) are a fit, proper and suitable investment for such Purchaser, notwithstanding the substantial risks inherent in investing in or holding the Notes;

(vii) did not employ any broker or finder in connection with the transactions contemplated in this Agreement;

(viii) understands that:

(A) the Notes are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying on the representations and warranties made by the Purchasers herein in order to determine the availability of such exemptions;

(B) no United States agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes;

(C) the Notes have not been, and will not be, registered under the Securities Act and are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act;

(D) the Notes are “restricted securities” under applicable U.S. federal and state securities laws and may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act;

(E) the Issuer is under no obligation to register or qualify the Notes for resale, Purchaser must hold the Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and if an exemption from registration (such as Rule 144 promulgated under the Securities Act and the provisions of which are known to such Purchaser) or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and on requirements relating to the Issuer which are outside of such Purchaser’s control, and which the Issuer is under no obligation and may not be able to satisfy; and

(F) no public market now exists for the Notes, and that the Issuer has made no assurances that a public market will ever exist for the Notes;

(ix) acknowledges that neither the Issuer nor any other person offered to issue the Notes to such Purchaser by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising;

(x) except for the representations set forth in Article VIII, is not relying on any communication (written or oral) of the Issuer as investment advice or as a recommendation to purchase the Notes; understands that information and explanations related to the terms and conditions of the Notes provided by the Issuer shall not be considered investment advice or a recommendation to purchase the Notes; understands that the Issuer is not acting or has not acted as an advisor to such Purchaser in deciding to invest in the Notes; and acknowledges that the Issuer has not made any representation regarding the proper characterization of the Notes for purposes of determining the undersigned’s authority to invest in the Notes; and

(xi) understands that the Notes may bear a legend making reference to the foregoing restrictions substantially in the form set forth below; and the Issuer shall not be required to give effect to any purported transfer of such Notes except upon compliance with the foregoing restrictions and such legend:

“THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW. THIS NOTE MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. IN ADDITION, THE SALE, ASSIGNMENT OR OTHER TRANSFER OF THIS NOTE IS FURTHER RESTRICTED AND SUBJECT TO OTHER CONDITIONS AS PROVIDED IN THE NOTE PURCHASE AGREEMENT REFERRED TO BELOW. THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUE PRICE, ISSUE DATE, TOTAL AMOUNT OF OID AND YIELD TO MATURITY OF THE NOTE MAY BE OBTAINED BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT BALLY’S CORPORATION, 100 WESTMINSTER STREET, PROVIDENCE, RI 02903. THE PURCHASER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BALLY’S CORPORATION

By:	/s/ George Papanier
	Name:	George Papanier
	Title:	President

Address for Notices for the Issuer and each Subsidiary
Guarantor:

Bally’s Corporation
100 Westminster Street
Providence, Rhode Island 02903
Attention: General Counsel
Facsimile No.: (401) 727-4770

[Signature Page to Bally’s Corporation Note Purchase Agreement]

SUBSIDIARY GUARANTORS:

AZTAR INDIANA GAMING COMPANY, LLC, an Indiana limited liability company

BALLY’S KANSAS CITY, LLC, a Missouri limited liability company

BALLY’S MANAGEMENT GROUP, LLC, a Delaware limited liability company

DOVER DOWNS, LLC, a Delaware limited liability company

INTERSTATE RACING ASSOCIATION, LLC., a Colorado limited liability company

MB DEVELOPMENT, LLC, a Nevada limited liability company

MILE HIGH USA, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT BILOXI LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT BLACK HAWK, LLC, a Colorado limited liability company

PREMIER ENTERTAINMENT FINANCE CORP., a Delaware corporation

PREMIER ENTERTAINMENT III, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT LOUISIANA I, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT SHREVEPORT, LLC, a Louisiana limited liability company

PREMIER ENTERTAINMENT TAHOE, LLC, a Nevada limited liability company

PREMIER ENTERTAINMENT VICKSBURG, LLC, a Delaware limited liability company

RACING ASSOCIATES OF COLORADO, LTD., a Colorado limited partnership

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Senior VP and Secretary

[Signature Page to Bally’s Corporation Note Purchase Agreement]

THE ROCK ISLAND BOATWORKS, LLC, an Illinois limited liability company

ROCK ISLAND FOODSERVICE, LLC, an Illinois limited liability company

By:	/s/ George Papanier
Name:	George Papanier
Title:	President and CEO

PREMIER ENTERTAINMENT AC, LLC, a New Jersey limited liability company

TROPICANA LAS VEGAS HOTEL AND CASINO, INC., a Delaware corporation

TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS INC., a Delaware corporation

TROPICANA LAS VEGAS, INC., a Nevada corporation

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Secretary

TWIN RIVER-TIVERTON, LLC, a Delaware limited liability company

UTGR, LLC, a Delaware limited liability company

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

PREMIER ENTERTAINMENT PARENT, LLC, a Delaware limited liability company

PREMIER ENTERTAINMENT SUB, LLC, a Delaware limited liability company

By:	/s/ George Papanier
Name:	George Papanier
Title:	Manager

THE SHOPS AT TROPICANA LAS VEGAS, LLC, a Nevada limited liability company

By:	/s/ George Papanier
Name:	George Papanier
Title:	Director

[Signature Page to Bally’s Corporation Note Purchase Agreement]

THE QUEEN CASINO & ENTERTAINMENT INC., a Delaware corporation

By:	/s/ Cheryl Ash
Name:	Cheryl Ash
Title:	Chief Accounting Officer

CASINO QUEEN INC., an Illinois corporation

LOUISIANA CASINO CRUISES, LLC, a Louisiana limited liability company

By:	/s/ Cheryl Ash
Name:	Cheryl Ash
Title:	Chief Financial Officer

[Signature Page to Bally’s Corporation Note Purchase Agreement]

ALTER DOMUS (US) LLC, as Note Agent and Collateral Agent

By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel

Address for Notices:

Alter Domus (US) LLC
225 W Washington Street, 9th Floor
Chicago, IL 60606
Attention: Legal Department
Email: legal_agency@alterdomus.com;
ApolloAgency@alterdomus.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention: Alan Glantz
Email:alan.glantz@arnoldporter.com

[Signature Page to Bally’s Corporation Note Purchase Agreement]

Apollo Debt Solutions BDC, as a Purchaser

By:	Apollo Credit Management, LLC, its
investment adviser

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Vice President

Fox Hedge Intermediate B LLC, as a Purchaser

By:	Apollo Capital Management, L.P., its
investment manager

By:	Apollo Capital Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Accord+ Aggregator B, L.P., as a Purchaser

By:	Apollo Accord+ Management, L.P., its
investment manager

By:	Apollo Accord+ Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

Apollo Accord+ II Aggregator B, L.P., as a Purchaser

By:	Apollo Accord+ Management, L.P., its
investment manager

By:	Apollo Accord+ Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Calliope Fund, L.P., as a Purchaser

By:	Apollo Calliope Management, LLC, its
investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Excelsior, L.P., as a Purchaser

By:	Apollo Excelsior Management, L.P., its
investment manager

By:	Apollo Excelsior Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

Apollo Union Street Partners, L.P., as a Purchaser

By:	Apollo Union Street Management, LLC, its
investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Libra Credit Opportunities Fund, L.P., as a Purchaser

By:	Apollo Capital Management, L.P., its
investment manager

By:	Apollo Capital Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Accord VI Aggregator B, L.P., as a Purchaser

By:	Apollo Capital Management, L.P., its
investment manager

By:	Apollo Capital Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

Apollo Delphi Fund, L.P., as a Purchaser

By:	Apollo Delphi Management, L.P., its
investment manager

By:	Apollo Delphi Management GP, LLC, its
general partner

By:	Apollo Capital Management, L.P., its
sole member

By:	Apollo Capital Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Credit Strategies Master Fund Ltd., as a Purchaser

By:	Apollo ST Fund Management LLC, its
investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo PPF Credit Strategies, LLC, as a Purchaser

By:	Apollo PPF Credit Strategies Management
LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

Apollo Atlas Master Fund, LLC, as a Purchaser

By:	Apollo Atlas Management LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

K2 Apollo Credit Master Fund Ltd., as a Purchaser

By:	Apollo Capital Management, L.P., its
investment manager

By:	Apollo Capital Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Credit Master Fund Ltd., as a Purchaser

By:	Apollo ST Fund Management LLC, its
investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

Apollo GLDC Clover, L.P., as a Purchaser

By:	AP GLDC Clover GP, LLC, its
general partner

By:	Apollo GLDC Aggregator A, L.P., its
sole member

By:	Apollo Capital Management, L.P., its
investment manager

By:	Apollo Capital Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

Apollo Credit Strategies Absolute Return Loan Funding B, LLC, as a Purchaser

By:	Apollo Credit Strategies Absolute Return
Aggregator B, L.P., its investment manager

By:	Apollo Credit Strategies Absolute Return
Management, L.P., its general partner

By:	Apollo Credit Strategies Absolute Return
Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

CL Funding LLC, as a Purchaser

By:	Apollo Centre Street Partnership, L.P., its
sole member

By:	Apollo Centre Street Management, LLC, its
investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

LL Funding LLC, as a Purchaser

By:	Apollo Lincoln Fixed Income Fund, L.P., its
sole member

By:	Apollo Lincoln Fixed Income Management,
LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

ML Funding LLC, as a Purchaser

By:	Apollo Moultrie Credit Fund, L.P., its
sole member

By:	Apollo Moultrie Credit Fund Management,
LLC, its investment manager

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]

AAA Multi-Asset Credit Strategies Fund (Y), L.P., as a Purchaser

By:	Apollo Capital Management, L.P., its
investment manager

By:	Apollo Capital Management GP, LLC, its
general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Bally’s Corporation Note Purchase Agreement]